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A Decade of THE VULCAN WAY

2025 Proxy Statement and
Notice of Annual Meeting

Vulcan
Materials Company

Dear fellow shareholders,

I am pleased to invite you to our 2025 Annual Meeting of Shareholders on Friday, May 9, 2025, at 9:00 a.m., Central Daylight Time, to be held virtually via the internet. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this proxy statement.
ENHANCE OUR CORE, EXPAND OUR REACH
The Vulcan Way—doing the right thing, the right way, at the right time—was memorialized ten years ago to guide our business and deliver value to you, our shareholders, as well as our employees, the communities in which we live and work, and our customers. In 2024, the Vulcan Family lived out this guiding principle in the face of persistent inclement, and sometimes severe, weather, all while keeping each other safe and responding to the needs of our communities.
Our strategic focus on enhancing our core and expanding our reach is driving Vulcan’s future growth and sustainability. In 2024, our team executed on this strategy—enhancing our core business through the Vulcan Way of Selling and the Vulcan Way of Operating, and expanding our reach through four value-adding acquisitions in five of our top ten revenue states. In the fourth quarter, Vulcan completed the acquisitions of Wake Stone Corporation, a leading pure-play aggregates supplier in the Carolinas, and Superior Ready Mix Concrete, L.P., an integrated aggregates, asphalt and concrete producer in Southern California. The company also completed bolt-on acquisitions in both Alabama and Texas during the year. As the largest U.S. supplier of construction aggregates, we completed these acquisitions to add quality reserves to our portfolio and demonstrate consistency with our disciplined capital allocation priorities and aggregates-led strategy. And, as a result of our extraordinary cash generation, we have the balance sheet to support continued future expansion.
By enhancing our core business through the Vulcan Way of Operating, we achieved double-digit year-over-year improvement in aggregates cash gross profit per ton* each quarter of 2024. Eleven consecutive quarters of improvement in unit profitability show that the Vulcan Way of Operating, which leads to strong operational execution and cost discipline, is working. And the Vulcan Way of Selling has also allowed us to better serve our customers and enhance our profitability, as evidenced by the 11% increase in freight-adjusted aggregates pricing in 2024.
Our exceptional results for 2024 prove the soundness of our strategy and the strength of our people who are carrying it out every day. Last year, we delivered net earnings attributable to Vulcan of $911.9 million and Adjusted EBITDA* of $2,057.2 million, a $45.9 million increase from the prior year. Aggregates gross profit increased 5% to $1,816.7 million, and aggregates cash gross profit per ton* increased 12% to $10.61. Notably, we ended the year with aggregates cash gross profit per ton* of $11.50 for the fourth quarter, nearing our $11-12 longer-term goal.

The Vulcan Way—doing the right thing, the right way, at the right time—was memorialized ten years ago to guide our business and deliver value to you, our shareholders, as well as our employees, the communities in which we live and work, and our customers.

*
Adjusted EBITDA and aggregates cash gross profit per ton are non-GAAP financial measures. We provide a reconciliation of each of these measures to the most directly comparable GAAP financial measures in Annex A to this proxy statement.

Shareholder’s letter

WE WELCOME YOUR VIEWS
We communicate regularly with our shareholders and other key stakeholders throughout the year regarding all aspects of our business, including sustainability matters. These communications are of great value to us. Good governance depends on transparency, candor, and open lines of communication conducted in an environment of trust and respect. Your questions, ideas, criticisms, and suggestions make us better and stronger as a company and as leaders at Vulcan.
YOUR VOTE IS IMPORTANT
On or about March 24, 2025, we began mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2024 Annual Report to Shareholders, via the internet. Shareholders who do not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of the Notice of Annual Meeting, proxy statement, proxy card, and 2024 Annual Report to Shareholders, which we also began mailing on or about March 24, 2025. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Copies of our Notice of Annual Meeting, proxy statement, proxy card and 2024 Annual Report to Shareholders are available at www.proxyvote.com.
Whether you own one share or many, your prompt vote is appreciated. It is important that your shares of common stock are represented at the Annual Meeting so that a quorum may be established. Please read the proxy materials carefully and then vote your proxy as soon as possible. You may vote online, by telephone, or by mailing a completed proxy card. Additional information is provided in the proxy materials. If you attend the virtual Annual Meeting, you should follow the instructions at www.virtualshareholdermeeting.com/VMC2025 to vote during the meeting.
Thank you for your ongoing support and continued interest in Vulcan Materials Company. I look forward to your participation in our Annual Meeting.
Sincerely yours,

J. THOMAS HILL
Chairman and Chief Executive Officer
March 24, 2025

Dear fellow shareholders,

It is a privilege to continue serving as your independent lead director and, on behalf of the entire Board of Directors, thank you for entrusting us to oversee your investment in Vulcan. This past year, your Board of Directors continued to guide and oversee the management team on the implementation of Vulcan’s strategy to ensure that potential risks to the business are considered and managed. Vulcan’s outstanding results in 2024 demonstrate the durability of its business, strength of the management team, and Vulcan’s outstanding people across the enterprise. But the important work of the Board to test plans, advise on strategy, and assess future opportunities and challenges is never finished. We remain ever vigilant in overseeing your company.
One of my main priorities as independent lead director is to ensure that the Board is comprised of independent directors with relevant experience in top management roles across a range of businesses, industries and risks. We take a deliberate approach to Board composition to achieve the right mix in terms of experiences and skills. All of our directors bring unique and valuable insights to the Board to help Vulcan succeed. As we oversee Vulcan’s strategy, we understand that we can best do so by actively seeking experienced leaders as Board candidates with a variety of appropriate skills to oversee management of your company.
As your independent lead director, I firmly believe that ongoing engagement with shareholders is critically important to ensuring that Vulcan remains aligned with your interests. Your perspectives are valuable to us as we conduct our Board oversight responsibilities. We look forward to continuing our conversations with you and hearing your feedback and insight regarding the company.
I am proud to work closely with my fellow directors and Vulcan’s management team as we continue our work to drive durable shareholder value. On behalf of the entire Board, thank you for your continued support.
Sincerely yours,

O. B. GRAYSON HALL, JR.
Independent Lead Director
March 24, 2025
Vulcan’s exceptional results in 2024 demonstrate the durability of its business, strength of the management team, and Vulcan’s outstanding people across the enterprise.

Notice of Annual Meeting

MEETING INFORMATION
Date & Time Friday, May 9, 2025 at 9:00 a.m., Central Daylight Time	Access* The Annual Meeting can be accessed virtually at: www.virtualshareholder meeting.com/VMC2025	Record Date March 14, 2025
HOW TO VOTE
Online	By Phone	By Mail
Vote online at www.proxyvote.com.	Vote by phone by calling the number located on your proxy card.	If you received a printed version of these proxy materials, you may vote by mail.

NOTICE IS HEREBY GIVEN
that the 2025 Annual Meeting of Shareholders of Vulcan Materials Company will be held virtually via the internet, on Friday, May 9, 2025, at 9:00 a.m., Central Daylight Time.
Only shareholders of record as of the close of business on March 14, 2025 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting. Whether or not you plan to attend, we urge you to review these materials carefully and to vote online or by telephone, or, if you have received a paper copy of the proxy card, you may instead choose to vote by mailing your proxy card.
VOTING MATTERS

Proposal		Board Vote Recommendation	Page Reference
1.	Election of Directors	FOR each nominee	5
2.	Approval of 2025 Omnibus Long-Term Incentive Plan	FOR	19
3.	Advisory Vote on Compensation of our Named Executive Officers (Say On Pay)	FOR	30
4.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	31

*
We have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. If you plan to participate in the virtual meeting, please see “Annual Meeting and Voting Information” beginning on page 83 of this proxy statement. Shareholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the internet.

To participate in the Annual Meeting (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. If you are not a shareholder or do not have a control number, you may still access the Annual Meeting as a guest, but you will not be able to participate.

Proxy Summary

2024 PERFORMANCE HIGHLIGHTS
We executed on our two-pronged, durable growth strategy in 2024—enhancing our core and expanding our reach, ending the year having achieved aggregates cash gross profit per ton* of $11.50 in the fourth quarter, a significant milestone. Thanks to the continuing dedication of our people, and the leadership of our executive officers and our Board of Directors, we delivered a strong finish to the year and improvement in aggregates cash gross profit per ton* each quarter.
•
Deployed over $2 billion toward value-creating, strategic acquisitions, demonstrating consistency with our disciplined capital allocation priorities and aggregates-led growth strategy. These acquisitions add quality aggregates reserves to the company’s existing franchise in five of our top ten revenue states and expanded our presence into new, attractive growth areas.

•	Delivered $2.1 billion of Adjusted EBITDA* and expanded Adjusted EBITDA margin* by 190 basis points despite a challenging volume environment.
•
Delivered double-digit year-over-year gains in aggregates unit profitability throughout each quarter in 2024, despite a decrease in aggregates shipments resulting from extreme weather and demand headwinds.

•	Seven consecutive years of unit profitability improvement during a continuously shifting macro-economic backdrop demonstrates the durability of our uniquely positioned, aggregates-led business.

*
Adjusted EBITDA, aggregates cash gross profit, and Adjusted EBITDA margin are non-GAAP financial measures. We provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in Annex A to this proxy statement.

Vulcan Materials Company	1	2025 PROXY STATEMENT

Proxy Summary

BOARD INFORMATION

Name	Age	Committees	Director Since
Nominees for Terms Expiring in 2028
Lydia H. Kennard	70	Audit; Safety, Health and Environmental Affairs	2022
Kathleen L. Quirk	61	Executive; Audit; Finance	2017
David P. Steiner	64	Executive; Finance; Governance	2017
Lee J. Styslinger, III	64	Compensation & Human Capital; Governance	2013
Terms Expiring in 2026
Melissa H. Anderson	60	Compensation & Human Capital; Safety, Health and Environmental Affairs	2019
O. B. Grayson Hall, Jr.	67	Executive; Finance; Governance	2014
James T. Prokopanko	71	Compensation & Human Capital; Governance	2009
George A. Willis	60	Compensation & Human Capital; Safety, Health and Environmental Affairs	2020
Terms Expiring in 2027
Thomas A. Fanning	68	Executive; Audit; Compensation & Human Capital	2015
J. Thomas Hill	66	Executive	2014
Cynthia L. Hostetler	62	Finance; Governance	2014
Richard T. O’Brien	71	Executive; Audit; Safety, Health and Environmental Affairs	2008

The Board seeks a mix of directors with qualities that, together, create a high-functioning, diverse Board. All of our directors, other than Tom Hill, our Chairman and Chief Executive Officer (CEO), are independent. Each of our directors has proven leadership, sound judgment and a commitment to the success of the company. We have sought, and will continue to seek, experienced leaders with appropriate skills to oversee the management of the company.
GOVERNANCE HIGHLIGHTS
Review of Board Committee Structure
In 2024, the Governance Committee along with the Board of Directors undertook a review of the Board’s committee structure. In conjunction with that review, management engaged outside advisors to review the existing standing Committees of the Board and their respective charters. As a result of that review, the Governance Committee recommended to the Board several updates to each Committee’s charter and a refreshment of certain Committees’ compositions. These changes were unanimously approved by the Board and were implemented throughout the year and are described in further detail in “Corporate Governance – Committees of the Board of Directors” beginning on page 35 below.
Shareholder Engagement
We continued our corporate governance outreach efforts in 2024 and early 2025, reaching out to shareholders representing approximately 70% of our outstanding shares in order to foster and deepen relationships with our largest shareholders. Our discussions centered on the company’s sustainability efforts and corporate governance. Our corporate responsibility website,
Vulcan Materials Company	2	2025 PROXY STATEMENT

Proxy Summary

sustainability report and related items are not incorporated by reference into this proxy statement. We update the Board on our conversations with shareholders, and our directors take into account shareholder feedback when making decisions regarding the company’s policies and practices. We value the views of our shareholders and believe these dialogues are critically important to ensuring that we remain aligned with their interests.
Corporate Governance Practices
We are committed to strong corporate governance policies and practices and believe that this commitment is a critical element in achieving long-term shareholder value. The following list summarizes certain highlights of our governance policies and practices:
•	Majority voting for uncontested director elections
•	Independent lead director with defined duties
•	11 of 12 directors are independent
•	Clawback policy
•	Annual board and committee evaluations and self-assessments
•	Proxy access right for eligible shareholders
•	Mandatory director retirement age
•	Protections against director “overboarding”
•	Risk oversight by full board and committees with annual enterprise risk management review
•	Comprehensive new director orientation
•	Policies prohibiting hedging and pledging of our shares
•	Active shareholder engagement on sustainability and governance matters
•	Political contribution oversight by Governance Committee
•	Executive sessions of independent directors at every regular board meeting
•	Board review of safety and environmental performance at every regular board meeting
•	No shareholder rights plan
•	Diverse board in terms of background, experience, skills and tenure
•	Environmental, social and governance oversight by Governance Committee
•	Board participation in executive succession planning
Vulcan Materials Company	3	2025 PROXY STATEMENT

Proxy Summary

COMPENSATION HIGHLIGHTS
We believe that the results of the 2024 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, in the course of our shareholder outreach efforts, shareholders were generally supportive of our executive compensation program and the accompanying disclosures.
In order to align our executives’ interests with those of our shareholders, a substantial portion of our named executive officers’ (NEOs’) compensation is at-risk and will vary above or below target levels depending on company and share performance. As shown in the graphic below, in 2024, 90% of the compensation of our CEO and an average of 80% of the compensation of our other NEOs was variable and subject to performance factors.

1.
SOSARs refers to Stock-Only Stock Appreciation Rights. Restricted Stock refers to Restricted Stock Units (RSUs). Performance Shares refers to Performance Share Units (PSUs). See page 57 for more details.

We encourage you to read the more detailed description of our compensation program in “Compensation Discussion and Analysis” beginning on page 46 before voting on Proposal 3: Advisory Vote on Compensation of Our Named Executive Officers.
Vulcan Materials Company	4	2025 PROXY STATEMENT

Proposal One
Election of Directors

Our constituent documents provide that our Board shall be divided into three classes, with the term of office of one class expiring each year and the number of directors in each class being as nearly equal as possible. At the Annual Meeting, four individuals will be elected to serve for three-year terms expiring in 2028, or until their successors have been duly elected and qualified. Our Board, upon the recommendation of the Governance Committee, has nominated Lydia H. Kennard, Kathleen L. Quirk, David P. Steiner, and Lee J. Styslinger, III as directors to serve three-year terms expiring in 2028.
In accordance with the bylaws of the company, our Board of Directors is required to be composed of not fewer than nine nor more than thirteen directors.
Board Composition and Director Qualifications
Directors are responsible for reviewing and approving corporate strategy and overseeing the management of the company to assure that the long-term interests of the shareholders are being served. The Board believes that it needs a diverse skill set among its members to be able to respond to the needs of management and the company. The Governance Committee and full Board annually review the overall composition of the Board in order to ensure that Board members have the appropriate mix of skills and experience to best serve the company and its shareholders. The Governance Committee and the Board use a director skills matrix, a version of which is included below, in conducting this review.
The Governance Committee is also responsible for evaluating each director’s individual performance and contributions to the Board, as well as each director’s qualifications, skills, independence and competence, prior to recommending an existing director to the Board for re-nomination.
The following pages list the four directors nominated for re-election at the 2025 Annual Meeting and the eight directors with continuing terms that expire in subsequent years, as well as biographical information for all directors.
Your Board of Directors recommends a vote “FOR” the election of Lydia H. Kennard, Kathleen L. Quirk, David P. Steiner, and Lee J. Styslinger, III as directors for three-year terms expiring in 2028.
Vulcan Materials Company	5	2025 PROXY STATEMENT

Proposal One

DIRECTOR COMPETENCIES

Vulcan Materials Company	6	2025 PROXY STATEMENT

Proposal One

NOMINEES FOR THREE-YEAR TERM EXPIRING IN 2028

Lydia H. Kennard
Age: 70	Director Since: 2022	Committees: Audit; Safety, Health and Environmental Affairs
Career Highlights
President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions, Glendale, California (a leading provider of construction management services for public infrastructure projects) since 2007; founding principal of KDG Aviation (an operator and developer of general aviation facilities) since 2007.

Other Public Company Directorships • Prologis, Inc. • Freeport-McMoRan, Inc.
Skills and Qualifications
•
Ms. Kennard serves in a dual capacity as President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions (QES). KDG Construction Consulting provides program and construction management services to public and institutional clients throughout California and the Western United States. QES provides pavement engineering and construction inspection services throughout North America. Since 2007, she has also served as a founding principal of KDG Aviation, an operator and developer of general aviation facilities. Ms. Kennard served on the board of directors of AECOM from 2020 to 2025.
•
From August 1999 through November 2003 and again from October 2005 through February 2007, Ms. Kennard served as the Chief Executive Officer of Los Angeles World Airports (LAWA), the nation’s second largest airport system, which includes Los Angeles International (LAX). During her tenure, she managed approximately 3,000 employees and annual budget of nearly $1 billion.
•
She served as a Trustee of the University of Southern California from 2005 until her election as a Life Trustee of the University in June 2020.
•
She holds a juris doctor degree from Harvard Law School, a master’s degree in City Planning from the Massachusetts Institute of Technology, and a bachelor’s degree in Urban Planning and Management from Stanford University.
•
Ms. Kennard’s career has spanned corporate law, real estate development, and urban planning, and her experience as a successful CEO in the infrastructure construction management space and her diverse perspective add valuable insights to the Board.

Vulcan Materials Company	7	2025 PROXY STATEMENT

Proposal One

NOMINEES FOR THREE-YEAR TERM EXPIRING IN 2028

Kathleen L. Quirk
Age: 61	Director Since: 2017	Committees: Executive; Audit; Finance
Career Highlights
President and Chief Executive Officer of Freeport-McMoRan Inc., Phoenix, Arizona (a leading international mining company and the world’s largest publicly traded copper producer); Director of the Board since 2021; Executive Vice President and Chief Financial Officer from 2007 to 2021.

Other Public Company Directorships • Freeport-McMoRan, Inc.
Skills and Qualifications
•
Ms. Quirk is President and Chief Executive Officer of Freeport-McMoran, Inc., a leading international mining company. She has over 30 years of experience in the Freeport organization and has been instrumental in Freeport’s strategic planning. Prior to being named Chief Executive Officer, Ms. Quirk served as Freeport’s Chief Financial Officer since 2003.
•
She received her bachelor’s degree in accounting from Louisiana State University.
•
Ms. Quirk’s strong finance and accounting background, including her status as an “audit committee financial expert,” makes her well qualified to serve as the Chair of our Audit Committee and a member of our Finance Committee. She also brings to our Board extensive experience in working with debt and equity markets along with a deep knowledge of tax, investor relations, corporate development and treasury management.
•
With over 30 years’ experience in the mining industry, Ms. Quirk has a keen understanding of the operational, governmental and regulatory issues facing our industry.

Vulcan Materials Company	8	2025 PROXY STATEMENT

Proposal One

NOMINEES FOR THREE-YEAR TERM EXPIRING IN 2028

David P. Steiner
Age: 64	Director Since: 2017	Committees: Executive; Finance; Governance
Career Highlights
Retired; Former President and Chief Executive Officer of Waste Management, Inc., Houston, Texas (a leading provider of integrated waste management services in North America) from March 2004 to November 2016.

Other Public Company Directorships • FedEx Corporation
Skills and Qualifications
•
Prior to being named Chief Executive Officer of Waste Management, Inc., Mr. Steiner served in various capacities with Waste Management, including as Executive Vice President and Chief Financial Officer from 2003 to 2004, and as Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003.
•
He serves on the board of directors of FedEx Corporation and formerly served on the boards of TE Connectivity Ltd. (previously known as Tyco Electronics, Ltd.) and Waste Management, Inc.
•
Mr. Steiner earned his bachelor’s degree in accounting from Louisiana State University and holds a Juris Doctor from the University of California, Los Angeles, School of Law.
•
Mr. Steiner brings to our Board valuable insight into business, leadership and management issues facing large industrial companies. His experience as CEO of Waste Management, Inc. and as chair of the governance, safety and public policy committee of FedEx Corporation makes him well qualified to serve on our Governance and Finance Committees. His experience on the Board of Directors of AMP Robotics Corp. provides our Board with additional insights related to artificial intelligence.
•
Additionally, he brings to our Board a keen understanding of issues involving trucking and logistics management and land use, key components of our business.

Vulcan Materials Company	9	2025 PROXY STATEMENT

Proposal One

NOMINEES FOR THREE-YEAR TERM EXPIRING IN 2028

Lee J. Styslinger, III
Age: 64	Director Since: 2013	Committees: Compensation & Human Capital; Governance
Career Highlights
Former Chairman (2011-2021) and Chief Executive Officer (1997-2021) of Altec, Inc., Birmingham, Alabama (a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally).

Other Public Company Directorships • Regions Financial Corporation
Skills and Qualifications
•
Mr. Styslinger serves as a Director of the Board of Altec, which has products and services in over 100 countries, and has over 20 years’ experience leading companies engaged in the heavy equipment industry. He previously served as Co-Chairman of Altec, President from 1994 to 1997, President and Chief Executive Officer from 1997 to 2011, and Chairman and Chief Executive Officer from 2011 to 2021. He served on the board of directors of Workday, Inc. from 2016 to 2023.
•
He serves on the boards of many educational, civic and leadership organizations, including the Harvard Business School and the National Association of Manufacturers. He was appointed to the President’s Export Council, advising the President of the United States on international trade policy from 2006 to 2008. In 2017, Mr. Styslinger served on the President’s Manufacturing Council, and he currently serves on the President’s Advisory Committee for Trade Policy and Negotiations.
•
He received his Bachelor of Arts from Northwestern University and a Master of Business Administration from Harvard University.
•
Mr. Styslinger brings to our Board a wealth of management and business experience running a large company in today’s global market. Additionally, his expertise in the heavy equipment industry greatly benefits Vulcan, which is a major purchaser of heavy machinery and equipment.

Vulcan Materials Company	10	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2026

Melissa H. Anderson
Age: 60	Director Since: 2019	Committees: Compensation & Human Capital; Safety, Health and Environmental Affairs
Career Highlights
Executive Vice President, Chief People and Transformation Officer of Albemarle Corporation, Charlotte, North Carolina (a leader in the global specialty chemicals industry) since 2024; Senior Vice President and Chief People Officer of Albemarle Corporation from 2021 to 2024; Executive Vice President and Chief Human Resources Officer of Duke Energy Corporation, Charlotte, North Carolina (one of the largest energy holding companies in the U.S.) from 2015 to 2020; Senior Vice President of Human Resources of Domtar Corporation, Fort Mill, South Carolina (a leading provider of fiber-based paper and personal care products) from 2010 to 2015; Senior Vice President of Human Resources and Government Relations of The Pantry Inc., Sanford, North Carolina (a leading independently operated convenience store chain) from 2006 to 2010; Vice President of Human Resources of Global Financing of IBM Corp., Armonk, New York (a multinational information technology company) from 2003 to 2006.

Skills and Qualifications
•
Ms. Anderson is Executive Vice President, Chief People and Transformation Officer of Albemarle Corporation and has worked as the top human resources executive for four publicly traded companies over the past 15 years.
•
She serves on the boards of several charitable and industry-focused organizations, including as the immediate past chair of the largest global HR organization, Society of HR Management, and the HR Policy Association. She is also a member of the Center for Executive Succession at the University of South Carolina’s Darla Moore School of Business.
•
She received a Bachelor of Science in industrial relations from the University of North Carolina at Chapel Hill and a Master of Science in industrial and labor relations from Cornell University.
•
Ms. Anderson has led large cultural and talent transformations across multiple industries and brings deep expertise in succession planning, executive development and executive compensation to the Board.

Vulcan Materials Company	11	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2026

O. B. Grayson Hall, Jr.
Age: 67	Director Since: 2014	Committees: Executive; Finance; Governance
Career Highlights
Retired; Former Executive Chairman of Regions Financial Corporation, Birmingham, Alabama (one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services) and Regions Bank from July 2018 to December 2018; Chairman and Chief Executive Officer from December 2017 to July 2018; Chairman, President and Chief Executive Officer from 2013 to 2017; President and Chief Executive Officer from 2010 to 2013.

Other Public Company Directorships • Alabama Power Company
Skills and Qualifications
•
Mr. Hall is the former Chairman and Chief Executive Officer of Regions Financial Corporation. He joined Regions in 1980 and served in roles of increasing responsibility, including operations, technology and commercial banking.
•
He is a former Class A Director of the Federal Reserve Bank of Atlanta, and he is active in many civic and leadership organizations, including the Economic Development Partnership of Alabama and the Birmingham Business Alliance.
•
He graduated from the University of the South with a bachelor’s degree in economics. He also received a Master of Business Administration from the University of Alabama and is a graduate of the Stonier Graduate School of Banking, University of Pennsylvania.
•
Mr. Hall brings extensive management and business experience to our Board as well as a deep understanding of complex issues facing public companies. He further provides our Board with valuable experience in banking, finance and capital markets. In addition, as the former Chief Executive Officer of Regions, he has a substantial background in issues related to cybersecurity.

Vulcan Materials Company	12	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2026

James T. Prokopanko
Age: 71	Director Since: 2009	Committees: Compensation & Human Capital; Governance
Career Highlights
Retired; Former President and Chief Executive Officer of The Mosaic Company, Plymouth, Minnesota (a leading producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry) from January 2007 to August 2015; Senior Advisor from August 2015 until his retirement in January 2016.

Other Public Company Directorships • Regions Financial Corporation • Xcel Energy Inc.
Skills and Qualifications
•
Mr. Prokopanko joined The Mosaic Company in 2006 and served in various capacities, including as President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer. Prior to joining Mosaic, he was with Cargill, Inc., where he served in a wide range of leadership positions, including as Corporate Vice President of Cargill Procurement, a leader of Cargill’s Ag Producer Services Platform and Vice President of the North America crops inputs business.
•
Mr. Prokopanko has a bachelor’s degree in computer science from the University of Manitoba and a Master of Business Administration from the University of Western Ontario.
•
His experience serving as the principal interface between management and the board at a New York Stock Exchange (NYSE)-listed company facilitates our Board’s performance of its oversight function.
•
Mr. Prokopanko’s executive management experience provides our Board with valuable insight into business, leadership and management issue, and he has been through a full economic cycle on our Board as a result of his tenure. Additionally, he brings to our Board considerable knowledge of issues facing a company engaged in extraction.

Vulcan Materials Company	13	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2026

George A. Willis
Age: 60	Director Since: 2020	Committees: Compensation & Human Capital; Safety, Health and Environmental Affairs
Career Highlights
Retired; Former President, U.S. Operations of UPS, Atlanta, Georgia (a global leader in logistics, distribution, transportation and freight services) from 2018 to 2020; President, West Region from 2015 to 2018; President, UK, Ireland and Nordics District from 2013 to 2015.

Skills and Qualifications
•
Mr. Willis is the former President, U.S. Operations of UPS, with more than 35 years’ experience in logistics and operations, including in managing a diverse transportation product portfolio in a range of domestic and international markets. He served on the board of directors of Atlas Air Worldwide Holdings, Inc. from 2022 to 2023.
•
He served on UPS’s Management Committee, which is responsible for long-term strategy and operating plans for the company’s worldwide operations.
•
Mr. Willis has a long history of board membership and community involvement. He currently serves on the Board of Directors of JM Huber Corporation and Airlines for America and is a member of the Executive Leadership Council.
•
He holds a bachelor’s degree in business administration and management from Trinity College and completed the Columbia Executive Education Program and the Yale CEO College Program.
•
Mr. Willis’ veteran leadership in logistics and operations provides our Board with invaluable insight on matters critical to our business.

Vulcan Materials Company	14	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2027

Thomas A. Fanning
Age: 68	Director Since: 2015	Committees: Executive; Audit; Compensation & Human Capital
Career Highlights
Retired; Former Chairman of the Board, President and Chief Executive Officer of Southern Company, Atlanta, Georgia (one of the largest energy companies in the U.S. and a leading U.S. producer of energy) from 2010 to 2023.

Skills and Qualifications
•
Mr. Fanning is the former Chairman, President and Chief Executive Officer of Southern Company. He worked for Southern Company for more than 40 years and held 15 different positions in 8 different business units, including numerous officer positions with a variety of Southern Company subsidiaries in the areas of finance, strategy, international business development and technology. Mr. Fanning also previously served as Chief Financial Officer of Southern Company, where he was responsible for the accounting, finance, tax, investor relations, treasury and risk management functions.
•
As Co-chairman of both the Electricity Subsector Coordinating Council and Tri-Sector Coordinating Council, Mr. Fanning plays a leading role in national efforts to prevent and respond to cyber and physical terrorism for the U.S. electric system. As Chairman of the Cybersecurity & Infrastructure Security Agency’s Advisory Committee and Chair of the Institute of Nuclear Power Operations, Mr. Fanning has particular expertise with respect to energy policy, the economy, cybersecurity and national security.
•
He holds undergraduate and master’s degrees from the Georgia Institute of Technology and has completed several executive education programs.
•
As the former CEO of a large public utility, Mr. Fanning provides our Board with valuable business, leadership and management skills. His prior service as CFO of Southern Company and Chairman of the Federal Reserve Bank of Atlanta makes him well qualified to serve on our Audit Committee. Additionally, he brings to our Board a deep understanding of key issues facing an industrial company, including governmental and regulatory issues, and safety, health and environmental matters.

Vulcan Materials Company	15	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2027

J. Thomas Hill
Age: 66	Director Since: 2014	Committees: Executive
Career Highlights Chairman of the Board of the company since January 2016 and Chief Executive Officer since July 2014.
Other Public Company Directorships • Regions Financial Corporation
Skills and Qualifications
•
Mr. Hill is Chairman and Chief Executive Officer of the company. He has been with the company for over 30 years, serving in a variety of operations and general management assignments of increasing responsibility. He was elected Chairman effective January 2016 and President and Chief Executive Officer in July 2014. He served as President through September 2023. He previously served as Executive Vice President and Chief Operating Officer from January 2014 until July 2014, and Senior Vice President—South Region from December 2011 to December 2013. He has also served as President of the company’s former Florida Rock Division and its Southwest Division.
•
Mr. Hill has served in leadership positions in a number of industry trade groups, including the Texas Concrete and Aggregates Association, the Florida Concrete and Products Association and the National Stone, Sand and Gravel Association. In addition, he has previously served on the boards of the U.S. Chamber of Commerce and the United Way of Central Alabama.
•
He is a graduate of the University of Pittsburgh and the Wharton School of Business, Executive Management Program.
•
Mr. Hill has over 30 years’ experience in the aggregates industry, including extensive experience with the company in operations and management over a wide variety of geographic regions.

Vulcan Materials Company	16	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2027

Cynthia L. Hostetler
Age: 62	Director Since: 2014	Committees: Finance; Governance
Career Highlights
Trustee of Invesco Funds, Atlanta, Georgia (international mutual funds) since 2017; Director of Textainer Group Holdings Limited (lessor of intermodal containers) from 2021 to 2024; Director of Genesee & Wyoming Railroad Inc. (freight rail provider) from 2018 to 2020; Trustee of Aberdeen International Funds, New York, New York (international mutual funds) from 2013 to 2017; Director of Artio Global Funds, New York, New York (international mutual funds) from 2010 to 2013; Director of Edgen Group Inc., Baton Rouge, Louisiana (energy infrastructure) from 2012 to 2014; Head of Investment Funds, Overseas Private Investment Corporation, Washington, D.C. (international investment funds) from 2001 to 2009; President, First Manhattan Bancorporation, New York, New York (financial services) from 1990 to 2006.

Other Public Company Directorships • Resideo Technologies, Inc. • TriLinc Global Impact Fund, LLC
Skills and Qualifications
•
Ms. Hostetler is the former Head of Investment Funds at the Overseas Private Investment Corporation, and a former president of a regional bank and bank holding company.
•
She began her career as a corporate lawyer with Simpson Thacher & Bartlett in New York.
•
She serves on the board of the Investment Company Institute, the leading registered funds professional organization, as well as the Independent Directors Council, the professional group for independent directors of mutual funds.
•
Ms. Hostetler earned her bachelor’s degree from Southern Methodist University and holds a Juris Doctor from the University of Virginia School of Law.
•
Ms. Hostetler brings to our Board significant financial, investment and audit committee experience and has developed risk assessment skills through her bank, private equity and mutual fund leadership. She is an experienced public and investment company board member, having served on a number of public and private company boards, with committee chair positions that include audit, nominating and governance and investment management.

Vulcan Materials Company	17	2025 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2027

Richard T. O’Brien
Age: 71	Director Since: 2008	Committees: Executive; Audit; Safety, Health and Environmental Affairs
Career Highlights
Independent consultant since October 2015; Former President and Chief Executive Officer of Boart Longyear Limited, Salt Lake City, Utah (an international provider of drilling services, drilling equipment and performance tooling for mining and drilling companies) from 2013 to 2015; Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company) from 2007 to February 2013.

Other Public Company Directorships • New Gold Inc. • Xcel Energy Inc.
Skills and Qualifications
•
Mr. O’Brien became a director of Ma’aden (a Saudi Arabian mining company) in December 2017 and is a member of its executive committee. Mr. O’Brien previously served as a director of Pretium Resources Inc. from 2019 to 2022, Newmont Mining Corporation from 2007 to 2013 and Inergy L.P. from 2006 to 2012.
•
His work includes extensive experience with NYSE-listed companies in finance and accounting, operations and strategic business planning.
•
Mr. O’Brien earned his bachelor’s degree in economics from the University of Chicago and holds a Juris Doctor from the Lewis and Clark Law School.
•
Having served as CFO of four different public companies and as an “audit committee financial expert,” Mr. O’Brien provides the Board with considerable experience and acumen in financial reporting and accounting matters.
•
As a result of his tenure as CEO and CFO of Newmont Mining, Mr. O’Brien brings to the Board significant experience and knowledge of the mining and extraction industry. This gives him insight into the risks facing the company, particularly with respect to safety, health and environmental issues, and provides him with the tools to effectively assist in overseeing those risks.

Your Board of Directors recommends a vote “FOR” the election of Lydia H. Kennard, Kathleen L. Quirk, David P. Steiner, and Lee J. Styslinger, III as directors.

Vulcan Materials Company	18	2025 PROXY STATEMENT

Proposal Two
Approval of 2025 Omnibus Long-Term Incentive Plan

General Information
The Compensation and Human Capital Committee and the Board of Directors have adopted the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan (2025 Plan), subject to shareholder approval. If our shareholders approve the 2025 Plan, it will become effective on May 9, 2025 (Effective Date), replacing our current stock incentive plan, the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan (2016 Plan), which expires May 12, 2026. If approved, the 2025 Plan will serve as the sole equity incentive compensation plan under which future awards may be granted.
Shareholder approval of the 2025 Plan is required to comply with applicable NYSE rules and allow the grant of incentive stock options to employee participants in the 2025 Plan.
The following discussion is qualified by and subject to the terms of the 2025 Plan, a copy of which is attached as Annex B to this proxy statement. We will promptly provide, upon request and without charge, a copy of the full text of the 2025 Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to our Investor Relations Department at 1200 Urban Center Drive, Birmingham, Alabama 35242. An electronic copy of the 2025 Plan is also available free of charge as Annex B to the electronic version of this proxy statement on the SEC’s website at www.sec.gov. Shareholders should refer to the 2025 Plan for more complete and detailed information about the 2025 Plan.
Approval of the 2025 Plan should provide us with the flexibility and resources we need to use equity compensation and other incentive awards to continue to attract, retain and motivate talented employees, directors and consultants who are important to Vulcan’s long-term growth and success. The Board believes that our equity compensation program, as implemented under the 2016 Plan and enhanced under the 2025 Plan, positions Vulcan to remain competitive with comparable companies in our industry. The Board also believes that the 2025 Plan will incentivize eligible participants to achieve our business objectives and build shareholder value. In these ways, the 2025 Plan is intended to enhance the alignment of our employees’ and directors’ interests with those of our shareholders. If our shareholders do not approve the 2025 Plan, the Board and the Compensation and Human Capital Committee will reevaluate Vulcan’s compensation alternatives, given that the 2016 Plan expires on May 12, 2026.
“Best Practices” Integrated Into Vulcan’s Equity Compensation Program and the 2025 Plan
Our compensation practices and the 2025 Plan include a number of features that the Board believes reflect responsible compensation and governance practices and promote the interests of Vulcan’s shareholders, including the following:
•
Prudent Share Request and Efficient Use of Equity. Under the terms of the 2025 Plan, no more than 8,200,000 shares of common stock will be authorized for issuance under the 2025 Plan (subject to adjustment for anti-dilution purposes) without prior shareholder approval. If the 2025 Plan is adopted by our shareholders, no further grants will be made under the 2016 Plan. As of March 1, 2025, approximately 3,176,516 shares remained available for the grant of awards under the 2016 Plan. These shares will not be rolled into the 2025 Plan. Vulcan is committed to the efficient use of equity awards and is mindful of ensuring that our equity compensation program does not overly dilute the holdings of existing shareholders. See “Historical Annual Share Usage” below.

Your Board of Directors recommends a vote “FOR” the approval of the 2025 Omnibus Long-Term Incentive Plan.

Vulcan Materials Company	19	2025 PROXY STATEMENT

Proposal Two

•
No Stock Option or Stock Appreciation Right (SAR) Repricings without Shareholder Approval. The 2025 Plan, like the 2016 Plan, prohibits the repricing of stock options or SARs without shareholder approval. This limitation under the 2025 Plan applies to (i) direct repricings (lowering the exercise price of an option or SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is underwater in exchange for cash, for options or SARs with an exercise price less than that applicable to the original option or SAR, or for another equity award), and (iii) any other action that would be treated as a repricing under NYSE rules (subject to anti-dilution adjustments).

•
Minimum Vesting Requirements. The 2025 Plan generally imposes minimum vesting periods of one year, subject to certain exceptions as described in “Administration; Amendment and Termination; Minimum Vesting Requirements” below. Our historical practice generally has been to impose three-year vesting periods for employee equity awards.

•
Double Trigger Vesting on a Change of Control. The 2025 Plan generally provides that awards will not vest upon a change of control of Vulcan unless: (i) awards are not assumed, substituted or continued by the surviving company, or (ii) even if such awards are assumed, substituted or continued by the surviving company, only upon a participant’s termination of employment or service without cause or for good reason within specified time periods related to the change of control.

•
Prudent Change of Control Provisions. The 2025 Plan includes prudent change of control triggers, such as requiring a change in beneficial ownership of more than 30% of our voting stock or consummation (rather than shareholder approval) of a significant merger or other transaction in order for a “change of control” to be deemed to have occurred.

•
Conservative Share Management Provisions. The share reserve under the 2025 Plan is reduced by one share for each share issued pursuant to an option or SAR and by 1.8 shares for each share issued pursuant to a full value award (as defined below under “Share Limitations”). This helps to further manage the potential dilutive effect of the 2025 Plan since shares subject to full value awards count more heavily against the share reserve.

•
Prohibition of Certain Share Recycling or “Liberal Share Counting” Practices. The 2025 Plan does not allow shares to be added back to the maximum share limitation under the 2025 Plan if they were (i) withheld from an award or delivered by a participant to satisfy tax withholding requirements for awards, (ii) not issued or delivered as a result of the net settlement of an outstanding 2025 Plan option or SAR, (iii) withheld or delivered to pay the exercise price related to an outstanding 2025 Plan option or SAR or (iv) repurchased on the open market with the proceeds of the exercise price.

•
Forfeiture and Recoupment; Clawback Policy. The 2025 Plan authorizes the Administrator to require forfeiture and/or recoupment of a participant’s plan benefits if the participant engages in certain types of detrimental conduct and to require that a participant be subject to our compensation recovery policies or similar policies that are applicable to the participant or that are imposed under applicable laws. Participants who are executive officers will also be subject to our clawback policy, and participants may also be subject to any other applicable compensation recovery policy or similar policies adopted by Vulcan from time to time or imposed under award agreements or applicable laws. Our clawback policy provides for the recovery of certain cash- and/or equity-based incentive compensation paid to a covered officer in the event that such officer received incentive compensation based on financial results that are subsequently restated due to the officer’s misconduct.

•
Stock Ownership Guidelines. Under our Stock Ownership Guidelines, Vulcan’s executive officers, other selected officers and employees and members of our Board are subject to minimum stock ownership guidelines, and, with respect to covered employees, equity retention requirements.

•
Independent Committee Administration. Like the 2016 Plan, the 2025 Plan will be administered by the Compensation and Human Capital Committee. All members of our Compensation and Human Capital Committee are non-management directors who are intended to be “independent” under NYSE listing standards, SEC rules and regulations and the Board’s Director Independence Criteria. In addition, each Compensation and Human Capital Committee member is intended to be a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).

•
No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards (other than options or SARs) issued under the 2025 Plan may only be paid if and to the extent the award has vested or been earned; no dividends may be paid on options or SARs.

•
Prohibition Against Hedging and Pledging. Vulcan prohibits directors and officers from pledging Vulcan shares as collateral for loans or any other purpose, and from engaging in short sales of Vulcan stock or similar transactions intended to hedge or offset the market value of Vulcan stock owned by them.

•	Reasonable Plan Duration. The 2025 Plan is limited to a 10-year term and no awards may be granted under the 2025 Plan after May 8, 2035.
•
No Discounted Stock Options or SARs and Limit on Option and SAR Terms. The 2025 Plan requires that stock options and SARs have an exercise price equal to or greater than the fair market value of our common stock on the date of grant, consistent with current practices under the 2016 Plan. In addition, the term of an option or SAR is limited to 10 years.

Vulcan Materials Company	20	2025 PROXY STATEMENT

Proposal Two

•
Limitation on Non-Employee Director Awards. The 2025 Plan provides that the maximum number of shares subject to awards granted during any 12-month period to a non-employee director, together with any cash fees paid during the 12-month period for service as a non-employee director, may not exceed $1,500,000 in total value (calculating the value of awards based on the fair market value per share on the grant date).

•	Limits on Transferability of Awards. The 2025 Plan does not permit awards to be transferred for value or other consideration.
•
No “Evergreen” Provision. The 2025 Plan requires shareholder approval of any additional authorization of shares (other than adjustments for anti-dilution purposes), rather than permitting an annual “replenishment” of shares under an “evergreen” plan provision.

Approval of the 2025 Plan will position Vulcan to continue and expand these best practices.
Additional Information Regarding Equity Awards
Outstanding Awards and Share Reserves
The following table provides additional information regarding outstanding equity awards and shares available for future awards under the 2016 Plan and the 2006 Omnibus Long-Term Incentive Plan (2006 Plan) as of March 1, 2025 (determined, in the case of outstanding performance-based awards, based upon the maximum number of shares that may be delivered). Awards granted under the 2016 Plan and the 2006 Plan that are outstanding on the Effective Date will continue in accordance with their terms, and thus shares subject to such awards will be issued if and to the extent provided under such award terms. As of March 1, 2025, approximately 3,176,516 shares remained available for the grant of awards under the 2016 Plan. These shares will not be rolled into the 2025 Plan. As of March 1, 2025, there were a total of 132,271,184 shares of our common stock outstanding.

Name of Incentive Plan	Total Shares Underlying Outstanding SAR Awards(1) (#)	Weighted Average Exercise Price of Outstanding SAR Awards ($)	Weighted Average Remaining Contractual Life of Outstanding SAR Awards (Years)	Total Shares Underlying Outstanding Unvested, Time-Based Restricted Stock Units (#)	Total Shares Underlying Outstanding Unvested, Performance- Based Restricted Stock Units(2) (#)	Total Shares Currently Available for Grant (#)
2006 Omnibus Long-Term Incentive Plan(1)	3,000	92.69	0.96	41,682	0	0
2016 Omnibus Long-Term Incentive Plan	467,097	175.35	6.29	337,597	335,714	3,176,516

(1)	Represents outstanding awards granted under the 2006 Plan. No additional awards may be granted under the 2006 Plan.
(2)	Share amounts are determined based upon the maximum number of shares that may be delivered pursuant to these performance-based awards.
As noted above, the 2016 Plan expires on May 12, 2026 and no further awards may be granted under the 2016 Plan after May 12, 2026. We do not intend to grant any awards under the 2016 Plan between March 1, 2025 and the Effective Date. If the 2025 Plan is approved by the shareholders, no awards will be granted under the 2016 Plan after the Effective Date. However, if our shareholders do not approve the 2025 Plan, the company expects to continue to grant awards under the 2016 Plan until the expiration of the 2016 Plan on May 12, 2026.
Historical Annual Share Usage
The following table provides, for each of the past three fiscal years, information regarding (i) appreciation awards (stock options and SARs) granted, exercised and forfeited; (ii) full value, time-based equity awards granted, vested and forfeited and (iii) full value, performance-based equity awards granted, vested and forfeited/canceled. The table provides aggregate share totals for all such awards from the 2016 Plan to all plan participants (including, but not limited to, our executive officers). For information regarding the terms, conditions and vesting requirements of the awards referenced in the table below, see “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Incentives” above.
Vulcan Materials Company	21	2025 PROXY STATEMENT

Proposal Two

	Shares Underlying SAR Awards(1) (#)	Shares Underlying Full Value, Time-Based Equity Awards(2) (#)	Shares Underlying Full Value, Performance- Based Equity Awards(3) (#)
Non-Vested as of December 31, 2021	140,004	205,280	692,658
Granted in 2022	69,015	76,036	233,650
Vested in 2022	70,750	86,326	353,776
Forfeited in 2022	0	9,502	16,064
Non-Vested as of December 31, 2022	138,269	185,488	556,468
Granted in 2023	61,960	133,902	252,020
Vested in 2023	69,956	63,722	268,474
Forfeited in 2023	5,116	18,995	26,046
Non-Vested as of December 31, 2023	125,157	236,673	513,968
Granted in 2024	60,730	71,087	220,140
Vested in 2024	63,389	61,320	380,390
Forfeited in 2024	0	10,864	16,690
Non-Vested as of December 31, 2024	122,498	235,576	337,028

(1)	The shares reflected in this column are subject to awards in the form of SOSARs.
(2)
The shares reflected in this column are subject to awards in the form of RSUs. The shares indicated represent the number of shares that the participants may earn under the associated RSU award agreements.

(3)
The shares reflected in this column are subject to awards in the form of PSUs. The number of shares represents the maximum number of shares that the participants may earn under the associated PSU award agreements.

Burn Rate. Burn rate is a measure of dilution that shows how rapidly a company is depleting its shares reserved for issuance under equity compensation plans. Our burn rate for the fiscal year ended December 31, 2024 was 0.18%. Following the Institutional Shareholder Services (ISS) methodology, our three-year average burn rate is 0.20%, which is well below our applicable ISS burn rate industry benchmark of 0.77%.
Overhang. Our overhang (a measure of shares subject to stock-based awards outstanding or reserved for future grants as a percentage of shares issued and outstanding) as of March 1, 2025 was 3.2%. If the 8,200,000 shares proposed to be authorized for grant under the 2025 Plan are included in the calculation, our overhang would be 6.6%. As of March 1, 2025, the maximum aggregate number of shares remaining available for issuance under the 2016 Plan was 3,176,516 shares. These shares will not be added to or otherwise increase the number of shares to be made available under the 2025 Plan. Between March 1, 2025 and May 9, 2025, no future awards will be granted under the 2016 Plan or any prior stock incentive plan. However, awards that are outstanding under the 2016 Plan and any prior plans will continue in accordance with their respective terms.
Description of 2025 Plan
Share Limitations
The maximum aggregate number of shares of common stock that we may issue or deliver pursuant to awards granted under the 2025 Plan is 8,200,000 shares (subject to adjustment for anti-dilution purposes as provided in the 2025 Plan). Of this number, the maximum number of shares of common stock that we may issue pursuant to incentive stock options under the 2025 Plan is 8,200,000 shares (subject to anti-dilution adjustments as described in the 2025 Plan).
For purposes of determining the number of shares of common stock to be counted against the maximum share limits described above, each share of common stock subject to an option or SAR will be counted against the limit as one (1) share, and each share of common stock subject to an award other than an option or SAR that is settled in stock (full value award) will be counted against the limit as 1.8 shares (unless the Administrator (as defined below under “Administration; Amendment and Termination; Minimum Vesting Requirement”) adopts different share counting rules that it deems appropriate). In addition, the following shares will be counted against the limits described above and will not be available for re-issuance: (i) shares withheld or delivered by a participant to satisfy tax withholding requirements for an award; (ii) shares not issued or delivered as a result of the net settlement of an outstanding award; (iii) shares withheld or delivered to pay the exercise price related to an outstanding option or SAR; and (iv) shares repurchased on the open market with the proceeds of the exercise price of an option.
Vulcan Materials Company	22	2025 PROXY STATEMENT

Proposal Two

In calculating the 2025 Plan share limitations described above, the following shares will not be included: (i) shares subject to an award (or any portion of an award) that is canceled, terminates, expires, is forfeited or lapses for any reason; (ii) awards settled in cash; (iii) dividends, including dividends paid in shares; and (iv) any shares subject to an award other than an option or SAR that are not issued for any reason, including by reason of failure to achieve maximum performance goals.
Shares issued under the 2025 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving Vulcan acquiring another entity will not reduce the maximum number of shares available for delivery under the 2025 Plan. Available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2025 Plan and will not reduce the maximum number of shares available under the 2025 Plan, subject to applicable stock exchange listing requirements.
The number of shares reserved for issuance under the 2025 Plan and certain other 2025 Plan provisions are subject to adjustment in the event of a change in the outstanding shares of our common stock (due to a merger, change of control, consolidation, recapitalization, stock split, stock dividend or similar transaction or event), as provided in the 2025 Plan.
On February 28, 2025, the closing sales price of our common stock as reported on NYSE was $247.31 per share.
Award Limitations
The 2025 Plan limits awards to non-employee directors. The maximum number of shares that may be subject to awards granted to any non-employee director in any 12-month period, taken together with any cash fees paid during such 12-month period to such non-employee director in respect of service as a member of the Board, shall not exceed $1,500,000 in total value (calculating the value of any such awards based on the fair market value per share of common stock on the date of grant of such an award).
The participant award limitations and the terms of awards are subject to adjustment in the event of a change in the outstanding shares of our common stock (due to a merger, change of control, consolidation, recapitalization, stock split, stock dividend or similar transaction or event) or as otherwise provided in the 2025 Plan.
Purpose and Eligibility; Term
The purposes of the 2025 Plan are to encourage and enable selected employees, directors and consultants of Vulcan and its affiliates to acquire or increase their holdings of our common stock and other equity-based interests in Vulcan and/or to provide other incentive awards in order to promote a closer identification of their interests with those of Vulcan and our shareholders. The 2025 Plan is also intended to provide flexibility to Vulcan in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of our operation largely depends.
If approved by our shareholders, the effective date of the 2025 Plan will be May 9, 2025, and awards may be granted under the 2025 Plan until May 8, 2035 or any earlier termination date set by the Board.
The 2025 Plan’s purposes will be carried out by the granting of awards to selected participants. Awards may be granted to selected employees, directors and consultants of Vulcan or our affiliates in the discretion of the Administrator. As of March 1, 2025, approximately 1,000 employees, 11 non-employee directors and certain of the company’s consultants (who have not yet been identified) were eligible to be selected to participate in the 2025 Plan.
The types of awards authorized under the 2025 Plan include: options in the form of incentive options and/or nonqualified options; SARs in the form of freestanding SARs and/or related SARs; restricted awards in the form of restricted stock awards, restricted stock units and/or deferred stock units; performance awards in the form of performance shares and/or performance units; phantom stock awards; other stock-based awards; and/or dividend equivalent awards. We discuss the material terms of each type of award below under “Description of 2025 Plan—Types of Awards.”
Administration; Amendment and Termination; Minimum Vesting Requirements
The 2025 Plan may be administered by the Board or, upon its delegation, by the Compensation and Human Capital Committee. As a matter of practice, the Compensation and Human Capital Committee will administer the 2025 Plan, following Board delegation, subject to Board oversight. Each member of the Compensation and Human Capital Committee is intended to be independent under applicable SEC Rule 16b-3 and NYSE listing standards and under the Board’s Director Independence Criteria. The Board and the Compensation and Human Capital Committee are referred to in this discussion collectively as the “Administrator.”
Vulcan Materials Company	23	2025 PROXY STATEMENT

Proposal Two

Subject to the terms of the 2025 Plan, the Administrator’s authority includes but is not limited to the authority to:
•
determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of common stock, if any, subject to an award, the extent to which awards have vested, become exercisable and/or been earned and all terms, conditions, restrictions and limitations of an award;

•	prescribe the form(s) of award agreements under the 2025 Plan;
•	establish, amend and rescind rules and regulations for the administration of the 2025 Plan;
•	correct any defect, supply any omission or reconcile any inconsistency in the 2025 Plan or in any award or award agreement; and
•
construe and interpret the 2025 Plan, awards and award agreements made under the 2025 Plan, interpret rules and regulations for administering the 2025 Plan and make all other determinations deemed necessary or advisable for administering the 2025 Plan.

Awards granted under the 2025 Plan will generally be subject to a minimum vesting (or earning) period of one year (with no installment vesting during such first year). However, the Administrator may provide for (i) the acceleration of vesting and/or exercisability of any award in its discretion, including but not limited to in cases of death, disability, retirement or other termination of employment or service or, in certain circumstances, a change of control of Vulcan (as described under “Description of 2025 Plan—Change of Control” below); (ii) the grant of an award without a minimum vesting period or with a shorter minimum vesting period, but only with respect to awards for no more than an aggregate of five percent of the total number of authorized shares of common stock under the 2025 Plan; and (iii) the grant of (A) awards to participants that have different vesting terms in the case of awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions or (B) awards in exchange for foregone cash compensation. In addition, non-employee directors are also subject to a minimum vesting period, which shall be the first to occur of (i) the one year anniversary of the grant date of the award or (ii) the date of the next annual meeting following the shareholders meeting at which non-employee directors were elected or appointed to the Board, so long as the period between the date of the annual meeting of the company’s shareholders related to the grant date and the date of the next annual meeting of the company’s shareholders is not less than 50 weeks. Our current practice generally has been to impose three-year vesting for employee equity awards, although the Administrator has discretion to modify vesting schedules, subject to 2025 Plan terms.
In certain circumstances, the Board may delegate authority (within specified parameters) to one or more officers to grant awards, and to make other determinations under the 2025 Plan with respect to such awards to participants who are not directors or officers subject to Section 16 under the Exchange Act.
The 2025 Plan may be amended, suspended or terminated at any time by the Board, and awards made under the 2025 Plan may be amended, suspended or terminated at any time by the Administrator. However, shareholder approval is required of any 2025 Plan amendment if required by applicable laws, rules or regulations, and an amendment or termination of an award may not materially adversely affect the rights of a participant without the participant’s consent (except as otherwise provided in the 2025 Plan). In addition, shareholder approval is required to (i) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs; (ii) exchange outstanding options or SARs for cash, for options or SARs with an exercise price that is less than the exercise price of the original option or SAR, or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of Vulcan’s common stock; or (iii) take other action with respect to options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of our common stock are listed. The Administrator has unilateral authority to amend the 2025 Plan and any award under the 2025 Plan to the extent necessary to comply with applicable laws, rules or regulations, or changes thereto. In addition, the Administrator may adjust awards upon the occurrence of certain unusual or nonrecurring events or under certain other circumstances, as provided in the 2025 Plan.
Types of Awards
A summary of the material terms of the types of awards authorized under the 2025 Plan is provided below.
Options. Options granted under the 2025 Plan may be incentive options or nonqualified options. Incentive options may only be granted to our employees. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our common stock on the date the option is granted (or 110% of the fair market value with respect to incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock), except for certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations. The exercise price is payable in cash or cash equivalent, and except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding
Vulcan Materials Company	24	2025 PROXY STATEMENT

Proposal Two

of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to Vulcan the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).
The Administrator will determine the term and conditions of an option, the period or periods during which a participant may exercise an option and any conditions on the ability of a participant to exercise an option. The option period may not exceed 10 years, or five years with respect to incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock.
Stock Appreciation Rights. SARs may be granted in the form of related SARs or freestanding SARs. A related SAR is granted to the holder of an option (related option) with respect to all or a portion of the shares of common stock subject to the related option, and a freestanding SAR is an SAR that is not granted in tandem with an option. The holder of an SAR is entitled to receive consideration equal to the excess, if any, of the fair market value of a share of our common stock on the date of exercise over the exercise price per share of such SAR. This consideration may be paid in cash, shares of common stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of common stock, as determined by the Administrator. The exercise price may be no less than 100% of the fair market value per share of our common stock on the date the SAR is granted (except for certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations).
SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. An SAR may not be exercised more than 10 years after it was granted, or such shorter period as may apply to the related options in the case of related SARs.
Restricted Awards. Restricted awards may be in the form of restricted stock awards, restricted stock units and/or deferred stock units that are subject to certain vesting conditions. Restricted stock awards are payable in shares of common stock. Restricted stock units and deferred stock units may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2025 Plan and at the discretion of the Administrator.
The Administrator will determine the restriction period and vesting conditions applicable to any restricted award. Vesting conditions may include payment of a specified purchase price, attainment of performance objectives, continued service or employment for a certain period of time, retirement, disability, death or other termination of employment or service or any combination of any such or other conditions. Performance measures may vary between participants and will be based upon such performance factors or criteria as the Administrator determines.
Performance Awards. Performance awards may be in the form of performance shares and/or performance units. An award of a performance share is a grant of a right to receive shares of common stock, the cash value thereof or a combination thereof (as determined by the Administrator), which is contingent upon the achievement of performance or other objectives during a specified period, and which has a value on the date of grant equal to the fair market value of a share of common stock. An award of a performance unit is a grant of a right to receive shares of common stock or a designated dollar value amount of common stock, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant.
The Administrator will determine the performance period for each performance award and will determine the conditions that must be met in order for a performance award to be granted or to vest or be earned. These conditions may include payment of a specified purchase price, attainment of performance objectives, continued service or employment for a certain period of time or a combination of attainment of performance objectives and continued service, retirement, disability, death or other termination of employment or service or a combination of any such or other conditions. Performance measures may vary between participants and will be based upon such performance factors or criteria as the Administrator determines.
Phantom Stock Awards. Phantom stock awards consist of hypothetical share units with respect to shares of our common stock, with a value based on the fair market value of a share of common stock. The Administrator has authority to establish the terms and conditions of phantom stock awards, subject to the terms of the 2025 Plan. Upon vesting of all or part of a phantom stock award and satisfaction of any other terms and conditions that the Administrator establishes, the holder of a phantom stock award will be entitled to a payment of an amount equal to the fair market value of one share of our common stock with respect to each such phantom stock unit that has vested and is payable. We may make payment in cash, shares of common stock or a combination of cash and stock, as determined by the Administrator.
Other Stock-Based Awards. The Administrator may grant other stock-based awards, which may be valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or awards for shares of common stock. Such other stock-based awards include, but are not limited to, awards granted in lieu of bonus, salary or other compensation, awards granted with vesting or performance conditions and/or awards granted without being subject to vesting (subject to the minimum vesting
Vulcan Materials Company	25	2025 PROXY STATEMENT

Proposal Two

provisions described above) or performance conditions. The Administrator will determine the number of shares of common stock to be awarded to a participant under (or otherwise related to) such other stock-based awards, whether such awards may be settled in cash or shares of common stock, other securities or any other form of property (or a combination of such forms of consideration), and the other terms and conditions of such awards.
Dividends and Dividend Equivalents. The Administrator may provide that awards granted under the 2025 Plan (other than options and SARs) earn dividends or dividend equivalent rights (dividend equivalents). However, dividends and dividend equivalents (whether paid in cash or shares of common stock), if any, on unearned or unvested awards may not be paid (even if accrued) unless and until the underlying award (or relevant portion thereof) has vested and/or been earned.
Change of Control
Under the terms of the 2025 Plan, the following provisions will apply in the event of a change of control (except to the extent, if any, otherwise required by Section 409A of the Internal Revenue Code of 1986, as amended (Code)):
•
To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which Vulcan is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits as awards outstanding under the 2025 Plan (as determined by the Administrator), (i) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the restriction period, performance period and/or performance factors or criteria applicable to any award other than options or SARs will be deemed to have been met, and such awards will become fully vested, earned and payable to the fullest extent of the original grant of the applicable award (or, in the case of performance-based awards, the earning of which is based on attaining a target level of performance, such awards will be deemed earned (A) at the greater of actual performance or target performance if actual performance is determinable, or (B) at target performance if actual performance is not determinable). For these purposes, an award will not be considered to have been assumed, substituted or continued if the class of equity security underlying the award after the change of control event is not listed on the NYSE or The Nasdaq Stock Market.

•
In the event that an award is substituted, assumed or continued in the manner noted above, the award will become vested (and, in the case of options and SARs, exercisable) in full and any restrictions, including but not limited to the restriction period, performance period and/or performance factors or criteria applicable to any outstanding award will be deemed to have been met and such awards will become fully vested, earned and payable to the fullest extent of the original award (or, in the case of performance-based awards the earning of which is based on attaining a target level of performance, such awards will be deemed earned (A) at the greater of actual performance or target performance if actual performance is determinable, or (B) at target performance if actual performance is not determinable) if the employment or service of the participant is terminated within six months before (in which case vesting will not occur until the effective date of the change of control) or two years (or such other period after a change of control as may be stated in a participant’s employment, change of control, severance, consulting or similar agreement, plan or policy) after the effective date of a change of control if such termination of employment or service (i) is by Vulcan not for cause or (ii) is by the participant for good reason.

•
In addition, in the event that a performance-based award is substituted, assumed or continued in the manner noted above, the Administrator has the discretion to determine that such performance-based awards will be deemed earned as of the time of the change of control at the greater of actual performance or target performance if actual performance is determinable, or at target performance if actual performance is not determinable, and that, following the change of control event, the award will convert to a service-based award for the remainder of the award’s performance period, subject to accelerated vesting in the event that the participant’s termination is by Vulcan not for cause or by the participant for good reason within six months before or two years after the effective date of the change of control. Further, in the event that an award is substituted, assumed or continued, the Administrator may also determine that participants are entitled to value restoration payments equal to an amount no greater than the difference between the fair market value of the surviving entity’s common stock or equivalent equity security on the date of a change of control event and, if less, the fair market value of the surviving entity’s common stock or equivalent equity security on the date of vesting (less any applicable exercise price, as adjusted).

•
Notwithstanding the above, and unless an award agreement expressly provides otherwise, in the event that a participant has entered into or is a participant in a change of control, employment, severance, consulting, or other similar plan or agreement with or established by Vulcan or an affiliate, the participant will be entitled to the greater of the benefits provided upon a change of control of Vulcan under the 2025 Plan or the respective plan or agreement, and such other respective plan or agreement will not be construed to reduce the benefits provided to a participant under the 2025 Plan.

Vulcan Materials Company	26	2025 PROXY STATEMENT

Proposal Two

The 2025 Plan includes a conservative definition of “change of control.” In general, a change of control will be deemed to have occurred only upon any of the following events:
•	any individual, entity or group acquires beneficial ownership of 30% or more of Vulcan’s outstanding common stock (subject to certain exceptions);
•	a change in a majority of the members of the Board occurs that is not approved by at least a majority of the incumbent directors (excluding certain directors for purposes of this calculation);
•
consummation of a reorganization, merger, recapitalization, consolidation, sale or other disposition of all or substantially all of Vulcan’s assets or other similar transaction, unless, following such transaction, (i) Vulcan’s shareholders own more than 50% of the voting securities of the surviving entity; (ii) no single individual, entity or group owns 30% or more of the voting securities of the surviving entity (except to the extent that such ownership existed before the transaction); and (iii) at least a majority of the members of the board or other governing body of the surviving entity were members of Vulcan’s Board prior to the transaction; or

•	approval by the shareholders of a complete liquidation or dissolution of Vulcan.
Transferability
Awards generally are not transferable other than for no consideration by will or the laws of intestate succession or as otherwise provided in the 2025 Plan.
Termination of Employment or Service
If a participant’s employment with or service to Vulcan is terminated for any reason, the Administrator will determine the extent, if any, to which a participant may have the right to exercise, vest in and/or earn his or her awards following termination. These rights, if any, generally will be stated in the individual participant’s award agreement. Unless otherwise determined by the Administrator or provided in an award agreement, all or any part of an award that has not become exercisable, vested or been earned will be forfeited immediately upon a termination of the participant’s employment or service for any reason.
Forfeiture, Recoupment, Ownership and Stock Retention
As noted above, the Administrator may require the forfeiture or recoupment of plan benefits if a participant engages in certain types of detrimental conduct. Our historical practice under the 2016 Plan has been to include forfeiture provisions in award agreements that apply (or may apply, in the case of non-competition violations) in the event that a participant engages in certain types of conduct, such as violation of non-competition and non-solicitation restrictions. The 2025 Plan also requires that participants comply with any compensation recovery policy and stock ownership and retention policy or other policies and guidelines adopted by Vulcan from time to time and/or similar policies that may apply to the participant or be imposed under applicable laws. Participants who are executive officers will be subject to our clawback policy, which provides for the recovery of certain cash- and/or equity-based incentive compensation paid to a covered officer in the event that such officer received incentive compensation based on financial results that are materially restated. Participants who are executive officers and/or members of our Board, and other selected officers and employees, are also subject to our Director and Executive Stock Ownership and Equity Retention Guidelines. These guidelines provide for minimum stock ownership requirements, and, with respect to covered employees, equity retention requirements.
Certain United States Federal Income Tax Consequences
The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences, as of the date of this proxy statement, of awards permitted under the 2025 Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or other service provider or to Vulcan. The provisions of the Code and related regulations concerning these matters are complicated, and their impact in any one case may depend upon the particular circumstances. Generally, all amounts taxable as ordinary income to participants under the 2025 Plan in respect of awards are deductible by Vulcan as compensation income at the same time the participant recognizes the ordinary income for tax purposes, subject to the provisions of the Code, including the limitations of Section 162(m) of the Code.
Incentive Options. Incentive options granted under the 2025 Plan are intended to qualify as incentive stock options under Section 422 of the Code. Pursuant to Section 422 of the Code, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the
Vulcan Materials Company	27	2025 PROXY STATEMENT

Proposal Two

participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.
If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as capital gain or loss.
If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of: (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as capital gain.
Pursuant to the Code and the terms of the 2025 Plan, in no event can there first become exercisable by a participant in any one calendar year incentive options granted by Vulcan with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive option granted under the 2025 Plan exceeds this limitation, it will be treated as a nonqualified option. In addition, no incentive option may be granted to an individual who owns, immediately before the time that the option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of Vulcan, unless the exercise price is equal to or exceeds 110% of the fair market value of the stock and the option period does not exceed five years.
Nonqualified Options. For federal income tax purposes, the grant of a nonqualified option should not result in taxable income to a participant or a tax deduction to Vulcan. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. The participant’s basis in the shares of common stock acquired upon exercise of a nonqualified option will equal the exercise price plus the amount of ordinary income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant, and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.
Stock Appreciation Rights. For federal income tax purposes, the grant of an SAR should not result in taxable income to a participant or a tax deduction to Vulcan. Upon exercise, the amount of cash and the fair market value of any shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income.
Restricted Stock Awards. The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to Vulcan for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Section 83 of the Code. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, or the award is transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that, in the case of restricted stock issued at the beginning of the restriction period, the participant may elect to include in his or her ordinary income as compensation at the time the restricted stock is awarded, the fair market value of such shares at such time, less any amount paid for the shares.
Restricted Stock Units, Deferred Stock Units, Performance Awards, Phantom Stock Awards, Other Stock-Based Awards and Dividend Equivalents. The grant of a restricted stock unit, deferred stock unit, performance award, phantom stock award, other stock-based award or dividend equivalent award generally should not result in taxable income to the participant or a tax deduction to Vulcan for federal income tax purposes. However, the participant will recognize ordinary income on account of the settlement of such award. The income recognized by the participant at that time will be equal to any cash that is received and the fair market value of any shares that are received in settlement of the award.
Section 409A of the Code. Awards granted under the 2025 Plan may be subject to Section 409A of the Code and related regulations and other guidance. If, by its terms or at the election of the participant, the award defers settlement beyond the vesting date (e.g., a deferred stock unit), the award will generally be subject to Section 409A of the Code. Section 409A of the Code imposes certain requirements on compensation that is deemed under Section 409A of the Code to involve deferred compensation. If Section 409A of the Code applies to the 2025 Plan or any award, and the 2025 Plan and award do not, when considered together, satisfy the requirements of Section 409A of the Code during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Section 409A of the Code to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includable in income and may also be subject to interest charges under Section 409A of the Code. We do not have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.
Vulcan Materials Company	28	2025 PROXY STATEMENT

Proposal Two

Tax Withholding
Generally, a participant will be required to pay Vulcan in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by Vulcan to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit or require a recipient to satisfy such obligations in whole or in part, and any local, state, federal, foreign, or other income tax obligations relating to an award, by electing to deliver to Vulcan shares of common stock held by the participant (which are fully vested and not subject to any pledge or other security interest) or to have Vulcan withhold shares of common stock from the shares to which the recipient is otherwise entitled. Under the 2025 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2025 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules, and regulations and applicable accounting principles), the amount of such obligations being satisfied.
New Plan Benefits
No awards will be granted under the 2025 Plan unless it is approved by our shareholders. The selection of individuals who will receive awards under the 2025 Plan, if our shareholders approve the 2025 Plan, and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of participants.
In 2024, we granted awards under the 2016 Plan to our named executive officers and non-employee directors and to other eligible employees. Our equity grant program is described under the “Equity Compensation Plans,” “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” sections in this proxy statement.
The Board believes that approval of the 2025 Plan is in the best interests of Vulcan in order to continue the purposes of our equity compensation program and to serve as an important recruitment and retention tool. The Board believes that substantial equity-based ownership encourages management to take actions favorable to the long-term interests of Vulcan and its shareholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of our executive management team. The Board believes that the adoption of the 2025 Plan will allow us to continue the use of equity compensation as a component of a competitive, but measured, overall compensation program.
Your Board of Directors recommends a vote “FOR” the approval of the 2025 Omnibus Long-Term Incentive Plan.
Vulcan Materials Company	29	2025 PROXY STATEMENT

Proposal Three
Advisory Vote on Compensation of Our Named Executive Officers (Say on Pay)
In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve, on an advisory basis, the compensation paid to our NEOs as disclosed in the Section entitled “Compensation Discussion and Analysis,” and in the compensation tables and narrative discussion contained in this proxy statement. While this vote is advisory and not binding on the company, it provides information to our Compensation & Human Capital Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation & Human Capital Committee will consider when determining executive compensation in the future.
At our 2023 Annual Meeting of Shareholders, our shareholders once again indicated a preference that the advisory vote on the compensation for our NEOs occur on an annual basis. Subsequently, our Board determined to continue its policy for annual “Say on Pay” advisory votes. It is expected that the next shareholder vote on the frequency of “Say on Pay” advisory votes will occur at our 2029 Annual Meeting of Shareholders.
At our 2024 Annual Meeting of Shareholders, our shareholders voted over 97% in favor of our “Say on Pay” proposal. We believe this demonstrated strong support for our compensation program and policies. We have continued to analyze and make changes to our compensation program, considering new compensation trends and best practices, which led us to add our annual average growth rate of Aggregates cash gross profit per ton (versus a pre-determined target) as an additional metric, together with Total Shareholder Return, for determining payouts for PSUs, beginning with PSUs granted in 2019. We also participated in dialogues regarding our executive compensation program with many of our largest shareholders through our corporate governance shareholder engagement program. Please read the “Compensation Discussion and Analysis” Section on pages 46 to 62 for an in-depth look at our compensation program and how it was applied to the performance of our NEOs in 2024.
Based on the foregoing, the Board recommends a vote FOR the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.”
As an advisory vote, this proposal is not binding on the company. However, our Board and Compensation & Human Capital Committee will consider the outcome of the advisory vote when making future compensation decisions.
Your Board of Directors recommends a vote “FOR” the compensation of our named executive officers as contained in this proxy statement.

Vulcan Materials Company	30	2025 PROXY STATEMENT

Proposal Four
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee, which is composed solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the company and its subsidiaries for the fiscal year ending December 31, 2025. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet and the related statements of consolidated comprehensive income, consolidated shareholders’ equity and consolidated statements of cash flows of the company and its subsidiaries; to audit our internal controls over financial reporting; and to perform such other appropriate accounting services as may be required and approved by the Audit Committee. Although shareholder ratification is not required, our Board is seeking shareholder ratification as a matter of good corporate governance. Even if the appointment of Deloitte & Touche LLP is ratified by a majority of the votes cast at the Annual Meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the shareholders. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for future years.
The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.
Your Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.
Your Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP.

Vulcan Materials Company	31	2025 PROXY STATEMENT

Corporate Governance

POLICIES
We take our corporate governance responsibilities very seriously and have adopted Corporate Governance Guidelines that provide a framework for the governance of the company. These Corporate Governance Guidelines build on practices that we have followed for many years and demonstrate our continuing commitment to corporate governance excellence.
Our Board, with recommendations from our Governance Committee, regularly reviews corporate governance developments and adopts appropriate practices as warranted. We have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, harassment, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire (biennially in the case of employees and annually in the case of directors) regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.
Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer and Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website as promptly as practicable, as may be required under applicable Securities and Exchange Commission (SEC) and NYSE rules.
We have adopted an insider trading policy governing the purchase, sale, and other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable exchange listing standards. We also comply with all applicable laws (including appropriate approvals by the Board of Directors or appropriate committee if required) when engaging in transactions in our own securities. A copy of our insider trading policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.
You can access our bylaws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.
SHAREHOLDER ENGAGEMENT
We believe that regular, transparent communication with our shareholders is important to our long-term success. In 2024 and early 2025, we continued our corporate governance engagement program, reaching out to shareholders representing approximately 70% of our outstanding shares in order to foster and deepen relationships with our largest shareholders. Our discussions centered on the company’s sustainability efforts and strategy, including safety, retention and recruitment, culture, executive compensation and corporate governance matters. Shareholder feedback from the meetings is shared with the Compensation & Human Capital Committee and the Governance Committee, as well as with the full Board.
DIRECTOR INDEPENDENCE
All of our directors, with the exception of Tom Hill, our Chairman and CEO, are independent under the NYSE listing standards, the Board’s Director Independence Criteria, and applicable SEC rules and regulations. The NYSE listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with the company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the following Director Independence Criteria to assist it in determining whether a director has a material relationship with the company.
Vulcan Materials Company	32	2025 PROXY STATEMENT

Corporate Governance

Director Independence Criteria
The Director Independence Criteria provide that a director will be considered independent if he or she:
(a)	has not been an employee of the company, or any of its consolidated subsidiaries, during the last three years;
(b)
has not received more than $120,000 per year in direct compensation from the company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c)	has not during the last three years personally performed legal or professional services for the company in an amount more than $10,000;
(d)
is not a current partner or employee of the company’s independent auditor and has not been employed by the present or former independent auditor of the company and personally worked on the company’s audit during the last three years;

(e)
during the last three years, has not been part of an interlocking directorate in which an executive officer of the company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;

(f)
is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, the company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(g)	has no immediate family member who is, or has been within the last three years, an executive officer of the company, or any of its consolidated subsidiaries;
(h)
has no immediate family member meeting any of the criteria set forth in (b) through (f); except with respect to item (d), in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on the company’s audit; and

(i)
has no other material relationship with the company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with the company or any of its consolidated subsidiaries.

In determining director independence, “immediate family member” is defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than a domestic employee) who shares the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration when determining a director’s independence. The Director Independence Criteria also require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.
In early 2025, the Board conducted an evaluation of director independence for each director, based on the Director Independence Criteria, the NYSE listing standards and applicable SEC rules and regulations. As a result of this evaluation, the Board affirmatively determined that all of the directors other than our Chairman and CEO, Tom Hill, are independent directors under our Board’s Director Independence Criteria, the NYSE listing standards and applicable SEC rules and regulations.
DIRECTOR NOMINATION PROCESS
The Governance Committee considers director candidates recommended by our shareholders. Any shareholder wishing to recommend a candidate for election at the 2026 Annual Meeting of Shareholders must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, in accordance with the deadlines and procedures set forth in our bylaws. The notice should include, among other information required by our bylaws, the following:
•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;
•
A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

Vulcan Materials Company	33	2025 PROXY STATEMENT

Corporate Governance

•
A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the shareholder;

•
Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed under the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected.
A shareholder may also nominate and include in our annual meeting proxy materials a candidate for election at the 2026 Annual Meeting of Shareholders pursuant to the proxy access provisions in our bylaws, subject to certain limitations and provided that the requirements set forth in our bylaws are satisfied.
The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue in service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for re-election, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management also may suggest candidates for Board service. Timely recommendations by our shareholders will receive equal consideration by the Governance Committee.
BOARD LEADERSHIP STRUCTURE
Our Board understands the importance of evaluating and determining the optimal leadership structure so as to provide independent oversight of management. Our Board also understands that there is no single, generally accepted approach to providing Board leadership and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time. For this reason, our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board has determined that the company should have the flexibility to combine or separate these functions as it deems appropriate. The Board believes that it is in the best interests of the company and its shareholders to have Tom Hill serve as our Chairman and CEO at this time.
In considering its leadership structure, our Board has taken a number of additional factors into account. The Board, which consists exclusively of independent directors, other than Mr. Hill, and all of whom are highly qualified and experienced, exercises a strong independent oversight function. This oversight function is enhanced by the fact that all of the Board’s committees, other than the Executive Committee, are comprised entirely of independent directors.
Most significantly, our Corporate Governance Guidelines provide for an independent lead director, a position that is elected annually from among the independent directors of our Board. Mr. Hall currently serves as the independent lead director.
The independent lead director role includes, among other things, the following:
•	presiding at all meetings or sessions of meetings of the Board at which the Chairman is not present, including at executive sessions of the non-management and independent directors;
•	serving as liaison between the Chairman and the non-management and independent directors;
•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as meeting agendas and information sent to the Board;
•	having authority to call meetings of the non-management and independent directors; and
•	being available in appropriate circumstances to speak on behalf of the Board and for consultation and direct communication with shareholders and other stakeholders.
Our Board believes that these factors provide the appropriate balance between the authority of those who oversee the company and those who manage it on a day-to-day basis. For additional information regarding how oversight is exercised and how the Board receives information from our committees performing risk management and oversight functions, see “Corporate Governance—Enterprise Risk Management” on page 38.
Vulcan Materials Company	34	2025 PROXY STATEMENT

Corporate Governance

NON-MANAGEMENT EXECUTIVE SESSIONS
Our Board has adopted a policy relating to non-management executive sessions. Under this policy, the Board meets at each regularly scheduled Board meeting in an executive session in which Mr. Hill and other members of management are not present. During 2024, the non-management directors met in executive session five times. Our current independent lead director, Mr. Hall, presides over executive sessions, pursuant to our Corporate Governance Guidelines.
MEETINGS AND ATTENDANCE
In 2024, our Board held five meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served. Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. All of our Board members attended the 2024 Annual Meeting of Shareholders.
COMMITTEES OF THE BOARD OF DIRECTORS
Our Board of Directors has established six standing committees as follows:

Director	Audit Committee	Compensation & Human Capital Committee	Executive Committee	Finance Committee	Governance Committee	Safety, Health and Environmental Affairs Committee
Melissa H. Anderson
Thomas A. Fanning
O. B. Grayson Hall, Jr.
J. Thomas Hill
Cynthia L. Hostetler
Lydia H. Kennard
Richard T. O’Brien
James T. Prokopanko
Kathleen L. Quirk
David P. Steiner
Lee J. Styslinger, III
George A. Willis
Number of meetings held in 2024	7	3	0	3	3	2

The charters of the Audit, Compensation & Human Capital and Governance Committees are available on our website at www.vulcanmaterials.com. You can also obtain printed copies free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.
All of the Board committees, other than the Executive Committee, are composed entirely of independent, non-management directors.
Audit Committee
The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of the company’s financial management. Pursuant to its charter, the Audit Committee selects the company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:
•
Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts and our internal controls over financial reporting for the fiscal year in which it is appointed;

•
Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all audit and non-audit services of such firm, other than certain de minimis non-audit services;

Vulcan Materials Company	35	2025 PROXY STATEMENT

Corporate Governance

•
Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

•
Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

•	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;
•	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board, and recommending proposed changes to our Board; and
•
Overseeing management’s actions to identify and assess material issues related to the Company’s cybersecurity and information security risks, including annually reviewing the Company’s information security management policy and program and reviewing periodic updates from management on the Company’s information security management program and cyber risk profile.

In addition, the Audit Committee is responsible for reviewing and discussing with management the company’s policies with respect to risk assessment and risk management. Further information about the role of the Audit Committee in risk assessment and risk management are included in the Section entitled “Corporate Governance—Enterprise Risk Management” on page 38.
The Audit Committee has established policies and procedures for the pre-approval of all services by the independent registered public accounting firm. See “Independent Registered Public Accounting Firm—Pre-Approval of Services Performed by Independent Registered Public Accounting Firm” on page 42 for more information.
The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the company regarding its accounting, internal controls and auditing matters. See “Corporate Governance—Policy on Reporting of Concerns Regarding Accounting Matters” on page 39 for more information.
The members of the Audit Committee are Mses. Quirk (Chair) and Kennard, and Messrs. Fanning and O’Brien. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the NYSE, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations” under the subheading “Governance.” In addition, our Board has determined that both Ms. Quirk and Mr. O’Brien are “audit committee financial experts” as defined by rules adopted by the SEC. More details about the role of the Audit Committee may be found in the Report of the Audit Committee on page 41 of this proxy statement.
Compensation & Human Capital Committee
The Compensation & Human Capital Committee determines and oversees the execution of the company’s executive compensation philosophy and oversees the administration of the company’s executive compensation plans, as well as oversees the Company’s key human capital management strategies and policies.
The Compensation & Human Capital Committee is responsible for, among other things:
•	determining and setting the amount of compensation paid to our CEO and other senior officers;
•	reviewing compensation plans relating to our officers;
•	interpreting and administering the Executive Incentive Plan (EIP), the Management Incentive Plan (MIP), the 2006 Plan, the 2016 Plan and, if approved by shareholders, the 2025 Plan;
•	making recommendations to the Board with respect to compensation paid by the company to any director;
•	overseeing any material risks arising from the Company’s compensation policies and practices; and
•	overseeing the Company’s key human capital management strategies and policies, including those relating to workforce recruitment, retention and development.
The Compensation & Human Capital Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement.
The Compensation & Human Capital Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a description of the process undertaken by the Compensation & Human Capital Committee to set compensation and the role of our independent compensation consultant in that process, please refer to the Section entitled “Compensation Discussion and Analysis” in this proxy statement.
Vulcan Materials Company	36	2025 PROXY STATEMENT

Corporate Governance

The members of the Compensation & Human Capital Committee are Messrs. Fanning (Chair), Prokopanko, Styslinger and Willis, and Ms. Anderson. The Compensation & Human Capital Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. In addition, each Compensation & Human Capital Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.
Executive Committee
The Executive Committee has the same powers as our Board, except as limited by the New Jersey Business Corporation Act. Pursuant to its charter, the Executive Committee’s primary function is to exercise the powers of the Board on urgent matters arising between regularly scheduled board meetings when a quorum of the full Board is not available. Members of the Executive Committee are Messrs. Hill (Chair), Fanning, Hall, O’Brien and Steiner and Ms. Quirk.
Finance Committee
The Finance Committee assists the Board in its oversight of the company’s actual and projected financial performance, capital structure and capital allocation, pension plans and 401(k) plans, and other matters of financial significance (e.g., acquisitions). The Finance Committee’s primary responsibilities under its written charter are:
•	reviewing the company’s actual year-to-date financial performance, estimated full year financial performance and projected long-term financial performance;
•
reviewing the company’s capital structure, liquidity, credit metrics and credit ratings relative to its objectives, capital allocation plans and strategies, and projected near-term financing requirements;

•	reviewing and recommending to the Board the company’s proposals for dividend policy and dividend payments; and
•
ensuring that the pension plans’ and 401(k) plans’ assets are managed in compliance with all applicable laws and regulations (e.g., ERISA), and reviewing the funded status of the pension plans to ensure compliance with minimum funding requirements under all applicable laws and regulations.

Every member of the Finance Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Finance Committee are Messrs. Hall (Chair) and Steiner, and Mses. Hostetler and Quirk.
Governance Committee
The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. It also provides oversight and direction to the company’s environmental, social and governance strategies, goals and policies, along with oversight of the company’s policies and practices regarding political expenditures, corporate political contributions, and trade association dues and payments. The Governance Committee also plans for the succession of the CEO and other senior executives. In addition, the Governance Committee serves as the nominating committee and is responsible for identifying and assessing director candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:
•	identifies individuals qualified to become Board members consistent with criteria established in its charter;
•	recommends director nominees to our Board for the next Annual Meeting of Shareholders; and
•	evaluates individuals suggested by shareholders as director nominees.
In recommending director nominees to the Board, the Governance Committee considers all of the factors listed under “Board Composition and Director Qualifications” set forth in this proxy statement.
The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and for a substantial majority of the members of the Board to meet the definition of “independent” as defined by the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.
The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee. The Governance Committee is also responsible for overseeing the evaluations of the Board and its committees.
Vulcan Materials Company	37	2025 PROXY STATEMENT

Corporate Governance

Members of the Governance Committee are Messrs. Steiner (Chair), Hall, Prokopanko, and Styslinger, and Ms. Hostetler. The Governance Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.
Safety, Health and Environmental Affairs Committee
The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs. It also monitors our compliance with safety, health and environmental laws and regulations and oversees operational risk. The Safety, Health and Environmental Affairs Committee is responsible for assisting the Board in identifying, monitoring, evaluating and responding to sustainability-related risks and opportunities. Every member of this Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Safety, Health and Environmental Affairs Committee are Messrs. O’Brien (Chair) and Willis, and Mses. Anderson and Kennard.
ENTERPRISE RISK MANAGEMENT
Management
The company has a management risk committee that is led by senior corporate officers and draws on the subject matter expertise of senior managers from various functional departments and from line operations management. The management risk committee meets on a regular basis to discuss and evaluate enterprise risks facing the company. The committee develops mitigation plans in response to identified risks and monitors the implementation of such plans. The management risk committee makes regular reports to the Board and the Audit and Safety, Health and Environmental Affairs Committees.
Board of Directors
Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial risk, including internal controls, and cybersecurity risks. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the company’s compliance and ethics programs. In addition, our Safety, Health and Environmental Affairs Committee assists the Board in fulfilling its responsibilities with respect to monitoring operational risks and compliance with safety, health and environmental laws and regulations and works closely with the company’s legal and regulatory groups; it also assists the Board in overseeing sustainability-related risks. Our Compensation & Human Capital Committee also assists the Board in fulfilling its oversight responsibilities to create long-term value for the company, while discouraging behavior that leads to excessive risk taking, as well as risks related to human capital management. Finally, our Finance Committee assists the Board in managing risk relating to investment of the company’s pension fund assets and debt/leverage risks. The Board is kept informed of its committees’ risk oversight and other activities through reports of the committees’ chairs to the Board. These reports are presented at Board meetings and include discussions of committee agenda topics. The Board also considers specific risk topics, including risks associated with our strategic plan, our capital structure, our development activities and other current risk topics and recommends responsive actions taking into account the immediacy of the risk assessed.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board structure supports this approach. To further illustrate our approach, the Board devotes significant time and attention to the oversight of cybersecurity and information security risks, and benefits from the technical expertise of certain of its members, namely Messrs. Fanning and Hall. In particular, the Audit Committee oversees management’s actions to identify and assess material issues related to cybersecurity and information security risks, including actions to mitigate such risks; annually reviews and approves our information security management policy and program; and receives regular updates from management on our information security management program and cyber risk profile. The company’s management risk committee is also focused on these matters. The company’s management and the Board and Board Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing the company. These outside advisors include but are not limited to the company’s independent registered public accounting firm, external legal counsel and insurance providers, and the independent compensation consultant retained by the Compensation & Human Capital Committee. This collaboration between the Board, the Audit Committee and members of management ensures broad oversight of the evolving nature of cybersecurity and information security risks.
COMPENSATION & HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None.
Vulcan Materials Company	38	2025 PROXY STATEMENT

Corporate Governance

TRANSACTIONS WITH RELATED PERSONS
Transactions in which the company participates and in which any related person of the company has a direct or indirect material interest are subject to our Business Conduct Policy and are subject to review, approval or ratification, as appropriate under the circumstances, by the company under the standards enumerated in the Business Conduct Policy. Each director, executive officer and director nominee of the company receives and agrees to abide by our Business Conduct Policy. We also require our directors and executive officers to complete a director and officer questionnaire annually that requires disclosure of any related party transactions.
In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which the company participates. The Board also considers other entities with which the directors are affiliated and any business the company has done with such entities.
Except as discussed below, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our processes for review, approval or ratification of transactions with related persons in which (i) Vulcan was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any director, nominee for director, executive officer or 5% owner of our common stock or an immediate family member of any such person.
The company paid $9,936,182 in rent and royalty payments to Florida Rock Properties, Inc. (FRP) in 2024 in the ordinary course of its aggregates operations. Mr. Baker, our President, is a significant shareholder of FRP Holdings, Inc., the parent company of FRP.
In 2024, the company sold $1,879,852 worth of product to Southern Company. Mr. Fanning, a member of our Board of Directors, served as a senior consultant to Southern Company at various points in 2024. We do not believe that Mr. Fanning had a direct or indirect material interest in the transactions that would impair his independence or status as a “non-employee director” or “outside director” under applicable rules of the NYSE, SEC or the Code. Furthermore, the above amount is less than 1% of the revenues of the company and Southern Company.
In 2024, Ryan Bass, the son of Stan Bass, our Chief Strategy Officer, was employed by the company as the Vice President and General Manager of the Southwest Division and received total compensation of approximately $453,000.
POLICY AGAINST HEDGING AND PLEDGING SECURITIES
Our insider trading policy prohibits our directors, executive officers and employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company securities granted as part of their compensation or held, directly or indirectly, by such person. Our insider trading policy also prohibits our directors, executive officers and employees from holding company securities in a margin account or pledging company securities as collateral for a loan.
SHAREHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS
Our Board has established a process for shareholders and other interested parties to communicate directly with the independent lead director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s independent lead director, may send correspondence to the following address:
Board of Directors
(or lead director or name of individual director)
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.
POLICY ON REPORTING OF CONCERNS REGARDING ACCOUNTING MATTERS
Our Business Conduct Policy (available on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Governance”) sets forth our policies regarding reporting of accounting-related concerns or complaints (as well as reporting of other concerns or complaints) to our Compliance Officer or the Audit Committee.
Vulcan Materials Company	39	2025 PROXY STATEMENT

Corporate Governance

Any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:
Vulcan Audit Committee
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Vulcan Materials Company	40	2025 PROXY STATEMENT

Report of the Audit Committee

The Audit Committee of the Board is responsible for, among other things, reviewing the company’s financial statements with management and the company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the NYSE, the SEC and our Director Independence Criteria.
The company’s management has the primary responsibility for the company’s financial statements and financial reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), the effectiveness of the company’s internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and management.
Based on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.
Dated: February 19, 2025
AUDIT COMMITTEE
Kathleen L. Quirk, Chair
Thomas A. Fanning
Lydia H. Kennard
Richard T. O’Brien
The Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.
Vulcan Materials Company	41	2025 PROXY STATEMENT

Independent Registered Public Accounting Firm

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Aggregate fees billed to us for the fiscal years ended December 31, 2024 and 2023, by Deloitte & Touche LLP and its affiliates (all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu Limited) were as follows:

	2024	2023
Audit Fees(1)	$3,906,000	$3,475,000
Audit-Related Fees(2)	455,093	356,500
Tax Fees	0	0
All Other Fees	0	0
Total	$4,361,093	$3,831,500

1.
Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal controls over financial reporting, reviews of our quarterly financial statements, comfort letters, consents, and other services associated with other SEC filings.

2.	Consists of fees for the audits of our employee benefit plans, subsidiary financial statements, and Agreed-Upon Procedures engagements.
PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.
During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee or the Chair of the Audit Committee pre-approved all audit, audit-related, tax and other services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2024.
No audit-related, tax or other services were rendered in 2024 pursuant to the de minimis exception to the pre-approval requirement set forth in Regulation S-X Rule 2-01(c)(7)(i)(C).
Vulcan Materials Company	42	2025 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of the company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of Shares)	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	15,247,397(1)	11.5%
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, IL 61710	10,920,981(2)	8.2%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	10,476,941(3)	7.9%

1.
Based on information contained in a Schedule 13G/A, filed with the SEC on February 13, 2024. The Vanguard Group (Vanguard) reports sole power to dispose (or direct the disposition of) 14,686,656 shares. Vanguard also reports shared power to vote (or direct the vote of) 168,009 shares and shared power to dispose (or direct the disposition of) 560,741 shares. Vanguard reports an aggregate amount of 15,247,397 shares beneficially owned.

2.
Based on information contained in a Schedule 13G/A, filed with the SEC on February 12, 2024, by State Farm Mutual Automobile Insurance Company and various affiliated entities (State Farm). State Farm reports sole power to vote (or direct the vote of) and dispose (or direct the disposition of) 9,666,685 shares and the shared power to vote (or direct the vote of) and dispose (or direct the disposition of) 1,254,296 shares. State Farm reports an aggregate amount of 10,920,981 shares beneficially owned. Each entity listed in the Schedule 13G expressly disclaims beneficial ownership as to all shares as to which such entity has no right to receive the proceeds of the sale of the security and disclaims that it is part of a group.

3.
Based on information contained in a Schedule 13G/A, filed with the SEC on January 26, 2024. BlackRock, Inc. (BlackRock) reports sole power to vote (or direct the vote of) 9,615,705 shares and sole power to dispose (or direct the disposition of) 10,476,941 shares. BlackRock reports an aggregate amount of 10,476,941 shares beneficially owned. Various persons have the right to receive, or the power to direct the receipt of, dividends and the proceeds from the sale of the company’s common stock. No one person’s interest in the company’s common stock is more than five percent of the total outstanding common shares.

Vulcan Materials Company	43	2025 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information as of March 1, 2025 regarding beneficial ownership of the company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our NEOs identified in the Summary Compensation Table on page 63 of this proxy statement, and our directors and executive officers as a group. We believe that, for each of the individuals set forth in the table below, such individual’s financial interest is aligned with the interests of our other shareholders because the value of such individual’s total holdings will increase or decrease in line with the price of our common stock.

	Amount and Nature of Beneficial Ownership (# of Shares)
Name of Beneficial Owner	Shares Owned Directly or Indirectly	Phantom Shares Held Pursuant to Plans	Total	Percent of Class
Non-Employee Directors(1)
Melissa H. Anderson	1,137	4,070	5,207	*
Thomas A. Fanning	0	20,748	20,748	*
O. B. Grayson Hall, Jr.	4,208	14,572	18,780	*
Cynthia L. Hostetler	0	11,719	11,719	*
Lydia H. Kennard	628	827	1,455	*
Richard T. O’Brien	3,201	21,703	24,904	*
James T. Prokopanko	0	22,728	22,728	*
Kathleen L. Quirk	0	13,501	13,501	*
David P. Steiner	5,000	15,069	20,069	*
Lee J. Styslinger, III	4,002	27,654	31,656	*
George A. Willis	4,070	1,137	5,207	*

CEO and Other NEOs(2)	Shares Owned Directly or Indirectly	Exercisable Options/ SOSARs	Deferred LTI Payments	Total	Percent of Class
Tom Hill	78,394(3)	172,427	51,621	302,442	*
Tom Baker	57,171(4)	45,317	0	102,488	*
Stan Bass	33,988(5)	15,684	68,121	117,793	*
Mary Andrews Carlisle	7,759(6)	7,881	0	15,640	*
Ronnie Pruitt	11,617	6,724	0	18,341	*
All Directors and Executive Officers as a group (20 persons)				805,589	0.61%

*	Less than 1% of issued and outstanding shares of the company’s common stock.
1.
Beneficial ownership for our non-employee directors includes all shares held of record or in street name and, if noted, by trusts or family members. The amounts also include non-forfeitable phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan, as well as Deferred Stock Units (DSUs) and RSUs awarded under the 2006 Plan and the 2016 Plan.

2.
Beneficial ownership for the executive officers includes shares held of record or in street name and, if noted, by trusts or family members. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2025, shares credited to the executives’ accounts under our 401(k) Plan and any long-term incentive (LTI) payments from DSUs, PSUs and RSUs that may have been deferred into the Executive Deferred Compensation Plan.

3.	Includes 35,231 shares held in 401(k) plan and excess benefit plan.
4.	Includes 5,443 shares held in 401(k) plan and excess benefit plan and 10,243 shares held indirectly in trusts.
5.	Includes 35 shares held in 401(k) plan and excess benefit plan.
6.	Includes 1,814 shares held in 401(k) plan and excess benefit plan.
Vulcan Materials Company	44	2025 PROXY STATEMENT

Equity Compensation Plans

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2024.
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1):
2006 Omnibus Long-Term Incentive Plan(2)
Stock-Only Stock Appreciation Rights	10,700	$83.13
Deferred Stock Units for Non-employee Directors	41,682
Total 2006 Omnibus Long-Term Incentive Plan	52,382		0(2)
2016 Omnibus Long-Term Incentive Plan
Stock-Only Stock Appreciation Rights	415,067	$164.42
Performance Share Units	329,087
Restricted Stock Units	235,576
Deferred Stock Units for Non-employee Directors	36,999
Restricted Stock Units for Non-employee Directors	34,947
Total 2016 Omnibus Long-Term Incentive Plan	1,051,676		4,396,033
Equity compensation plans not approved by security holders	NONE		NONE
Total of All Plans	1,104,058		4,396,033

1.
All of the company’s equity compensation plans have been approved by the shareholders of the company. Column (A) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 2006 Plan and the 2016 Plan. The weighted-average exercise price of outstanding stock options is shown in Column (B). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (C).

2.	Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that were outstanding when the 2016 Plan was approved.
Vulcan Materials Company	45	2025 PROXY STATEMENT

Compensation
Discussion and Analysis
INTRODUCTION
The Compensation Discussion and Analysis describes the company’s executive compensation philosophy and programs for our named executive officers (NEOs). The company’s NEOs for 2024 were:

Name	Principal Position
J. Thomas Hill	Chairman and Chief Executive Officer
Thompson S. Baker, II	President
Stanley G. Bass	Chief Strategy Officer
Mary Andrews Carlisle	Senior Vice President and Chief Financial Officer
Ronnie A. Pruitt	Chief Operating Officer

Our Mission
Vulcan’s unwavering commitment to reliability, quality and customer service has long provided us with a competitive edge, and we remain well-positioned as an industry leader. Vulcan’s mission drives every aspect of our business, including the pay-for-performance philosophy of our executive compensation program. We believe that our approach to executive compensation appropriately aligns management’s interests with those of our shareholders and other stakeholders and encourages a focus on driving long-term, sustainable shareholder value.

Our mission is to provide quality products and service; to foster the safety, skills and development of our people; to protect the environment; and to create superior, sustainable value for our shareholders.

Vulcan Materials Company	46	2025 PROXY STATEMENT

Compensation Discussion and Analysis

2024 Performance
Financial Performance
Despite the headwinds of extreme weather and an unstable macroeconomic backdrop, 2024 saw growth in Adjusted EBITDA1 and a 12% year-over-year improvement in aggregates cash gross profit per ton1. These results demonstrate the durability and strength of our aggregates-focused business model and the effectiveness of the Vulcan Way of Selling and the Vulcan Way of Operating. These financial results in a year of lower aggregates shipments are a testament to the operating strength of our business and the talent of our people. 2024 was also a year of expanding the Company’s reach through acquisitions, as the Company completed four strategic acquisitions during the year in five of its top ten revenue producing states. We continue to maintain a strong and flexible financial position, and we are confident in our ability to deliver strong results into the future.

1.
Adjusted EBITDA and aggregates cash gross profit per ton are non-GAAP financial measures. We provide a reconciliation of these non-GAAP financial measures to their respective most directly comparable GAAP financial measure in Annex A to this proxy statement.

Safety Performance
Our relentless focus on safety in 2024 helped us achieve a level of 1.28 MSHA/OSHA injuries per 200,000 hours worked, and an MSHA citation rate of 0.79 compared to an industry average of 1.98. We continued to emphasize the reduction of serious injuries and fatalities and introduced additional opportunities to observe and engage with management regarding such incidents, resulting in a year-over-year reduction in potentially serious injuries and fatalities of 31%. Our safety performance underscores our strong culture, which is bolstered by an engaged workforce that believes in employee ownership of safety and operational performance. We believe that the more engaged our managers are with their teams and the more engaged our employees are with each other, the safer and more effective our operations will become. In addition, each NEO’s short-term performance-based bonus is dependent, in part, on the company’s safety performance and may be adjusted up or down as much as 20% of target based on measurable performance in safety.

Vulcan Materials Company	47	2025 PROXY STATEMENT

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION PHILOSOPHY
Compensation Principles
The dedication and performance of our employees, including our NEOs, enable us to accomplish our corporate goals. The compensation program for our NEOs is intended to motivate them to achieve Vulcan’s strategic objectives and operational plans while adhering to our high ethical business standards and creating shareholder value.
Vulcan’s executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with shareholder value and ultimately impacts our compensation program design.

OUR THREE COMPENSATION PRINCIPLES

Link a significant portion of compensation to performance.
We believe that compensation levels should reflect
performance—both Vulcan’s performance and the NEO’s
performance. This is accomplished by:
•
Motivating, recognizing and rewarding individual excellence
•
Paying short-term cash incentives based upon company financial performance and individual performance
•
Linking long-term incentives to company stock performance through the use of Performance Share Units (PSUs), Restricted Stock Units (RSUs) and Stock-Only Stock Appreciation Rights (SOSARs)

Maintain competitive compensation levels.
We strive to offer programs and levels of compensation that are competitive with those offered by industrial companies of similar size, value and complexity in order to attract, retain and reward our NEOs.

Align management’s interests with those of shareholders.
Our program encourages NEO retention and motivates our NEOs to increase long-term shareholder value by granting long-term equity-based awards each year and tying short-term cash incentives to the achievement of economic profit targets closely aligned with the creation of shareholder value.

Our NEOs are primarily rewarded through performance-based cash and equity incentive awards, with only a small portion of their overall compensation awarded in the form of base salary. This serves to both encourage and recognize strong company performance and stock price growth, further driving shareholder value.
Long-term equity incentives are awarded through a combination of PSUs, RSUs and SOSARs in order to tie executive compensation more closely to company performance. The diagrams below depict each element of target compensation expressed as a percentage of total target direct compensation for our Chief Executive Officer and other NEOs, expressed as an average, for 2024.

1.	SOSARs refers to Stock-Only Stock Appreciation Rights. Restricted Stock refers to RSUs. Performance Shares refers to PSUs.
Vulcan Materials Company	48	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Key Pay Elements
The following chart summarizes the key pay elements for our NEOs. The Compensation & Human Capital Committee generally targets each element of compensation for our NEOs at the 50th percentile of the market as determined by a benchmarking analysis of total compensation relative to market data, subject to individual variation based on the Compensation & Human Capital Committee’s assessment of each executive’s performance, experience and responsibilities as well as internal equity considerations. Each element is described in detail beginning on page 53 in the Section “Elements of Compensation.”

*	EBITDA Economic Profit (EBITDA EP) is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to their respective most directly comparable GAAP financial measure.
Shareholder Engagement and Say on Pay Results
At our 2024 Annual Meeting of Shareholders, over 97% of the votes cast were in favor of the advisory vote to approve the compensation of our NEOs (“Say on Pay” vote). We believe the results of the 2024 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, during our shareholder engagement discussions over the course of 2024 and early 2025, shareholders were generally supportive of our executive compensation program and the accompanying disclosures.

We value the views of our shareholders and believe ongoing engagement is important to ensuring that our executive compensation program remains aligned with their interests.

Vulcan Materials Company	49	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Compensation Practices
Our compensation program incorporates best practices that we believe drive performance, while mitigating risk and aligning the interests of our executives with those of our shareholders. The table below highlights key features of our compensation practices.
WHAT WE DO	WHAT WE DON’T DO

•
Tie pay to performance by ensuring that a significant portion of NEO compensation is variable and performance-based
•
Apply a market based approach for determining target compensation
•
Utilize PSUs as a substantial portion of long-term incentive awards
•
Apply “Double-Trigger” change of control vesting requirement for long-term incentive awards
•
Require substantial share ownership under our stock ownership guidelines
•
Prohibit transactions by our directors and officers intended to hedge or offset the market value of Vulcan stock owned by them
•
Subject cash and equity-based incentive compensation to a clawback policy
•
Consider feedback provided by our shareholders related to executive compensation matters

•
Provide employment contracts for our executives
•
Permit repricing of stock options or SOSARs without shareholder approval
•
Allow pledging by our directors and officers of Vulcan shares as collateral for loans or any other purpose
•
Provide excessive change of control benefits. Our Change of Control Agreements do not provide for:
–
“Single-trigger” vesting of long-term incentive awards;
–
Inclusion of long-term incentive value in the calculation of cash severance; or
– Excise tax gross-ups

The Role of Individual Performance
Each NEO’s base salary and annual bonus is determined through thoughtful consideration of individual performance, company performance, competitive market pay and individual responsibilities and experience.
CEO Evaluation
With respect to our CEO, the independent members of our Board use a formal process for evaluating his performance. Each Board member provides a written evaluation in the areas of leadership, strategic planning, financial performance, safety performance, customer relations, personnel management, communications, board relations and overall performance. In its performance deliberations, the Compensation & Human Capital Committee has access to this input from the full Board and independently assesses the CEO’s performance.
Other NEOs Evaluation
For our NEOs other than our CEO, the Compensation & Human Capital Committee reviews performance reports, as prepared by our CEO. Individual performance is based primarily on the extent to which each NEO achieves a series of set goals throughout the period.

Our compensation program is intended to motivate our NEOs to achieve Vulcan’s strategic goals and operational plans while adhering to our high ethical business standards and creating shareholder value.

Vulcan Materials Company	50	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Together, Vulcan’s NEOs made impactful contributions to the continued success of the organization in 2024, as evidenced by the following accomplishments:
•	Delivering Adjusted EBITDA* of $2.057 billion and improving Adjusted EBITDA margin by 190 basis points in the face of 6% lower aggregates shipments;
•	Expanding our industry-leading aggregates cash gross profit per ton* by 12% by executing the Vulcan Way of Selling and the Vulcan Way of Operating; and
•	Completing four strategic acquisitions in five of our top ten revenue generating states.
The following are notable individual accomplishments of each NEO in 2024:

Tom Hill CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Mr. Hill’s Accomplishments During the Year Included:
•
Leading the organization to achieve a level of 1.28 MSHA/OSHA combined injury incidents per 200,000 hours worked and an MSHA citation rate of 0.79, through a focus on serious incident prevention via engagements and observations;
•
Executing the Vulcan Way of Selling and the Vulcan Way of Operating, to drive sales results (as evidenced by increased average sales price) and operating efficiencies (as evidenced by increased aggregates cash gross profit per ton*);

•
Implementing succession planning with respect to senior leadership candidates; and
•
Expanding our reach through four strategic acquisitions located within five of our top ten revenue generating states.

Tom Baker PRESIDENT

Mr. Baker’s Accomplishments During the Year Included
•
Leading the organization to achieve a level of 1.28 MSHA/OSHA combined injury incidents per 200,000 hours worked and an MSHA citation rate of 0.79, through a focus on serious incident prevention via engagements and observations;
•
Leading the organization to achieve a citation free inspection rate of 98% through continuous improvement of our environmental programs as well as a focus on support for our operations personnel;

•
Continuing executive leadership of the Vulcan Way of Operating with a focus on implementing proprietary technology at our top 100 aggregates facilities; and
•
Providing executive leadership to the Vulcan Way of Operating Leadership Team, which advances the Vulcan Way of Operating across the enterprise.

Vulcan Materials Company	51	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Stan Bass CHIEF STRATEGY OFFICER

Mr. Bass’ Accomplishments During the Year Included:
•
Providing leadership for the enterprise-wide growth strategies, including the Vulcan Way of Selling and Logistics Innovation to drive customer value and bookings through increased customer interactions and implementing meaningful technology;
•
Continuing the development and implementation of the Vulcan Way of Construction to provide consistent expectations and leadership as well as safety, health and environmental best practices;

•
Completing four strategic acquisitions located within five of our top ten revenue generating states; and
•
Continuing to develop a company-wide land management strategy to identify opportunities to increase earnings through alternative sources.

Mary Andrews Carlisle SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Ms. Carlisle’s Accomplishments During the Year Included:
•
Growing Adjusted EBITDA* by 2% and aggregates cash gross profit per ton* by 12% despite continued macroeconomic headwinds and extreme weather resulting in 6% lower shipments;
•
Progressing on a multi-year technology roadmap by initiating an enterprise performance management system implementation and planning for continued digital transformations across the enterprise;

•
Maintaining a strong and flexible balance sheet while deploying over $2 billion for strategic acquisitions and continuing to reinvest in our franchise and return capital to shareholders; and
•
Increasing shareholder outreach through a combination of conferences, non-deal roadshows, quarry tours to showcase our Vulcan Way of Selling and Vulcan Way of Operating disciplines, sustainability outreach, and other targeted meetings.

Vulcan Materials Company	52	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Ronnie Pruitt CHIEF OPERATING OFFICER

Mr. Pruitt’s Accomplishments During the Year Included:
•
Enhancing our safety culture and achieving a level of 1.28 MSHA/OSHA combined injury incidents per 200,000 hours worked and an MSHA citation rate of 0.79, through a focus on serious incident prevention via in-person engagements and field safety observations;
•
Leading the development and implementation of strategic growth plans for each Division and providing ongoing coaching and mentoring to Division Presidents;

•
Engaging in ongoing people strategy meetings to focus attention on attracting, retaining, and developing our people in support of our corporate and division leadership succession planning strategy;
•
Driving the enterprise-wide execution of the Vulcan Way of Selling (as evidenced by increased average sales price) and operating efficiencies (as evidenced by increased aggregates cash gross profit per ton*); and
•
Participating in shareholder outreach.

*
Adjusted EBITDA and aggregates cash gross profit per ton are non-GAAP financial measures. We provide a reconciliation of these measures to the most directly comparable GAAP financial measure in Annex A to this proxy statement

ELEMENTS OF COMPENSATION
The elements of our executive compensation program, all of which are discussed in greater detail below, include:
Total Direct Compensation Elements:
•	Base salary
•	Short-term performance-based cash incentive
•	Long-term equity incentives
Other Compensation Program Elements:
•	Benefits and perquisites
•	Change of control agreements
•	Retirement benefits
Base Salary
The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent and skilled executives employed at peer organizations.
The Compensation & Human Capital Committee uses the following factors to determine if base salary adjustments are appropriate for our NEOs:
•	Performance relative to the pre-established goals and objectives in his or her areas of responsibility
•	Changes in responsibilities
•	Overall managerial effectiveness with respect to leadership planning, personnel development, communications, strategy execution and similar matters
•	Competitive pay levels for similarly-situated executives set forth in compensation surveys and within our peer group
•	Level of expertise and potential for future contributions to the company, retention risks and equity within our overall salary program
•	Economic environment and its impact on the company
Vulcan Materials Company	53	2025 PROXY STATEMENT

Compensation Discussion and Analysis

We review the base salaries of the NEOs annually and also at the time of any promotion or change in responsibilities. The following table sets forth the annual base salary of each of our NEOs as of December 31, 2024, as well as each NEO’s year-over-year percentage increase in base salary:

Name	Position	2023 Salary	2024 Salary	Year-Over- Year Increase
Tom Hill	Chairman and Chief Executive Officer	$1,235,000	$1,235,000	0.0%
Tom Baker	President	$800,000	$800,000	0.0%
Stan Bass	Chief Strategy Officer	$695,000	$695,000	0.0%
Mary Andrews Carlisle	Senior Vice President and Chief Financial Officer	$600,000	$675,000	12.5%
Ronnie Pruitt	Chief Operating Officer	$700,000	$760,000	8.6%

To further our goal of aligning the executives’ interests with those of our shareholders, we generally reward superior performance through our short-term cash incentive program and long-term equity-based incentives rather than through base salary.

Short-Term Performance-Based Incentive
Our short-term cash incentive program is designed to motivate our executives, including the NEOs, and reward them with cash payments for achieving quantifiable results versus pre-established business and individual performance goals. We pay short-term incentives to all of our NEOs under the shareholder-approved Executive Incentive Plan (EIP).
At the beginning of the plan year, the Compensation & Human Capital Committee determined the target bonus as well as the maximum bonus payable for each NEO; the bonus methodology is described in greater detail in the following sections. Target bonus opportunities (expressed as a percentage of salary) were determined based on market benchmarking of comparable roles as prepared by our independent compensation consultant as well as internal equity considerations. Maximum bonus opportunities are set equal to 250% of the target.
Measuring Financial Performance
The Compensation & Human Capital Committee used EBITDA Economic Profit (EBITDA EP*), i.e., Adjusted EBITDA* less a charge for capital employed in the business, as its short-term financial incentive metric in determining the actual short-term incentive amount payable to each NEO. The capital charge is determined by applying the company’s weighted average cost of capital to invested capital during the year. The purpose of this metric is to capture all costs of operating the enterprise, both operating expenses reflected on the income statement as well as a sufficient rate of return for the capital deployed in the business. We believe this metric provides an incentive for management to carefully consider deployment of capital to the extent the company increases capital expenditures during the current economic cycle.
The operating capital charge is based on the company’s average assets and liabilities associated with Adjusted EBITDA EP multiplied by the estimated pretax cost of capital. Changes in EBITDA EP positively correlate with changes in shareholder value better than other commonly used financial performance measures.
Vulcan Materials Company	54	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Goal Setting & Financial Performance
The building materials industry is cyclical and susceptible to commodity price variations. These factors can have a material effect on business outcomes but are outside the direct control of management. To properly contend with these variables, goals are set using a consistent formula based on performance during the preceding three years, weighted most heavily on the most recent fiscal year, less certain gains on sales of property or assets. Accordingly, the 2024 EBITDA EP* target was $976.5 million. The Compensation & Human Capital Committee authorized short-term incentive payouts for 2024 based on EBITDA EP* of $1,143.7 million, which was $167.2 million above the target.
Safety Performance
The Compensation & Human Capital Committee also considered the company’s safety performance when determining final earned bonuses for our NEOs. In 2022, the company changed the short-term safety bonus metrics to reflect both lagging indicator (MSHA/OSHA combined incident injury rate) and leading indicator (fatality prevention) performance metrics.
The safety bonus metrics may increase or decrease each NEO’s bonus multiple by up to 20 points. A bonus multiple point is equal to 1% of the NEO’s target bonus.
For 2024, the company achieved an MSHA/OSHA combined incident injury rate (excluding incidents that occurred on a public roadway where the company’s driver was not at fault) of 1.25 for every 200,000 employee hours worked. Based on the company’s MSHA/OSHA injury rate experience for the year (excluding incidents that occurred on a public roadway where the company’s driver was not at fault), facilities having completed 100% of their serious injury and fatality prevention observations and engagements, and facilities having completed 100% of the executive reviews related to serious or potentially serious incidents, each NEO received an increase of 7.5 points to the performance bonus multiple used to calculate his or her bonus for 2024.
The table below shows the target bonus and the short-term incentive paid to each NEO based on 2024 company and individual performance. Under the EIP, bonus payments may be up to four times each NEO’s target amount (but not to exceed $7 million). However, the maximum bonus allowed by the Compensation & Human Capital Committee equals 2.5 times the NEO’s target bonus. Earned bonuses did not exceed the maximum bonuses.

Name	Base Salary	“Target Bonus” as a Percentage of Base Salary	Target Bonus Amount	Cash Bonus Paid Based on 2024 Performance
Tom Hill	$1,235,000	160%	$1,976,000	$2,776,300
Tom Baker	$800,000	100%	$800,000	$1,124,000
Stan Bass	$695,000	100%	$695,000	$976,500
Mary Andrews Carlisle	$675,000	95%	$641,250	$901,000
Ronnie Pruitt	$760,000	100%	$760,000	$1,067,800

*
EBITDA, Adjusted EBITDA, EBITDA EP and Adjusted EBITDA EP are non-GAAP financial measures. See Annex A for a reconciliation of non-GAAP financial measures to their respective most directly comparable GAAP financial measure.

Long-Term Equity Incentives
Our long-term equity incentive compensation program rewards the NEOs based on the future performance of the company by motivating the creation of shareholder value. The goals of the long-term incentive program are to:
•	Ensure NEOs’ financial interests are aligned with our shareholders’ interests
•	Motivate decision-making that improves financial performance over the long-term
•	Recognize and reward superior financial performance of the company
•	Provide a retention element to our compensation program
•	Promote compliance with the stock ownership guidelines for executives
Based on data and analysis from its independent compensation consultant and internal equity considerations, the Compensation & Human Capital Committee establishes a target long-term equity incentive opportunity, expressed as a percentage of each NEO’s base salary, to be used when granting long-term equity awards.
Vulcan Materials Company	55	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Our 2016 Plan, approved by our shareholders at our 2016 Annual Meeting of Shareholders, provides for the grant of multiple types of awards, including those listed below, that the Compensation & Human Capital Committee may use, at its discretion, for granting long-term incentives:
•	stock options
•	SOSARs
•	PSUs
•	RSUs
In recent years, the Compensation & Human Capital Committee has used a combination of PSUs, RSUs and SOSARs for annual equity incentive grants to our NEOs.
2024 Long-Term Incentive Grants
Annually at its February meeting, the Compensation & Human Capital Committee grants long-term incentive awards. All such equity-based awards are valued on the date of the grant. Typically, equity-based incentive grants are only made annually unless a hire or promotion occurs during the year.
The Compensation & Human Capital Committee generally grants a combination of equity-based awards that produce an award value (Target LTI) on the date of the grant that falls between the 50th and 75th percentile of the market of awards made to similarly-situated executives determined by our competitive market analysis. However, the Compensation & Human Capital Committee may make adjustments each year to the number of units granted based on its assessment of each executive’s performance, experience and responsibilities, as well as internal equity considerations.
In 2024, the Compensation & Human Capital Committee approved annual long-term incentive grants to the NEOs in the form of PSUs (60% of Target LTI value), RSUs (20% of Target LTI value) and SOSARs (20% of Target LTI value).
The table below shows the target long-term incentive amount of each NEO:

Name	Base Salary	“Target LTI” as a Percentage of Base Salary	Target LTI Amount
Tom Hill	$1,235,000	690%	$8,521,500
Tom Baker	$800,000	365%	$2,920,000
Stan Bass	$695,000	295%	$2,050,250
Mary Andrews Carlisle	$675,000	270%	$1,822,500
Ronnie Pruitt	$760,000	330%	$2,508,000

A summary of all long-term incentive (LTI) grants made to NEOs in 2024 is as follows:

	2024 Annual Grants
Name	SOSARs	PSUs	RSUs	Total LTI Grants
Tom Hill	19,740	20,700	6,900	47,340
Tom Baker	6,770	7,090	2,360	16,220
Stan Bass	4,750	4,980	1,660	11,390
Mary Andrews Carlisle	4,220	4,430	1,480	10,130
Ronnie Pruitt	5,810	6,090	2,030	13,930

These awards are also reflected in the Summary Compensation Table on page 63 and the Grants of Plan-Based Awards table on page 65.
Vulcan Materials Company	56	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Performance Share Units
PSUs, which comprised 60% of each NEO’s target LTI award in 2024, provide an opportunity for our executives to earn Vulcan stock if performance goals established by the Compensation & Human Capital Committee are met over a three-year performance period. For PSUs granted in 2024, performance will be measured 50% based on the company’s total shareholder return (TSR) percentile rank relative to the TSR of the S&P 500, and 50% based on the company’s growth rate of Aggregates Cash Gross Profit per ton3, each averaged over the three-year period ending December 31, 2026.
The Compensation & Human Capital Committee chose the S&P 500 as the comparison group for relative TSR performance because it is a broad and market index representative of investors’ alternative capital investment opportunities. Vulcan is also a member of the S&P 500. The Compensation & Human Capital Committee believes that our annual average growth rate of Aggregates Cash Gross Profit per ton adds balance to our PSU program by including an internal financial measure in combination with our historical use of relative TSR. The Committee views our Aggregates Cash Gross Profit per ton as an important measure of our long-term financial performance that further aligns our compensation program with company performance. Performance goals for Aggregates Cash Gross Profit per ton were established based on our historical results through the economic cycle and generally remain consistent with each grant.
The following table shows the payout percentage of 2024 PSUs that may vest over the three-year period based on potential levels of performance:
PERFORMANCE SHARE UNIT PAYMENT TABLE(1)

Three-Year Average TSR Percentile Rank Relative to S&P 500 Index)	% of PSUs Payable(2)	+	Average Annual Growth Rate Aggregates Cash Gross Profit(3) Per Ton	% of PSUs Payable(2)
75th or greater (Maximum)	100		9.5% or greater (Maximum)	100
50th (Target)	50		4.5% (Target)	50
25th (Threshold)	12.5		0.5% (Threshold)	12.5
Less than 25th	0		Less than 0.5%	0

1.
If the company’s three-year average TSR relative to the S&P 500 Index is at the 50th percentile, one half of the full award is paid. If the company’s three-year average annual growth rate of Aggregates Cash Gross Profit per ton is 4.5%, the remaining one half of the full award is paid. The payout is adjusted incrementally for performance above and below target and can range from 0% to 200%.

2.	Payouts are interpolated for returns between threshold and target, and target and maximum. Payment is made in the form of Vulcan common stock.
3.	Aggregates Cash Gross Profit per ton is a non-GAAP financial measure. See Annex A for a reconciliation of non- GAAP financial measures to our results reported under GAAP.
Stock-Only Stock Appreciation Rights
SOSARs are stock option-like instruments. SOSARs, which comprised 20% of each NEO’s target LTI award in 2024, provide value to the executives only if the market value of our common stock appreciates above the grant date exercise price. If not, the instrument will expire at the end of its term and be forfeited. SOSARs entitle the recipient to receive, at the time of exercise, shares of Vulcan stock with a market value equal to the excess of the market price of Vulcan stock on the date the SOSARs are exercised, over the exercise price (the closing price of Vulcan stock on the date of grant) multiplied by the number of SOSARs exercised. SOSARs have a ten-year term and vest at a rate of one-third annually over the first three years of the term.
Restricted Stock Units
RSUs, which comprised 20% of each NEO’s target LTI award in 2024, provide value through long-term stock price performance, thus aligning the interests of our executives with those of our shareholders. RSUs vest on the third anniversary of the grant date and are then paid in the form of Vulcan common stock.
Payments of Prior Grants
In February 2024, all of the NEOs received payment for PSUs that were granted in 2021, which vested on December 31, 2023, based on our results relative to the established performance criteria. These PSUs were paid out at 180.7% of the original grant amount. One-half of the PSU payment percentage of 180.7% was based on TSR performance of our common stock relative to the TSR performance of the companies that comprise the S&P 500 Index during the three-year performance period, and one-half of the PSU payment percentage was based on the company’s growth rate of Aggregates Cash Gross Profit per ton during the three-year performance period.
Vulcan Materials Company	57	2025 PROXY STATEMENT

Compensation Discussion and Analysis

Payment Calculation for PSUs Granted in 2021 and Paid February 9, 2024

Name	Units Granted in 2021	Percentage Payable	Units Payable
Tom Hill	23,700	180.7%	42,826
Tom Baker	6,000	180.7%	10,842
Stan Bass	5,300	180.7%	9,578
Mary Andrews Carlisle	420	180.7%	759
Ronnie Pruitt	6,400	180.7%	11,565

Benefits and Perquisites
NEOs participate in each of the benefit plans or arrangements that generally are made available to all salaried employees, including medical and dental benefits and life, accidental death and disability insurance.
We provide individual long-term disability coverage for our NEOs that insures base salary and target bonus in excess of that insured under the group contract up to a maximum of $700,000 in covered compensation.
We reimburse NEOs for qualified expenses incurred while using personal vehicles for company business based on a fixed and variable rate reimbursement program.
We also make the company-owned aircraft available to the CEO and other senior executives for business travel. In addition, the aircraft is available to the CEO for personal use, subject to the policy described below. In certain limited circumstances, such as when a particular use is incidental to company business or is otherwise extraordinary (e.g., a medical emergency), an NEO may use the aircraft for personal travel without reimbursement to the company, provided that such use is considered for inclusion in the applicable NEO’s taxable income for the year.
Pursuant to a Board-approved policy, the CEO is permitted to use the company’s corporate aircraft for personal travel outside of the aforementioned limited circumstances, without reimbursement to the company, up to a maximum value of $150,000 per year. Mr. Hill used the company-owned aircraft for such personal reasons in 2024 on 18 occasions, and the cumulative amount attributable to those uses was less than $150,000.
In addition, in 2024, Mr. Pruitt used the aircraft for personal use on 5 occasions and for commuting on 15 occasions, and Mr. Baker used the aircraft for personal use on 1 occasion. Mr. Bass and Ms. Carlisle did not use the aircraft for commuting or for personal use.
In accordance with the company’s policy, none of the flights mentioned above required reimbursement to the company, and each was considered for inclusion in the applicable NEO’s taxable income for the year.
We do not provide other significant perquisites to the NEOs.
The Compensation & Human Capital Committee reviews our policies and determines whether and to what extent perquisites should be modified or continued.
Change of Control Agreements
Vulcan has entered into Change of Control Employment Agreements (COC Agreements) with each of the NEOs. Each of the COC Agreements covers a term of three years and will be automatically extended annually for subsequent three-year terms unless Vulcan gives prior notice of non-extension.
In the event of a change of control, the COC Agreements entitle the executives to continue employment with Vulcan for two years following the change of control, during which time period the executive will continue to hold a position and duties, and receive compensation and benefits, commensurate with the practices in effect during the four-month period prior to the change of control.
Severance benefits under each COC Agreement will be payable following a qualifying termination (termination by the executive for good reason or by Vulcan without cause) that occurs within two years following (or prior to, but in connection with) a change of control. A change of control is defined to include: (a) the acquisition of 30% or more of the outstanding Vulcan stock or voting power by an individual, entity or group; (b) a change in the majority of the board of directors of Vulcan that is not endorsed by the incumbent board of directors; (c) consummation of a reorganization, merger, consolidation or similar corporate transaction that results in a new group holding at least 50% of the beneficial ownership of the outstanding Vulcan stock or voting power; and (d) approval by Vulcan shareholders of a complete liquidation or dissolution of the company.
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Compensation Discussion and Analysis

The COC Agreements provide for a payment of three times the sum of base salary and average bonus upon a change of control.
We entered into the COC Agreements with our NEOs to provide for retention and continuity in order to minimize disruptions during a pending or anticipated change of control. For a detailed description of these change of control benefits, refer to “Change of Control Agreements and Related Cash Severance Benefits” on page 71.
Retirement Benefits
Retirement benefits are an important component of our executive compensation program. We offer employees, including our NEOs, a program that provides the opportunity to accumulate income for retirement. We periodically review our benefits program against our peer group with the goal of ensuring that our program remains competitive. The key components of our retirement program are as follows:

Benefit	Background
Retirement Plan
The Vulcan Materials Company Pension Plan (Pension Plan) (the Chemicals and Salaried Pension Plans were merged effective November 30, 2020) covers all salaried employees of the company hired prior to July 15, 2007. Messrs. Hill and Bass and Ms. Carlisle are eligible to participate in the Pension Plan. As of December 31, 2013, benefits under the Pension Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015.

Supplemental Plan*
The Vulcan Nonqualified Retirement Plan (Nonqualified Plan) provides for benefits that are curtailed under the Pension Plan and the 401(k) Plan due to Internal Revenue Service pay and benefit limitations for qualified plans. This plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Nonqualified Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of the company. As of December 31, 2013, pension plan benefits under the Nonqualified Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015. Supplemental 401(k) benefits continue to accrue under this plan.

401(k) Plan	This plan has two components: (1) an employee contribution feature with company matching and (2) an annual employer contribution.

*	A discussion of all retirement benefits provided to the NEOs is set forth under the heading “Retirement Benefits” beginning on page 69.
COMPENSATION DECISION APPROACH
COMPENSATION & HUMAN CAPITAL COMMITTEE	COMPOSED ENTIRELY OF INDEPENDENT DIRECTORS

The Compensation & Human Capital Committee administers our executive compensation program and oversees key human capital management strategies and policies in accordance with our Compensation & Human Capital Committee Charter. The current charter is available at www.vulcanmaterials.com. On our website, select “Investor Relations,” then “Governance.” From there, you can visit our “Committee Composition” page, which lists the composition of our board committees and provides links to their respective charters.

In accordance with our Compensation & Human Capital Committee Charter, the Compensation & Human Capital Committee:
•
Annually reviews and approves corporate goals and objectives relevant to the CEO’s compensation
•
Reviews the CEO’s performance and independent compensation consultant’s recommendations and, accordingly, determines the CEO’s compensation
•
Presents the CEO’s overall compensation package to the entire Board of Directors for ratification
•
Reviews and sets base salary and short- and long-term incentives for other NEOs
•
Monitors market practices and reviews and approves any modifications to the company’s executive compensation program
•
Interprets and administers the Executive Incentive Plan, Management Incentive Plan, 2006 Omnibus Long-Term Incentive Plan, 2016 Omnibus Long-Term Incentive Plan and, if approved by our shareholders, the 2025 Omnibus Long-Term Incentive Plan

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Compensation Discussion and Analysis

INDEPENDENT COMPENSATION CONSULTANT	MERIDIAN COMPENSATION PARTNERS, LLC (MERIDIAN)

Meridian is engaged by and reports to the Compensation & Human Capital Committee and occasionally meets with management to discuss compensation initiatives and issues. Meridian does not provide any other services to the company. The Compensation & Human Capital Committee determined that Meridian’s work as the Compensation & Human Capital Committee’s compensation consultant did not present any conflicts of interest in 2024.

In 2024, Meridian:
•
Provided the Compensation & Human Capital Committee with observations and recommendations on compensation and benefits for our CEO and other NEOs
•
Advised and assisted the Compensation & Human Capital Committee in a review of our peer group for 2025 compensation decisions
•
Conducted a benchmarking market study and analysis of executive compensation practices to ensure that our compensation program is reasonable and competitive
•
Had representatives attend all three meetings of the Compensation & Human Capital Committee in 2024

MANAGEMENT

•
Management supports the Compensation & Human Capital Committee by providing information and analyses, and occasionally meets with our independent compensation consultant to discuss compensation initiatives and competitive practices
•
The CEO is responsible for recommending annual performance goals for each of the other NEOs and for conducting annual performance evaluations against such pre-established goals
•
Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation & Human Capital Committee for the compensation of the other NEOs

Benchmarking Compensation and Peer Group Development
On an annual basis, the Compensation & Human Capital Committee reviews a benchmarking analysis of total compensation for our CEO and other NEOs relative to market data. Our compensation consultant develops market data appropriate for a company of our size using a combination of peer group data and market surveys. The market data, in combination with consideration of each NEO’s experience, responsibilities and performance, assist the Compensation & Human Capital Committee in making informed, market-based decisions regarding our executive pay program.
The Compensation & Human Capital Committee generally targets each element of compensation for our NEOs at the 50th percentile of the market as determined by the benchmarking analysis, subject to individual variation based on the Compensation & Human Capital Committee’s assessment of each executive’s performance, experience and responsibilities as well as internal equity considerations.
Peer Group
The Compensation & Human Capital Committee considered several factors in selecting our peer group, including industry (with a focus on construction, materials and mining), revenue size, market capitalization and operating margins. At the end of 2024, our revenues ranked near the median of the peer group and our market capitalization was above the 75th percentile. Our peer group for 2024 consisted of the following 25 companies:
•	Air Products and Chemicals, Inc.
•	Albemarle Corporation
•	Allison Transmission Holdings, Inc.
•	Ball Corporation
•	Cabot Corporation
•	Celanese Corporation
•	CF Industries Holdings, Inc.
•	Dover Corporation
•	Eagle Materials Inc.
•	Eastman Chemical Company
•	Ecolab Inc.
•	FMC Corporation
•	Fortune Brands Home & Security, Inc.
•	Lennox International Inc.
•	Martin Marietta Materials, Inc.
•	Masco Corporation
•	Mineral Technologies Inc.
•	NewMarket Corporation
•	Newmont Corporation
•	Owens Corning
•	Packaging Corporation of America
•	Summit Materials, Inc.
•	The Mosaic Company
•	The Timken Company
•	Westlake Chemical Corporation
Vulcan Materials Company	60	2025 PROXY STATEMENT

Compensation Discussion and Analysis

STOCK OWNERSHIP GUIDELINES
To align the interests of the NEOs with our shareholders’ interests and to promote a long-term focus for these officers, the company maintains executive stock ownership guidelines for the officers of the company, including the NEOs. The guidelines are based on the Compensation & Human Capital Committee’s assessment of market practices. The stock ownership requirements are higher for the CEO than for the other NEOs. The following table details the guidelines for each NEO, expressed as a multiple of base salary:

Name	Stock Value as a Multiple of Base Salary
Tom Hill	7x
Tom Baker	4x
Stan Bass	3x
Mary Andrews Carlisle	4x
Ronnie Pruitt	4x

The Compensation & Human Capital Committee reviews compliance with the ownership guidelines on an annual basis. As of March 1, 2025, all of our NEOs met or exceeded our ownership guidelines.
What Counts Toward the Guidelines
•	Shares owned personally
•	Shares in the Vulcan 401(k) plan or other qualified retirement plans
•	Shares in the company’s deferred compensation and nonqualified retirement plans
•	RSU grants
•	Shares owned by a family member, shares held in trust for the benefit of the NEO or a family member, or shares held in trust for which such officer is trustee
What Does Not Count Toward the Guidelines
•	“In the money” value of vested SOSARs
•	Unvested PSUs
Share Retention Requirements
Pursuant to the equity retention policy in our stock ownership guidelines, all NEOs are required to retain 50% of net shares paid as incentive compensation until such officer meets or exceeds the applicable ownership guidelines.
RISK, ACCOUNTING AND TAX CONSIDERATIONS
Our compensation program is balanced, focused and gives considerable weight to the long-term performance of the company. Under this structure, the highest amount of compensation can only be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and long-term equity-based incentive awards. The Compensation & Human Capital Committee retains the discretion to adjust compensation for quality of performance and adherence to the company’s values.
Based on the foregoing features of our compensation program, the Compensation & Human Capital Committee has concluded that risks arising from compensation policies and practices for employees of the company and its affiliates are not reasonably likely to have a material adverse effect on the company as a whole.
In administering the compensation program for NEOs, the Compensation & Human Capital Committee considers the consequences under applicable tax law and financial accounting standards in our analysis of total compensation and the mix of compensation elements, base salary, bonus and long-term incentives.
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Compensation
Committee Report
The Compensation & Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Dated: February 13, 2025
COMPENSATION & HUMAN CAPITAL COMMITTEE
Thomas A. Fanning, Chair
Melissa H. Anderson
James T. Prokopanko
Lee J. Styslinger, III
George A. Willis
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Executive
Compensation
SUMMARY COMPENSATION TABLE
The following table sets forth, for the three most recently completed fiscal years, information concerning the compensation of our NEOs for the fiscal year ended December 31, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All other Compensation(4) ($)	Total ($)
J. Thomas Hill Chairman and Chief Executive Officer	2024	1,235,000	—	6,817,200	1,703,957	2,776,300	(275,459)	603,755	12,860,753
	2023	1,235,000	—	6,274,449	1,568,691	4,038,900	(72,005)	485,718	13,530,753
	2022	1,235,000	—	5,429,583	1,356,768	2,598,400	(1,009,604)	471,392	10,081,539
Thompson S. Baker, II President	2024	800,000	—	2,334,150	584,386	1,124,000	—	119,786	4,962,322
	2023	752,000	—	3,805,727	451,714	1,635,200	—	169,147	6,813,788
	2022	724,167	—	1,612,197	399,762	957,300	—	150,639	3,844,065
Stanley G. Bass Chief Strategy Officer	2024	695,000	—	1,640,080	410,020	976,500	(156,165)	196,033	3,761,468
	2023	695,000	—	1,389,643	347,472	1,420,600	11,948	150,681	4,015,344
	2022	691,167	—	1,315,701	327,078	822,500	(467,288)	155,720	2,844,878
Mary Andrews Carlisle Senior Vice President and Chief Financial Officer	2024	662,500	—	1,459,770	364,270	901,000	(7,074)	163,253	3,543,719
	2023	591,667	—	1,247,521	312,001	1,165,100	6,793	96,553	3,419,635
	2022	507,844	—	889,488	218,052	548,400	(68,624)	59,975	2,155,135
Ronnie A. Pruitt(5) Chief Operating Officer	2024	750,000	—	2,005,640	501,519	1,067,800	—	654,498	4,979,457
	2023	609,500	—	2,277,471	194,005	1,144,600	—	117,167	4,342,743

1.
Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of FASB ASC Topic 718. For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts adjusted for current expectations of future dividend payouts. The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option’s expected term. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding. For Performance Share Units, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For the highest performance level, the maximum number of shares payable and the estimated grant date value are 41,400 shares ($10,225,800) for Mr. Hill; 14,180 shares ($3,502,460) for Mr. Baker; 9,960 shares ($2,460,120) for Mr. Bass; 8,860 shares ($2,188,420) for Ms. Carlisle; and 12,180 shares ($3,008,460) for Mr. Pruitt. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.

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Executive Compensation

2.	The EIP payments were made on March 13, 2025, for the previous year’s performance. See discussion of the EIP under the heading “Compensation Discussion and Analysis” above.
3.
Includes only the amount of change in pension value because the company does not provide any above market earnings on deferred compensation balances. The year over year change in pension value was attributable to two primary factors, which were: (i) aging (one year closer to retirement) and (ii) change in actuarial assumptions (change in interest rate from 4.86% to 5.45%, and mortality table to Pri-2012 Private retirement plan Mortality White Collar Table, adjusted to 2006 base rates, with generational improvements projected using Scale MP-2021).

Name	AGING (one year closer to retirement) ($)	Change in Assumptions ($)	Total Change ($)
Tom Hill	(132,190)	(143,269)	(275,459)
Tom Baker(a)	—	—	—
Stan Bass	(67,573)	(88,592)	(156,165)
Mary Andrews Carlisle	3,188	(10,262)	(7,074)
Ronnie Pruitt(a)	—	—	—

a.	Messrs. Baker and Pruitt were hired after 2007 and are not eligible to participate in the company’s defined benefit plan.
4.
Includes qualified defined contribution plan contributions, company-paid life insurance premiums, reimbursement of qualified expenses incurred while using personal vehicles for company business, relocation expenses, commuting expenses and personal use of company aircraft, as set forth in the following table.

Breakout detail of all other compensation shown in table below:

Name	Non-Qualified Plan Contributions ($)	Qualified 401(K) Contributions ($)	Company Paid Life Insurance Premiums ($)	Reimbursed Expenses of Personal Vehicle Use ($)	Relocation ($)	Personal Use of Company Aircraft ($)	Commuting ($)	Total ($)
Tom Hill	435,870	33,900	912	7,556	0	125,517	0	603,755
Tom Baker	95,172	21,200	912	0	0	2,502	0	119,786
Stan Bass	153,736	33,900	912	7,485	0	0	0	196,033
Mary Andrews Carlisle	120,988	33,900	912	7,453	0	0	0	163,253
Ronnie Pruitt	69,212	20,200	912	8,153	296,687	71,716	187,618	654,498

5.	Mr. Pruitt was not a named executive officer for the fiscal year ended December 31, 2022.
Vulcan Materials Company	64	2025 PROXY STATEMENT

Executive Compensation

GRANTS OF PLAN-BASED AWARDS
The following table sets forth the grants of plan-based awards in 2024 to our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of Shares)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tom Hill	2/21/2024	0	1,976,000	4,940,000	0	20,700	41,400	6,900	19,740	253.43	8,521,157
Tom Baker	2/21/2024	0	800,000	2,000,000	0	7,090	14,180	2,360	6,770	253.43	2,918,536
Stan Bass	2/21/2024	0	695,000	1,737,500	0	4,980	9,960	1,660	4,750	253.43	2,050,100
Mary Andrews Carlisle	2/21/2024	0	641,250	1,603,125	0	4,430	8,860	1,480	4,220	253.43	1,824,040
Ronnie Pruitt	2/21/2024	0	760,000	1,900,000	0	6,090	12,180	2,030	5,810	253.43	2,507,159

1.	Exercise price was determined using the closing price of our common stock on the grant date as required under the 2016 Plan.
2.
Amount represents the grant date fair values calculated in accordance with FASB ASC Topic 718. The grant date fair value of $247.00 for the PSUs granted on February 21, 2024 was calculated using a Monte Carlo simulation model. The grant date fair value of $247.00 for the RSUs granted on February 21, 2024 reflects the base price of the award. The grant date fair value of $86.32 for the SOSARs granted on February 21, 2024 was calculated using a Black-Scholes option pricing model. Fair value was calculated on the number of units granted.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Certain information concerning unexercised options and stock awards that have not vested for each of the NEOs outstanding as of December 31, 2024, is set forth in the table below:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(12) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested(13) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested(13) ($)
Tom Hill	2/10/2017	23,900	0		122.60	2/10/2027
	2/23/2018	27,200	0		121.69	2/23/2028
	2/19/2019	26,100	0		113.16	2/19/2029
	2/21/2020	27,000	0		133.95	2/21/2030
	2/19/2021	24,800	0		164.38	2/19/2031
	2/18/2022	14,934(1)	7,466		185.31	2/18/2032	7,300(7)	1,877,779	39,622(4)	10,191,967
	2/21/2023	7,224(2)	14.446		180.52	2/21/2033	8,940(8)	2,299,636	26,820(5)	6,898,909
	2/21/2024	0(3)	19,740		253.43	2/21/2034	6,900(9)	1,774,887	20,700(6)	5,324,661
Tom Baker	3/13/2017	5,500	0		119.59	3/13/2027
	2/23/2018	6,600	0		121.69	2/23/2028
	2/19/2019	6,500	0		113.16	2/19/2029
	2/21/2020	7,400	0		133.95	2/21/2030
	2/19/2021	6,300	0		164.38	2/19/2031
	2/18/2022	4,400(1)	2,200		185.31	2/18/2032	2,200(7)	565,906	11,707(4)	3,011,392
	2/21/2023	2,080(2)	4,160		180.52	2/21/2033	2,570(8)	661,081	7,720(5)	1,985,816
	2/21/2023						11,400(10)	2,932,422
	2/21/2024	0(3)	6,770		253.43	2/21/2034	2,360(9)	607,063	7,090(6)	1,823,761
Stan Bass	2/19/2021	5,500	0		164.38	2/19/2031
	2/18/2022	3,600(1)	1,800		185.31	2/18/2032	1,800(7)	463,014	9,546(4)	2,455,518
	2/21/2023	1,600(2)	3,200		180.52	2/21/2033	1,980(8)	509,315	5,940(5)	1,527,946
	2/21/2024	0(3)	4,750		253.43	2/21/2034	1,660(9)	427,002	4,980(6)	1,281,005
Mary Andrews Carlisle	2/18/2022	2,400(1)	1,200		185.31	2/18/2032	1,200(7)	308,676	6,484(4)	1,667,879
	2/21/2023	1,437(2)	2,873		180.52	2/21/2033	1,780(8)	457,869	5,330(5)	1,371,036
	2/21/2024	0(3)	4,220		253.43	2/21/2034	1,480(9)	380,700	4,430(6)	1,139,529
Ronnie Pruitt	2/18/2022	2,000(1)	1,000		185.31	2/18/2032	1,000(7)	257,230	5,223(4)	1,343,512
	2/21/2023	894(2)	1,786		180.52	2/21/2033	1,110(8)	285,525	3,320(5)	854,004
							8,550(11)	2,199,317
	2/21/2024	0(3)	5,810		253.43	2/21/2034	2,030(9)	522,177	6,090(6)	1,566,531

Options in footnote 1, 2 and 3 vest at a rate of 33.3% per year in years 1 – 3.
1.	Options (SOSARs) with vesting dates 2/18/2023, 2/18/2024, 2/18/2025.
2.	Options (SOSARs) with vesting dates 2/21/2024, 2/21/2025, 2/21/2026.
3.	Options (SOSARs) with vesting dates 2/21/2025, 2/21/2026, 2/21/2027.
PSUs in footnote 4, 5 and 6 cliff vest 100% after a three-year performance period.
4.	PSUs with vesting date of 12/31/2024.
5.	PSUs with vesting date of 12/31/2025.
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Executive Compensation

6.	PSUs with vesting date of 12/31/2026.
7.	RSUs cliff vest 100% after a three-year period, with a vesting date of 2/18/2025.
8.	RSUs cliff vest 100% after a three-year period, with a vesting date of 2/21/2026.
9.	RSUs cliff vest 100% after a three-year period, with a vesting date of 2/21/2027.
10.	RSUs cliff vest 100% on 12/15/2025.
11.	RSUs cliff vest 100% after a three-year period, with a vesting date of 2/21/2026. This award does not have retirement provisions.
12.	Based on closing price of our common stock on the NYSE on 12/31/2024, $257.23.
13.	Vested PSUs adjusted for company performance through 12/31/2024. Unvested PSUs reported at target.
DEFERRED COMPENSATION PLAN
Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax-efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. The company does not make any contributions to the plan on behalf of the participants, and the only costs to the company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances based on the results of the participants’ deemed investment elections. The plan allows executives with annual compensation (base salary and target annual short-term incentive) of $200,000 or more to defer receipt of up to 50% of their base salary, up to 90% of their annual cash incentive and up to 100% (net of FICA and any applicable local taxes) of their long-term incentive awards, which are not excluded from deferral eligibility by the Code (or regulations thereunder), until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in the company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under the company’s 401(k) plan. The plan does not offer any guaranteed return to participants.
The plan is funded by a “rabbi trust” arrangement owned by the company, which holds assets that correspond to the deemed investments of the plan participants and pays benefits at the times elected by the participants. Participants have an unsecured contractual commitment from the company for payment when the amounts accrue. Upon the death or disability of a participant or upon a change of control, all deferred amounts and all earnings related thereto will be paid to the participant or participant’s beneficiaries in a single lump sum cash payment.
Effective for deferrals made after January 1, 2007, the plan permits executives to defer payouts of PSUs and RSUs into the plan, which would, absent such deferral, be distributed to the executives and immediately taxable. The PSU and RSU deferrals generally will be credited to the plan participant accounts in the form of phantom stock, which may not be reallocated to an alternative investment option while in the plan, and an equal number of shares of our common stock will be deposited by the company into the rabbi trust.
Vulcan Materials Company	67	2025 PROXY STATEMENT

Executive Compensation

The following table shows the contributions, earnings, distributions and year-end account values for the NEOs under the plan for the fiscal year ended December 31, 2024:

Nonqualified Deferred Compensation Plan
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(1) ($)
Tom Hill	0	0	1,819,106	0	13,621,039
Tom Baker	0	0	0	0	0
Stan Bass	2,633,972	0	2,302,940	0	19,459,023
Mary Andrews Carlisle	0	0	3,932	0	36,183
Ronnie Pruitt	0	0	0	0	0

1.
Includes both the executive contributions and the earnings on those contributions. Cash-based salary and cash annual bonus amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. PSU and RSU deferrals are included as compensation in the year of the grant. Above-market earnings are not reported as the company does not provide for such earnings on deferred compensation.

OPTION EXERCISES AND STOCK VESTED
Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2024, for each of the NEOs on an aggregate basis is set forth in the table below:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Tom Hill	62,900	12,431,659	50,726	12,227,116
Tom Baker	0	0	12,842	3,095,466
Stan Bass	6,400	775,680	11,378	2,743,048
Mary Andrews Carlisle	0	0	1,179	288,139
Ronnie Pruitt	0	0	11,565	2,757,559

1.	Represents the payment of PSUs and RSUs.
2.
For PSUs, calculated by multiplying the number of units vested by the closing price of our common stock on February 9, 2024, as approved by the Compensation & Human Capital Committee. For RSUs, calculated by multiplying the number of units vested by the closing price of our common stock on the vest date.

Vulcan Materials Company	68	2025 PROXY STATEMENT

Executive Compensation

RETIREMENT BENEFITS
Generally, most full-time salaried employees of the company that were hired prior to July 15, 2007, including Messrs. Hill and Bass and Ms. Carlisle, participate in the company’s pension plan. Our NEOs are also eligible for nonqualified retirement benefits, as described below. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.
The following table provides, for each NEO, the number of years of credited service and the present value of accumulated benefits as of December 31, 2024, under each plan in which the NEO participates. The narrative that follows this table provides a description of the material features of each plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Tom Hill	Pension Plan	23 3/12	1,035,911	0
	Nonqualified Plan	23 3/12	3,908,416	0
Tom Baker	Pension Plan	n/a	n/a	0
	Nonqualified Plan	n/a	n/a	0
Stan Bass	Pension Plan	17 7/12	821,638	0
	Nonqualified Plan	17 7/12	1,931,051	0
Mary Andrews Carlisle	Pension Plan	7 7/12	58,509	0
	Nonqualified Plan	7 7/12	0	0
Ronnie Pruitt	Pension Plan	n/a	n/a	0
	Nonqualified Plan	n/a	n/a	0

1.
The present values of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62. The following FASB ASC Topic 715 “Compensation—Retirement Benefits” assumptions as of December 31, 2024, were used to determine the present values:

(i)	discount rate of 5.45%;
(ii)	mortality based on the Pri-2012, White Collar Tables, and generational improvement scale MP-2021;
(iii)	present values for lump sums are based on projected segmented interest rates and the prescribed 2021 IRS Mortality Table;
(iv)	Nonqualified Plan benefits assumed to be paid as a 10 Year Certain Annuity; and
(v)	for the Pension Plan, 40% of the benefit accrued before December 31, 2001, is assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity.
Pension Plan
The Pension Plan provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. In 2013, the Pension Plan was amended to freeze service accruals effective December 31, 2013 and earnings accruals effective December 31, 2015.
The normal retirement date is defined in the Pension Plan as a participant’s 65th birthday. The amount of a participant’s benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Pension Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings prior to December 31, 2015, and includes base monthly salary and cash bonus. Under Section 415 of the Code, the maximum annual benefit allowable under the Pension Plan for a participant retiring at age 65 in 2024 is $275,000.
The Pension Plan formula provides a monthly benefit equal to 0.9% of Final Average Earnings per year of service accrued prior to age 45, plus 1.2% of Final Average Earnings per year of service accrued after age 44, plus 0.5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Pension Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.
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Executive Compensation

The normal form of retirement benefit under the Pension Plan for an unmarried participant is a single life annuity, which is a monthly payment for life. The normal form of retirement benefit under the Pension Plan for a married participant is a 75% joint and survivor annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for his or her lifetime. The Pension Plan also permits the participant to elect, with spousal consent, other annuity options and a lump sum payment for benefits accrued prior to 2002. The optional forms of payment are subject to actuarial adjustment.
The Vulcan Nonqualified Retirement Plan
The Nonqualified Plan enables the company to pay any person whose pension under the Pension Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code, an amount equal to the difference between the amount the person would have received under the Pension Plan had there been no limitations and the amount the person will receive under the Pension Plan after giving effect to the limitations. In 2013, the Nonqualified Plan was also amended to freeze future service and pay accruals in the same manner as described above for the qualified Pension Plan.
The Nonqualified Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of the company; however, the Nonqualified Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a change of control event (as defined in the Nonqualified Plan).
The determination of the benefit amount and the payment options under the Nonqualified Plan are the same as the Pension Plan, except as follows. Effective January 1, 2007, the Nonqualified Plan was amended to allow existing participants to make an election to receive nonqualified pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout and minimizing, to some extent, the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Pension Plan.
Eligibility for Early Retirement
As of February 1, 2024, Messrs. Hill and Bass were eligible for early retirement under the Pension Plan and the Nonqualified Plan.
PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
This Section describes and estimates payments that could be made to the NEOs under different termination and change of control (COC) events. The estimated payments would be made under the terms of the compensation and benefits programs or the COC Agreements with the NEOs. The amount of the potential payments is calculated as if the different events occurred as of December 31, 2024 and assumes that the price of the company’s common stock is the closing market price as of December 31, 2024 (the last trading day of the fiscal year).
Termination Events
The adjacent list sets forth different types of termination events that can affect the treatment of payments under the compensation and benefit programs:
•	Retirement or Retirement Eligible—Termination of a NEO who is at least 55 years old and has at least one year of credited service.
•	Involuntary Termination without Cause—Termination of a NEO who is not retirement eligible.
•	Resignation—Voluntary termination by a NEO who is not retirement eligible.
•	Death or Disability—Termination of a NEO due to death or disability.
•	Involuntary Termination for Cause—Termination of a NEO for cause. Cause includes individual performance below minimum performance standards and misconduct.
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Executive Compensation

Termination Pay and Benefits Programs
The following chart describes the treatment of different compensation and benefit elements in connection with the aforementioned employment termination events for NEOs:

Program	Retirement/ Retirement Eligible	Involuntary Termination Not for Cause	Resignation	Death or Disability	Involuntary Termination for Cause
Retirement: • Pension Plan • Nonqualified Plan	Participant may commence benefit payment	Participant may commence benefit payment or will be considered Terminated Vested(1) depending on age	Participant may commence benefit payment or will be considered Terminated Vested(1) depending on age	In death, spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested(1) depending on age
Executive Deferred Compensation Plan	Payment made in accordance with deferral election	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of death or termination in a lump sum	Payout made the year following the year of termination in a lump sum
EIP	Eligible to receive prorated payment	No payment	No payment	Eligible to receive prorated payment	No payment
Stock Options/ SOSARs
Full term to exercise vested options; if 62 or older, non-vested options continue to vest; if age 55 - 61, a pro-rata share of options becomes non-forfeitable and continues to vest; noncompetition agreement may be required
		Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated; in death, estate has one year to exercise; in disability, have full remaining term to exercise	Forfeit all, vested and non-vested
PSUs	If age 62 or older, award becomes non-forfeitable; if age 55 – 61, a pro-rata share of the award becomes non-forfeitable; noncompetition agreement may be required	Non-vested units are forfeited	Non-vested units are forfeited	Award non-forfeitable; in death, vesting is accelerated	Forfeit all, vested but not released and non-vested
RSUs	If age 62 or older, vesting is accelerated; if age 55-61, pro-rata vesting; noncompetition agreement may be required	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Forfeit all, vested but not released and non-vested
401(k) Plan	May take distribution or defer until age 73	May take distribution or defer until age 73	May take distribution or defer until age 73	Beneficiary may take distribution or defer until age 73	May take distribution or defer until age 73
Nonqualified Plan (Defined Contribution)	Payment made 7 months after termination date	Payment made 7 months after termination date	Payment made 7 months after termination date	Payment made to beneficiary within 90 days of Participant’s death	Payment made 7 months after termination date
Severance Benefits	None	None	None	None	None
Health Benefits	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA	3 months dependent extension, then COBRA; if eligibility rules are met may continue up to age 65	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA

1.	“Terminated Vested” means the participant is no longer employed with the company but continues to have a vested interest in the applicable plan.
Change of Control Agreements and Related Cash Severance Benefits
Vulcan has entered into Change of Control Employment Agreements (COC Agreements) with each of the NEOs. Each of the COC Agreements covers a term of three years and will be automatically extended annually for subsequent three-year terms unless Vulcan gives prior notice of non-extension.
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Executive Compensation

Under the COC Agreements, our NEOs are entitled to a cash severance benefit if, within two years of a COC, their employment is involuntarily terminated without cause, or they voluntarily resign for good reason. These benefits are subject to standard release of claims requirements.
The COC severance payment is three times each NEO’s annual base salary and short-term bonus, as defined in their COC Agreements. Also, such severance payments include the continuation of health, medical and other fringe benefits for a period of three years following termination. All of our COC Agreements have a “double-trigger” termination right (requiring both a COC and a qualifying termination of employment in order to receive COC severance payments) and do not include the long-term incentive value in the severance calculation or have tax gross-ups. In addition, each COC Agreement provides for the payment of a pro-rata short-term bonus for the year of termination.
The table below reflects an estimate of the severance payments that would be made to our NEOs if they were terminated as of December 31, 2024, in connection with a COC:

Name	Severance Multiple	2024 Base salary ($)	Greater of 3-Year Avg or Target Bonus ($)	Total Cash Severance Payments ($)	Pro-Rata Bonus ($)	Cash Severance Amount(1) ($)
Tom Hill	3	1,235,000	3,137,867	13,118,600	3,137,867	16,256,467
Tom Baker	3	800,000	1,238,833	6,116,500	1,238,833	7,355,333
Stan Bass	3	695,000	1,073,200	5,304,600	1,073,200	6,377,800
Mary Andrews Carlisle	3	675,000	871,533	4,639,600	871,533	5,511,133
Ronnie Pruitt	3	760,000	904,400	4,993,200	904,400	5,897,600

1.	These amounts represent cash severance payments to be paid to the NEOs under the COC Agreements in the event of a COC and do not include the value of other COC benefits.
Change of Control Related Events
The following sets forth different types of COC events that can affect the treatment of payments under the compensation and benefit programs. These events also affect payments to the NEOs under their COC Agreements. None of the COC Agreements provide for a “single-trigger;” therefore, no payments are made under the COC Agreements unless, within two years of the COC, the officer is involuntarily terminated or the officer voluntarily terminates for good reason (as described below).
•
For purposes of our COC Agreements and equity awards under the 2016 Plan, a COC is defined as: (i) the acquisition by a person or group of 30% or more of the then outstanding common stock or voting securities of the company; or (ii) a change in the majority of members of the Board of Directors that is not endorsed by the incumbent Board of Directors; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the company’s assets unless the company’s shareholders before such business combination or sale own more than 50% of the outstanding common stock following the business combination or sale; or (iv) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Further, under our COC Agreements and the 2016 Plan, benefits are not triggered unless there has been both a COC and an “Involuntary COC Termination or Voluntary COC Termination for Good Reason,” where employment is terminated within two years of a COC, other than for cause, or the employee voluntarily terminates for Good Reason. “Good Reason” would generally be considered to have occurred if there were a reduction in certain types of compensation, a relocation under certain circumstances or a diminution in duties and responsibilities.
•	A COC occurs under certain of the company’s award agreements executed in connection with the grant of equity awards under the 2006 Plan upon:
(i)
acquisition by any person or group of more than 50% of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard; or

(ii)	(a) acquisition by a person or group during a 12-month period of stock possessing 30% of the total voting power of our stock, or

(b) replacement of a majority of our Board of Directors during any 12-month period by directors not endorsed by a majority of the members of our Board prior to the date of the appointment or election; or
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Executive Compensation

(iii)
acquisition by a person or group during a 12-month period of assets from the company having a total gross fair market value of 40% of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50% or more of the total value or voting power of our shares.

Change of Control Pay and Benefits Programs
The following table describes treatment of payments under the compensation and benefit programs upon a COC and upon an employment termination (voluntary or involuntary) upon a COC:

Plan or Program	COC	COC With Termination (Other than Cause)
Retirement: • Pension Plan • Nonqualified Plan	No payment to NEOs solely upon the COC	No payment to NEOs solely upon the COC
Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days
EIP
The amount paid will be equal to the greater of (i) the average bonus during the three preceding years or (ii) the target bonus or the bonus determined under the Plan for the year in which the COC occurs

The amount paid will be equal to the greater of (i) the average bonus during the three preceding years or (ii) the target bonus or the bonus determined under the Plan for the year in which the COC occurs

SOSARs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company, otherwise continued vesting; remaining term to exercise	If awards are assumed, substituted or continued by the surviving company, immediately deemed fully vested and exercisable; remaining term to exercise
PSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company, otherwise continued vesting; pay within 2½ months of vesting	If awards are assumed, substituted or continued by the surviving company, vesting is accelerated; pay within 2½ months after end of the year in which the COC occurs
RSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company, otherwise continued vesting; pay within 90 days of vesting	If awards are assumed, substituted or continued by the surviving company, all immediately deemed vested; pay within 90 days following the COC
401(k) Plan	No payment to the NEOs solely upon the COC	Service ceases except to the extent that additional service is provided under the terms of the COC Agreements; participant is eligible for a distribution
Nonqualified Plan (Defined Contribution)	No payment to the NEOs solely upon the COC	Participant is eligible for a distribution
Severance Benefits	No payment to the NEOs solely upon the COC	Under the COC Agreements, payment is 3 times the NEO’s annual base salary and short-term bonus
Health Benefits	No payment to the NEOs solely upon the COC	3 year coverage extension provided under the terms of the COC Agreements

1.
The vesting and payment benefits shown in this table relate to awards of SOSARs, PSUs and RSUs granted under the 2016 Plan, which contains a “double-trigger” change of control requirement. Awards granted under the 2006 Plan would immediately vest, SOSARs would have the remaining term to exercise, PSUs would be paid within 2½ months after the end of the year in which the COC occurs and RSUs would be paid within 90 days following the COC.

Retirement and Pension Benefits
The monthly amounts that would have become payable to our NEOs if the termination event occurred as of December 31, 2024, under the Pension Plan, the Nonqualified Plan and the Defined Contribution Plan are itemized in the chart below. The amounts shown in the chart are monthly benefit amounts (other than with respect to the accrued benefits payable upon a COC, which would be paid in a lump sum) whereas the pension values shown in the Summary Compensation and Retirement Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of our NEOs and their spouses in the event of their death while actively employed. These plans are described in the notes following the Retirement Benefits Table. Messrs. Hill and Bass were retirement eligible on December 31, 2024. The benefits below were determined using the same assumptions used to compute benefit values in the Retirement Benefits Table with three exceptions. First, the benefit payments were assumed to
Vulcan Materials Company	73	2025 PROXY STATEMENT

Executive Compensation

commence as soon as possible following December 31, 2024, instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the NEO’s life, except for the value of COC-enhanced benefits which would be paid in a lump sum.
Retirement Benefits and Defined Contribution Table

Name		Retirement (Monthly Payments) ($)	Resignation or Involuntary Retirement (Monthly Payments) ($)	Death (Monthly Payments to A Spouse) ($)	COC (Value of Enhanced Benefits)(1) ($)
Tom Hill	Pension Plan	7,118	Terminated Vested(2)	4,626	0
	Nonqualified Plan	33,639	Terminated Vested(2)	21,865	0
	Defined Contribution	0	None	0	1,180,674
Tom Baker	Pension Plan	n/a	n/a(3)	n/a	n/a
	Nonqualified Plan	n/a	n/a(3)	n/a	n/a
	Defined Contribution	0	None	0	550,485
Stan Bass	Pension Plan	5,403	Terminated Vested(2)	3,512	0
	Nonqualified Plan	15,795	Terminated Vested(2)	10,267	0
	Defined Contribution	0	None	0	477,414
Mary Andrews Carlisle	Pension Plan	0	Terminated Vested(2)	0	0
	Nonqualified Plan	0	Terminated Vested(2)	0	0
	Defined Contribution	0	None	0	417,564
Ronnie Pruitt	Pension Plan	n/a	n/a(3)	n/a	n/a
	Nonqualified Plan	n/a	n/a(3)	n/a	n/a
	Defined Contribution	0	None	0	449,388

1.	Value of defined contribution enhancement is payable in a lump sum in the event of a COC. The defined contribution amounts represent 3 years of company matching contributions for each executive.
2.	Eligible for reduced payments as early as age 55 and unreduced payments at age 62. Therefore, Messrs. Hill and Bass are eligible for retirement benefits, and Ms. Carlisle is not.
3.	Participation in the Pension Plan, including the Nonqualified Plan, was frozen in 2007. Therefore, Messrs. Baker and Pruitt are not eligible to participate in that Plan.
Performance Share Units
The chart below shows the number of PSUs for which vesting would be accelerated under certain events. Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2024.

	Retirement		COC (With or Without Termination)
Name	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting
Tom Hill	95,040	134,662	95,040	134,662
Tom Baker	29,620	41,327	29,620	41,327
Stan Bass	21,840	31,386	21,840	31,386
Mary Andrews Carlisle	0	6,484	19,520	26,004
Ronnie Pruitt	0	5,223	18,820	24,043

Vulcan Materials Company	74	2025 PROXY STATEMENT

Executive Compensation

Stock-Only Stock Appreciation Rights
The chart below shows the number of SOSARs for which vesting would be accelerated under certain events:

	Retirement		COC (With or Without Termination)
Name	Number of SOSARs with Accelerated Vesting	Total Number of SOSARs Following Accelerated Vesting	Number of SOSARs with Accelerated Vesting	Total Number of SOSARs Following Accelerated Vesting
Tom Hill	41,652	192,810	41,652	192,810
Tom Baker	13,130	51,910	13,130	51,910
Stan Bass	9,750	20,450	9,750	20,450
Mary Andrews Carlisle	0	3,837	8,293	12,130
Ronnie Pruitt	0	2,894	8,596	11,490

Restricted Stock Units
The chart below shows the number of RSUs for which vesting would be accelerated under certain events:

	Retirement		COC (With or Without Termination)
Name	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting
Tom Hill	16,240	16,240	23,140	23,140
Tom Baker	16,170	16,170	18,530	18,530
Stan Bass	3,780	3,780	5,440	5,440
Mary Andrews Carlisle	0	0	4,460	4,460
Ronnie Pruitt	0	0	12,690	12,690

Executive Deferred Compensation Plan
The aggregate balances reported in the Nonqualified Deferred Compensation Plan Table would be payable to the NEOs as described in the “Termination Pay and Benefits Programs” and “Change of Control Pay and Benefits Programs” charts above. There is no enhancement or acceleration of payments under this plan associated with termination or COC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Plan Table.
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Executive Compensation

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Tom Hill, our Chairman and CEO (CEO). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, which allows companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our pay ratio may not be comparable to pay ratios reported by other companies due to differences in industries and geographical dispersion, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their pay ratios.
For 2024, our last completed fiscal year:
•
The median employee that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is the same employee that was identified for purposes of our 2023 disclosure. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.

•	The median of the annual total compensation of all employees of the company (other than our CEO) was $108,068.
•	The annual total compensation of our CEO was $12,886,148.
Based on this information, for 2024, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO) was 119 to 1.
In accordance with SEC rules, we determined the median employee’s 2024 total annual compensation by taking the sum of the following items:
1.
$85,671, which represents the amount of the median employee’s compensation for fiscal 2024 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for fiscal year 2024.

2.	$22,397, which represents the estimated aggregate value of the employee’s compensation under company sponsored non-discriminatory benefit plans.
In accordance with SEC rules, we determined our CEO’s 2024 total annual compensation by taking the sum of the following items:
1.	$12,860,753 which represents the amount reported for our CEO in the “Total” column of our 2024 Summary Compensation Table included on page 63 of this proxy statement.
2.	$25,395, which represents the estimated aggregate value of our CEO’s compensation under company sponsored non-discriminatory benefit plans.
Vulcan Materials Company	76	2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K (Item 402(v)), we are providing the following information about the relationship between executive compensation actually paid and certain company financial performance metrics. For further information concerning our pay-for-performance philosophy and how we align executive compensation with company financial performance, refer to “Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Earnings Attributable to Vulcan (in millions)(7)	Adjusted EBITDA (in millions)(8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2024	$12,860,753	$23,941,402	$4,311,742	$6,941,396	$127.02	$97.98	$911.9	$2,057.2
2023	$13,530,753	$30,449,512	$4,647,878	$8,123,894	$157.05	$113.75	$933.2	$2,011.3
2022	$10,081,539	$9,719,655	$2,851,513	$2,420,972	$125.10	$115.31	$575.6	$1,625.6
2021	$10,420,114	$20,186,426	$3,084,236	$4,984,584	$146.95	$142.32	$670.8	$1,451.3
2020	$9,883,031	$10,092,437	$2,876,167	$3,010,807	$104.13	$117.46	$584.5	$1,323.5

1.
The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Hill (our Chief Executive Officer and principal executive officer (PEO)) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

2.
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Hill, as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Hill during the applicable year. In accordance with the requirements of Item 402(v) (including subsequent SEC interpretive guidance), the following adjustments were made to Mr. Hill’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits(c)	Compensation Actually Paid to PEO
2024	$12,860,753	$(8,521,157)	$ 19,326,347	$275,459	$23,941,402
2023	$13,530,753	$(7,843,140)	$ 24,689,894	$72,005	$30,449,512
2022	$10,081,539	$(6,786,351)	$5,414,863	$1,009,604	$9,719,655
2021	$10,420,114	$(6,488,720)	$15,900,351	$354,681	$20,186,426
2020	$9,883,031	$(5,511,525)	$6,289,416	$(568,485)	$10,092,437

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2024	$13,278,572	$244,621	—	$ 5,803,154	—	$19,326,347
2023	$14,152,129	$2,449,719	—	$ 8,088,046	—	$24,689,894
2022	$7,189,506	$(3,913,574)	—	$ 2,138,931	—	$5,414,863
2021	$9,191,895	$314,887	—	$6,393,569	—	$15,900,351
2020	$6,030,598	$(839,148)	—	$1,097,966	—	$6,289,416

(c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
Vulcan Materials Company	77	2025 PROXY STATEMENT

3.
The dollar amounts reported in this column represent the average of the amounts reported for the company’s NEOs as a group (excluding Mr. Hill) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Hill) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024 and 2023, Mary Andrews Carlisle, Tom Baker, Stan Bass and Ronnie Pruitt; (ii) for 2022, Mary Andrews Carlisle, Tom Baker, Stan Bass, Denson Franklin and Suzanne Wood; (iii) for 2021 and 2020, Suzanne Wood, Tom Baker, Stan Bass and Denson Franklin.

4.
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Hill), as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Hill) during the applicable year. In accordance with the requirements of Item 402(v) (including subsequent SEC interpretive guidance), the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Hill) for each year to determine the compensation actually paid, using the same methodology described in footnote 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Compensation Actually Paid to Non-PEO NEOs
2024	$4,311,742	$(2,324,959)	$4,913,803	$40,810	$6,941,396
2023	$4,647,878	$(2,506,389)	$5,987,090	$(4,685)	$8,123,894
2022	$2,851,513	$(1,534,520)	$996,797	$107,182	$2,420,972
2021	$3,084,236	$(1,410,634)	$3,283,822	$27,160	$4,984,584
2020	$2,876,167	$(1,282,316)	$1,510,935	$(93,979)	$3,010,807

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments
2024	$3,605,010	$(343,166)	—	$1,651,959	—	$4,913,803
2023	$4,055,683	$554,178	—	$1,377,229	—	$5,987,090
2022	$1,538,909	$ (850,994)	—	$308,882	—	$996,797
2021	$1,997,988	$429,843	—	$855,991	—	$3,283,822
2020	$1,403,289	$(174,261)	—	$281,907	—	$1,510,935

5.
TSR is calculated by taking the difference between the ending value of the investment, which includes reinvestment of dividends, less the value at the beginning of the measurement period divided by the value at the beginning of the measurement period.

6.
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the peer group selected by the Compensation & Human Capital Committee for purposes of benchmarking compensation, which included the following 25 companies for 2024: Air Products and Chemicals, Inc.; Albemarle Corporation; Allison Transmission Holdings, Inc.; Ball Corporation; Cabot Corporation; Celanese Corporation; CF Industries Holdings, Inc.; Dover Corporation; Eagle Materials Inc.; Eastman Chemical Company; Ecolab Inc.; FMC Corporation; Fortune Brands Home & Security, Inc.; Lennox International Inc.; Martin Marietta Materials, Inc.; Masco Corporation; Minerals Technologies Inc.; NewMarket Corporation; Newmont Corporation; Owens Corning; Packaging Corporation of America; Summit Materials, Inc.; The Mosaic Company; The Timken Company; and Westlake Corporation. For 2025, Minerals Technologies Inc. was removed from the peer group for pre-established revenue and market capitalization comparability reasons. For 2023, Albemarle Corporation and FMC Corporation were added to our peer group and Armstrong World Industries, Inc. and Cleveland-Cliffs, Inc. were removed from the peer group for pre-established revenue comparability reasons. U.S. Concrete, Inc. and W.R. Grace & Co. were removed from our peer group for 2023 due to their recent acquisitions.

7.	The dollar amounts reported represent the net earnings attributable to Vulcan reflected in the company’s audited consolidated financial statements for the applicable year.
8.
Adjusted EBITDA, a non-GAAP financial measure, is Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for certain items to provide a more consistent comparison of earnings performance from period to period. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in Annex A to this proxy statement. While the company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has determined that Adjusted EBITDA is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.

Vulcan Materials Company	78	2025 PROXY STATEMENT

Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the company to link executive compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to the company’s performance are as follows (reconciliations of each of these non-GAAP financial measures to their respective most directly comparable GAAP financial measure are provided in Annex A to this proxy statement):

Adjusted EBITDA
Aggregates Cash Gross Profit per Ton
EBITDA Economic Profit (EBITDA EP)

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a pay-for-performance philosophy. While the company utilizes several performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay versus Performance table. Moreover, the company generally seeks to incentivize long-term performance and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v)) for a particular year. In accordance with Item 402(v), the company is providing the following graphs to show the relationships between information presented in the Pay versus Performance table.

Vulcan Materials Company	79	2025 PROXY STATEMENT

Policies and Practices Related to the Grant of Certain Equity Awards
We provide the following discussion of the timing of SOSAR awards in relation to the disclosure of material nonpublic information, as required by Item 402(x) of Regulation S-K. The Company’s long-standing practice has been to grant LTI equity awards on a predetermined schedule. At the first quarterly meeting of any new fiscal year, the Compensation & Human Capital Committee reviews and approves the value and amount of the equity compensation to be awarded (inclusive of RSUs, PSUs, and SOSARs) to executive officers. The first quarterly meeting of the Compensation & Human Capital Committee typically occurs before the Company’s release of the financial results for the prior fiscal year and the filing of the Company’s Annual Report on Form 10-K for that fiscal year. The grant of approved equity awards occurs two business days after the Company’s release of the financial results for the prior fiscal year.
The Compensation & Human Capital Committee does not take material nonpublic information into account when determining the timing and terms of LTI equity awards. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards granted at the start of the new fiscal year to incentivize executive officers to deliver on the Company’s strategic objectives for the new fiscal year. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation. Any coordination between a grant and the release of information that could be expected to affect such grant’s value is precluded by the predetermined schedule.
The following table contains information required by Item 402(x)(2) of Regulation S-K regarding SOSARs granted to the NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K. The Company did not grant any SOSARs to the NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of any of the Company’s Quarterly Reports on Form 10-Q, or the filing or furnishing of any Current Report on Form 8-K that disclosed material nonpublic information.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award
Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information

Tom Hill	02/21/2024	19,740	$253.43	$1,703,957	1.50%
Tom Baker	02/21/2024	6,770	$253.43	$584,386	1.50%
Stan Bass	02/21/2024	4,750	$253.43	$410,020	1.50%
Mary Andrews Carlisle	02/21/2024	4,220	$253.43	$364,270	1.50%
Ronnie Pruitt	02/21/2024	5,810	$253.43	$501,519	1.50%

Vulcan Materials Company	80	2025 PROXY STATEMENT

Director
Compensation
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors expend on fulfilling their duties to the company, as well as the limited pool of, and competition among public companies for, well-qualified board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Annually, the Compensation & Human Capital Committee’s independent compensation consultant evaluates the competitiveness of the company’s non-employee director compensation program relative to peer companies and recommends any changes to the Compensation & Human Capital Committee, which evaluates such proposed changes and recommends any changes to the full Board for approval.
Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own shares of the company’s common stock that have a value of six times the annual director cash retainer. Shares or units held by a director under our deferred compensation plan, including DSUs and RSUs, are included in calculating the director’s ownership.
CASH COMPENSATION PAID TO BOARD MEMBERS
Members of the Board who are not employees of the company are paid a retainer of $120,000 per year, plus the following fees:
•	$35,000 Lead Director retainer fee;
•	$25,000 Audit Committee chair retainer fee;
•	$20,000 Compensation & Human Capital Committee chair retainer fee; and
•	$15,000 retainer fee for all other committee chairs.
DEFERRED COMPENSATION PLAN
We maintain a Deferred Compensation Plan for directors who are not employees of the company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, are either (i) credited with interest at prescribed rates; or (ii) converted into a number of stock equivalents equal to the number of shares of the company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on our common stock, the stock equivalent accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the stock equivalents are settled in shares of the company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change in Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) the company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by the company’s shareholders in 1993.
RESTRICTED STOCK UNITS
Equity-based grants are awarded to our non-employee directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of the company by affording them an opportunity to share in our future success.
Prior to 2020, our non-employee directors received equity awards generally in the form of DSUs. DSUs were fully non-forfeitable on the date of the grant; however, payment is deferred until the director ceases to serve on the Board or a change of control occurs. For grants made in 2024, the Compensation & Human Capital Committee approved RSUs as the equity award vehicle for our non-employee directors based on a review by Meridian of common practices among other companies of our size, including our peer companies.
Vulcan Materials Company	81	2025 PROXY STATEMENT

Director Compensation

In May 2024, 625 RSUs were granted to each non-employee director pursuant to the 2016 Plan, which was approved by our shareholders in 2016. The RSUs vest on the first anniversary of the grant date and are settled in shares of the company’s common stock. Prior to the issuance of shares of common stock in settlement of the RSUs, the non-employee directors have no right to vote the shares underlying the RSUs.
Dividend equivalents are credited quarterly when dividends are paid on our stock and distributed in shares of common stock when the shares underlying the RSUs are issued to the director. Directors may elect to defer receipt of the shares issuable upon settlement of the RSUs.
DIRECTOR SUMMARY COMPENSATION TABLE
The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Melissa H. Anderson	120,000	170,044	0	0	0	4,805	294,849
Thomas A. Fanning	140,000	170,044	0	0	0	21,180	331,224
O. B. Grayson Hall, Jr.	170,000	170,044	0	0	0	18,531	358,575
Cynthia L. Hostetler	120,000	170,044	0	0	0	21,180	311,224
Lydia H. Kennard	120,000	170,044	0	0	0	1,624	291,668
Richard T. O’Brien	135,000	170,044	0	0	0	39,470	344,514
James T. Prokopanko	120,000	170,044	0	0	0	41,348	331,392
Kathleen L. Quirk	145,000	170,044	0	0	0	12,925	327,969
David P. Steiner	135,000	170,044	0	0	0	15,198	320,242
Lee J. Styslinger, III	120,000	170,044	0	0	0	28,586	318,630
George Willis	120,000	170,044	0	0	0	2,386	292,430

1.
This column represents the accounting expense for the awards granted in 2024; therefore, the values shown are not representative of the amounts that may eventually be realized by a director. Pursuant to SEC rules, we have provided a grant date fair value for stock awards in accordance with the provisions of FASB ASC Topic 718. For RSUs, the fair value is estimated on the date of grant based on the closing market price of our stock ($272.07) on the grant date (May 10, 2024). At December 31, 2024, the aggregate number of outstanding RSUs and DSUs accumulated on account for all years of service, including dividend equivalent units, were:

AGGREGATE ACCUMULATED RSUs and DSUs

Name	RSUs	DSUs(a)
Melissa H. Anderson	2,375	0
Thomas A. Fanning	4,733	6,986
O. B. Grayson Hall, Jr.	628	9,229
Cynthia L. Hostetler	4,733	6,986
Lydia H. Kennard	628	0
Richard T. O’Brien	1,459	20,244
James T. Prokopanko	4,733	17,995
Kathleen L. Quirk	4,733	2,480
David P. Steiner	4,733	3,720
Lee J. Styslinger, III	4,733	11,029
George Willis	1,459	0

a.
Prior to 2020, our directors received equity awards generally in the form of DSUs. DSUs were fully non-forfeitable on the date of the grant; however, payment is deferred until the director ceases to serve on the Board or a COC occurs.

2.
None of our directors received perquisites or other personal benefits in excess of $10,000. The amounts set forth in this column represent the accounting expense for the dividend equivalents earned in 2024 by our directors for RSUs and DSUs.

Vulcan Materials Company	82	2025 PROXY STATEMENT

Annual Meeting and Voting Information

Why am I receiving these materials?
This proxy statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2025 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being made available to all shareholders of record as of the close of business on March 14, 2025 for use at the Annual Meeting. This proxy statement, the accompanying proxy card and our 2024 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about March 24, 2025. The Annual Meeting will be held virtually via the internet at www.virtualshareholdermeeting. com/VMC2024 on Friday, May 9, 2025, at 9:00 a.m., Central Daylight Time.
We have determined that the Annual Meeting will once again be held in a virtual meeting format only, via the internet, with no physical in-person meeting.
At the virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the internet by visiting www.virtualshareholdermeeting.com/VMC2025. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials.
The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2024 Annual Report to Shareholders are available at www.proxyvote.com.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?
The SEC allows companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving such notice will have the ability to access the proxy materials over the internet and may request to receive a paper copy of the proxy materials by mail.
How can I access the proxy materials over the internet or obtain a paper copy?
Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:
•	view our proxy materials for the Annual Meeting on the internet; and
•	obtain a paper copy of the proxy materials by mail.
Your Notice of Internet Availability of Proxy Materials will also provide instructions on how to receive your future proxy materials in printed form by mail or electronically. If you choose to receive future proxy materials electronically, we will provide instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.
What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?
You may receive more than one Notice of Internet Availability of Proxy Materials or notice of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive, (ii) vote over the internet or telephone the shares represented by each notice that you receive, or (iii) follow the instructions at www.virtualshareholdermeeting.com/VMC2025 to vote during the meeting.
Vulcan Materials Company	83	2025 PROXY STATEMENT

Annual Meeting and Voting Information

What proposals are to be presented at the Annual Meeting?
The purpose of the Annual Meeting is to (i) elect four nominees as directors, (ii) approve the 2025 Omnibus Long-Term Incentive Plan, (iii) approve, on an advisory basis, the compensation of our named executive officers, (iv) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025, and (v) conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
How can I attend the Annual Meeting?
Shareholders as of the close of business on March 14, 2025 (the record date for the Annual Meeting) may attend, vote and submit questions virtually at the Annual Meeting by logging in at www.virtualshareholdermeeting.com/VMC2025. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate. You may begin to log into the meeting platform beginning at 8:45 a.m., Central Daylight Time on May 9, 2025. The meeting will begin promptly at 9:00 a.m., Central Daylight Time on May 9, 2025.
The virtual meeting platform is fully supported across browsers (Chrome, Firefox, Microsoft Edge and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Shareholders (or their authorized representatives) should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Shareholders (or their authorized representatives) should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
We are committed to ensuring our shareholders have the same rights and opportunities to participate in the Annual Meeting as if it had been held in a physical location. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support phone numbers published at www.virtualshareholdermeeting.com/VMC2025. Technical support will be available starting at 8:45 a.m., Central Daylight Time on May 9, 2025, and through the conclusion of the meeting.
Can I ask questions at the virtual Annual Meeting?
Shareholders as of the close of business on March 14, 2025 (the record date for the Annual Meeting) who attend and participate in the virtual Annual Meeting at www.virtualshareholdermeeting.com/VMC2025 will have an opportunity to submit questions live via the internet during a designated portion of the meeting. These shareholders may also submit a question in advance of the Annual Meeting at www.virtualshareholdermeeting.com/VMC2025. In both cases, shareholders must have available their control number provided on their proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. We intend to answer all questions submitted that are pertinent to the company and the items being voted on by shareholders during the Annual Meeting, as time permits and in accordance with our meeting procedures. Substantially similar questions will be answered only once due to time constraints. Answers to any appropriate questions not addressed during the Annual Meeting will be posted promptly after the meeting on our website at www.vulcanmaterials.com under “Investor Relations.”
Who is entitled to vote?
All of our shareholders as of the record date, March 14, 2025, will be entitled to vote at the Annual Meeting. As of the close of business on that date, approximately 132,101,184 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your common stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the notice or proxy materials have been sent or provided directly to you.
If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the notice card or proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker, trustee or nominee on how to vote the shares by using the voting instruction card or by following their instructions for voting by telephone or internet.
Vulcan Materials Company	84	2025 PROXY STATEMENT

Annual Meeting and Voting Information

How do I vote?
Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting. You can vote by one of the following manners:
•
By Internet*—Shareholders of record may submit proxies over the internet by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card (if received by mail). Shareholders who are beneficial holders may vote by internet by following the instructions on the voting instruction card sent to them by their bank, broker, trustee or nominee.

•
By Telephone*—Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling the toll-free number on the proxy card (if received by mail) and following the instructions. Shareholders of record will need to have the control number that appears on their proxy card available when voting. In addition, shareholders who are beneficial holders living in the United States or Canada and who have received a voting instruction card by mail from their bank, broker, trustee or nominee may vote by phone by calling the number specified on the voting instruction card. Those shareholders should check the voting instruction card for telephone voting availability.

•
By Mail—Shareholders of record who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Shareholders who are beneficial holders who have received a voting instruction card from their bank, broker or nominee may return the voting instruction card by mail as set forth on the card.

•	At the Annual Meeting*—Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/VMC2025 to vote during the meeting.
*
Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. do not charge any fees for voting by internet or telephone, there may still be costs, such as usage charges from internet access providers and telephone companies, for which you are responsible.

Shareholders are encouraged to vote their proxies by internet, or voting instruction card, but not by more than one method. If you vote by more than one method, or vote multiple times using the same method, only the last-dated vote that is received by the inspector of election will be counted, and each previous vote will be disregarded.
If you receive more than one set of proxy materials or more than one proxy card or voting instruction card, it may mean that you hold shares of Vulcan stock in more than one account. You must return a proxy or voting instruction card or vote using one of the methods described above for EACH account in which you own shares.
What constitutes a quorum for the Annual Meeting?
A majority of the issued and outstanding shares of the common stock entitled to vote, represented at the meeting or by proxy, is required to constitute a quorum.
How many votes are required to approve each of the proposals?
The votes required to approve each matter to be considered by Vulcan’s shareholders at the Annual Meeting are set forth below:
Proposal 1—Election of Directors: Each Vulcan shareholder has the right to vote each share of stock owned by such shareholder on the record date for each of the four director nominees. Cumulative voting is not permitted. To be elected, a director-nominee must receive a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and, therefore, will have no effect on the results of the election.
Proposal 2—Approval of 2025 Omnibus Long-Term Incentive Plan: The affirmative vote of a majority of the votes cast on this proposal is required to approve the 2025 Plan. Abstentions and broker non-votes will not be counted as votes cast for such purposes and, therefore, will have no effect on the results of this vote.
Proposal 3—Advisory Vote on Compensation of our Named Executive Officers (NEOs): The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the compensation of the NEOs set forth in this proxy statement. Abstentions and broker non-votes will not be counted as votes cast for such purpose and, therefore, will have no effect on the results of this vote.
Proposal 4—Ratification of Appointment of Deloitte & Touche LLP: The affirmative vote of a majority of the votes cast on this proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.
Vulcan Materials Company	85	2025 PROXY STATEMENT

Annual Meeting and Voting Information

Abstentions will not be counted as votes cast for such purpose and, therefore, will have no effect on the results of this vote. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, there will be no broker non-votes with respect to this proposal, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
Who is soliciting my vote?
Our Board is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting.
Giving us your proxy means that you authorize the proxy holders identified on the proxy card to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the proxy card will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
How does the Board recommend shareholders vote?
The Board recommends that you vote:
•	FOR the election of the following four individuals nominated by the Board as directors: Lydia H. Kennard, Kathleen L. Quirk, David P. Steiner, and Lee J. Styslinger, III for three-year terms.
•	FOR the approval of the 2025 Omnibus Long-Term Incentive Plan;
•	FOR the approval, on an advisory basis, of the compensation of our NEOs; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.
Will my shares be voted if I do nothing?
If you are a shareholder of record, you must sign and return a proxy card, submit your proxy by telephone or internet, or attend the Annual Meeting, in order for your shares to be voted.
If your common stock is held through a broker, bank or other nominee, you will receive instructions from such entity that you must follow in order to have your shares voted. You must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.
If you are a beneficial holder whose shares are held of record by a broker, bank or nominee, then your broker, bank or nominee has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025, even if the broker, bank or nominee does not receive voting instructions from you. However, your broker, bank or nominee does not have discretionary authority to vote on (i) the election of the four nominees as directors, (ii) the approval of the 2025 Plan, or (iii) the advisory approval of compensation of our NEOs.
How can I revoke my proxy?
If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by taking one of the following actions:
•	by giving written notice of the revocation prior to the commencement of the Annual Meeting to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;
•	by executing and delivering another valid proxy with a later date;
•	by voting by telephone or internet at a later date; or
•	by voting at the Annual Meeting.
If you are a beneficial holder of your shares and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
If you vote the same shares by more than one method or vote multiple times with respect to the same shares using the same method, only the last-dated vote that is received will be counted, and each previous vote will be disregarded.
Vulcan Materials Company	86	2025 PROXY STATEMENT

Annual Meeting and Voting Information

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.
Who will pay for the costs involved in the solicitation of proxies?
The company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone or email by directors, officers or regular employees of the company. In addition, the company has engaged MacKenzie Partners, Inc. to act as its proxy solicitor and has agreed to pay it approximately $10,000 plus reasonable fees and expenses for such services.
What is “householding” and how does it affect me?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials or in “notice and access” will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2024 Annual Report to Shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Vulcan shareholders living in your household do not have the same last name, you also may request to receive only one copy of future proxy statements and annual reports to shareholders.
Householding reduces our printing costs and postage fees and conserves natural resources. Shareholders who participate in householding will continue to receive separate proxy cards.
If you are eligible for householding but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Vulcan stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please obtain instructions by contacting us at the following address or phone number: Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Mark D. Warren, Vice President, Investor Relations, Telephone: (205) 298-3200.
If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, please contact us at the address or phone number indicated above and a separate copy will be sent to you promptly. If you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us at the address or phone number indicated above.
If you are a beneficial holder, you can request information about householding from your broker, bank or other holder of record.
Could other matters be decided at the Annual Meeting?
As of the mailing date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.
If you return your signed and completed proxy card or vote by telephone or internet and other matters are properly presented at the Annual Meeting for consideration, your shares will be voted as the Board of Directors recommends or, if no recommendation is given, in the proxy’s own discretion.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting and posted on our website.
Vulcan Materials Company	87	2025 PROXY STATEMENT

Annual Meeting and Voting Information

Whom should I call if I have questions about the Annual Meeting?
If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018

Telephone: (212) 929-5500 (Collect) or
(800) 322-2885 (Toll-Free)

proxy@MacKenziePartners.com
How do I obtain an Annual Report on Form 10-K?
A copy of our Annual Report on Form 10-K for the year ended December 31, 2024, will be provided to you without charge upon written request to:
Mark D. Warren
Vice President, Investor Relations
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Vulcan Materials Company	88	2025 PROXY STATEMENT

General
Information
DELINQUENT SECTION 16(A) REPORTS
Under Section 16(a) of the Exchange Act, each of our directors, executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2024, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2024, the following reports were not filed in a timely manner: the settlement of 807 restricted stock units for Melissa H. Anderson on June 14, 2024 was reported on June 28, 2024 and the sale of 1,200 shares by Ms. Anderson on February 26, 2024 was reported on March 8, 2024. During the year ending December 31, 2025, the grant of certain PSUs, RSUs and SOSARs to each of Tom Baker, Tom Hill, Stan Bass, Mary Carlisle Andrews, Denson Franklin, Ronnie Pruitt and Jerry Perkins on February 20, 2025 was reported on February 25, 2025, the grant of certain PSUs and SOSARs and two tranches of RSUs to David Clement on February 20, 2025 was reported on February 25, 2025 and the grant of certain PSUs and RSUs to Randy Pigg on February 20, 2025 was reported on February 25, 2025.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2026
To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2026 Annual Meeting of Shareholders, a shareholder’s proposal must be received by us at our principal office no later than November 24, 2025. Proposals should be addressed to Denson N. Franklin III, Senior Vice President, General Counsel and Secretary, 1200 Urban Center Drive, Birmingham, Alabama 35242. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2026 proxy statement. If a shareholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that shareholder proposals and director nominations to be considered at an annual meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, including for purposes of Exchange Act Rule 14a-19, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, or between January 9, 2026, and February 8, 2026, for the 2026 Annual Meeting of Shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the company. The notice must set forth the information required by the provisions of our bylaws dealing with shareholder proposals and nominations of directors. Any notice of director nomination submitted to us other than through the proxy access provisions described below must comply with the advance notice provisions of our bylaws and include the additional information required by Exchange Act Rule 14a-19(b).
Our bylaws also contain proxy access provisions, which permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of (a) two individuals and (b) 20% of the total number of directors serving on the board of directors on the last day on which a proxy access nomination may be submitted (rounded down to the nearest whole number), subject to certain limitations and provided that the requirements set forth in our bylaws are satisfied, including that the shareholder gives timely written notice of the nomination to our corporate secretary. To be timely, a shareholder’s notice generally must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date that the corporation mailed its proxy statement for the prior year’s annual meeting of shareholders, or between October 25, 2025 and November 24, 2025, for the 2026 Annual Meeting of Shareholders. The notice must set forth the information required by the proxy access provisions of our bylaws.
Vulcan Materials Company	89	2025 PROXY STATEMENT

General Information

FORWARD-LOOKING STATEMENTS
Certain matters discussed in this proxy statement, including expectations regarding future performance, contain forward-looking statements.
Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.
Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; domestic and global political, economic or diplomatic developments; a pandemic, epidemic or other public health emergency; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

DENSON N. FRANKLIN III
Senior Vice President, General Counsel and Secretary
1200 Urban Center Drive
Birmingham, Alabama 35242
March 24, 2025
Vulcan Materials Company	90	2025 PROXY STATEMENT

Annex A: Reconciliation of Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):
EBITDA AND ADJUSTED EBITDA
EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations (numbers may not foot due to rounding).

In millions	2024	2023	2022	2021	2020
Net earnings attributable to Vulcan	$911.9	$933.2	$575.6	$670.8	$584.5
Income tax expense, including discontinued operations	248.8	295.6	186.5	199.0	154.6
Interest expense, net of interest income	170.3	179.6	168.4	147.7	134.4
Depreciation, depletion, accretion and amortization	632.2	617.0	587.5	463.0	396.8
EBITDA	$1,963.2	$2,025.4	$1,517.9	$1,480.5	$1,270.2
Loss on discontinued operations	10.2	14.7	25.2	4.5	4.8
Gain on sale of real estate and businesses, net	(36.7)	(67.1)	(6.1)	(114.7)	0.0
Charges associated with divested operations	17.7	7.9	3.8	1.5	6.9
Acquisition related charges[1]	16.3	2.1	17.1	49.3	7.3
Loss on impairments	86.6	28.3	67.8	4.6	0.0
COVID-19 direct incremental costs	0.0	0.0	0.0	13.4	10.2
Pension settlement charge	0.0	0.0	0.0	12.1	22.7
Restructuring charges	0.0	0.0	0.0	0.0	1.3
Adjusted EBITDA	$2,057.2	$2,011.3	$1,625.6	$1,451.3	$1,323.5
Total revenues	$7,417.7	$7,781.9	$7,315.2	$5,552.2	$4,856.8
Adjusted EBITDA margin	27.7%	25.8%	22.2%	26.1%	27.3%

1.	Represents charges associated with acquisitions requiring clearance under federal antitrust laws.
Unlike many of our competitors, we do not exclude share-based compensation from our Adjusted EBITDA earnings metric, as we view it as a recurring operating expense. Refer to our statements of cash flows for the expense incurred related to our share-based compensation plans.
Vulcan Materials Company	A-1	2025 PROXY STATEMENT

Annex A: Reconciliation of Non-GAAP Financial Measures

AGGREGATES CASH GROSS PROFIT
Aggregates Cash Gross Profit adds back noncash charges for depreciation, depletion, accretion and amortization to aggregates gross profit. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value.

In Millions, Except Per Ton Data	2024	2023	2022	2021	2020	2019	2018
Aggregates segment
Gross profit	$1,816.7	$1,736.8	$1,411.1	$1,297.9	$1,162.1	$1,149.7	$994.6
Depreciation, depletion, accretion and amortization	515.7	482.3	441.3	360.6	321.3	305.3	281.9
Cash gross profit	2,332.4	2,219.1	1,852.4	1,658.5	1,483.4	1,455.0	1,276.5
Unit shipments - tons	219.9	234.6	236.6	223.1	208.6	215.8	201.7
Gross profit per ton	$8.26	$7.40	$5.96	$5.82	$5.57	$5.33	$4.93
Cash gross profit per ton	$10.61	$9.46	$7.83	$7.43	$7.11	$6.74	$6.33

EBITDA ECONOMIC PROFIT (EP) CALCULATION
EBITDA EP is EP Adjusted EBITDA less capital charge (average operating capital employed x pretax cost of capital).

In Millions	2024
Adjusted EBITDA	$2,057.2
Performance adjustments	110.4
EP Adjusted EBITDA	$2,167.6
Average operating capital employed	8,667.1
Pretax cost of capital	11.8%
Capital charge	1,023.9
EBITDA EP	$1,143.7

Vulcan Materials Company	A-2	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan
VULCAN MATERIALS COMPANY

2025 OMNIBUS LONG-TERM INCENTIVE PLAN
Vulcan Materials Company	B-1	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

Vulcan Materials Company	B-2	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

VULCAN MATERIALS COMPANY
2025 OMNIBUS LONG-TERM INCENTIVE PLAN
1.	Purpose
The purposes of the Plan are to encourage and enable selected Employees, Directors and Consultants of the Company and its Affiliates to acquire or increase their holdings of Common Stock and other equity-based interests in the Company and/or to provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. These purposes may be carried out through the granting of Awards to selected Participants.
2.	Effective Date
The Effective Date of the Plan shall be May 9, 2025 (the “Effective Date”). Awards may be granted on or after the Effective Date, but no Awards may be granted after May 8, 2035. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 17(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.
3.	Definitions
In addition to other terms defined herein, in an Award Agreement or in another applicable instrument, the following terms shall have the meanings given below:
(a)	Administrator means the Board and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.
(b)
Affiliate means any Parent or Subsidiary of the Company, and also includes any other business entity which controls, is controlled by or is under common control with the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.

(c)
Applicable Law means any applicable laws, rules or regulations (or similar guidance), including but not limited to the New Jersey Business Corporation Act, the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange. References to applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, shall also refer to any successor provisions thereto unless the Administrator determines otherwise.

(d)
Award means, individually or collectively, a grant under the Plan of an Incentive Option; a Nonqualified Option; a Stock Appreciation Right; a Restricted Stock Award; a Restricted Stock Unit; a Deferred Stock Unit; a Performance Share; a Performance Unit; a Phantom Stock Award; an Other Stock-Based Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.

(e)
Award Agreement means an award agreement or certificate (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Company and a Participant, specifying such terms, conditions and restrictions (including but in no way limited to restrictive covenants) as may be established by the Administrator with regard to an Award and shares of Common Stock or any other benefit related to an Award.

(f)	Board or Board of Directors means the Board of Directors of the Company.
(g)
Cause means, unless the Administrator determines otherwise, (i) a Participant’s termination of employment or service resulting from the Participant’s: (A) engagement in misconduct which is materially injurious to the Company or its Affiliates, (B) continued refusal to substantially perform his or her duties to the Company or an Affiliate, (C) dishonesty in the performance of his or her duties to the Company or an Affiliate, (D) commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from, the Company or any of its Affiliates, or (y) crime involving moral turpitude; (E) conviction of or a plea of no contest to a felony; or (F) material breach of any confidentiality, non-solicitation, non-competition, non-disparagement or similar covenant applicable to the Participant; or (ii) if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate and such agreement, plan or policy defines “Cause,” “Cause” shall be as

Vulcan Materials Company	B-3	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

defined under such agreement, plan or policy. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall also be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.
(h)	Change of Control A “Change of Control” shall (except as may be otherwise required, if at all, under Code Section 409A) mean the earliest date upon which any of the following events has occurred:
(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 3(h); or

(ii)
Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation (or, for a noncorporate entity, equivalent governing body) resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.
Notwithstanding the preceding provisions of Section 3(h), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then distributions related to such Awards to be made upon a Change of Control may be permitted, in the Administrator’s discretion (if and to
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Annex B: 2025 Omnibus Long-Term Incentive Plan

the extent permitted under Code Section 409A), upon the occurrence of one or more of the following events (as they are defined an interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.
The Administrator shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change of Control has occurred, the date of the occurrence of such Change of Control, and any incidental matters related thereto.
(i)
Code means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

(j)
Committee means the Compensation and Human Capital Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan. For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other committee of the Board) if exercising the authority of the Committee under the Plan.

(k)	Common Stock means the common stock of Vulcan Materials Company, $1.00 par value, or any successor securities thereto.
(l)
Company means Vulcan Materials Company, a New Jersey corporation, together with any successor thereto. In the Administrator’s discretion, the term “Company” may also refer to the Company and any or all of its Affiliates.

(m)	Consultant means an independent contractor, consultant or advisor providing services (other than capital-raising services) to the Company or an Affiliate.
(n)
Deferred Stock Unit means a Restricted Stock Unit, the terms of which may, in the Administrator’s discretion, provide for delivery of shares of Common Stock, cash or a combination thereof on a date or dates subsequent to the date the Award is earned and vested, as provided in Section 9.

(o)	Director means a member of the Board.
(p)
Disability means, except as may be otherwise determined by the Administrator, Permanent and Total Disability whereby the Participant is entitled to long-term disability benefits under the applicable long-term disability plan of the Company or an Affiliate, or, to the extent the Participant is not eligible to participate in any Company-sponsored plan, under the guidelines of the Social Security Administration; provided that, if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate that defines “Disability,” then “Disability” shall have the meaning given in such agreement, plan or policy, and, provided further, that “Disability” shall be defined in accordance with Code Section 409A if and to the extent required. The Administrator shall have authority to determine if a Disability has occurred.

(q)	Dividend Equivalent Award means a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.
(r)	Effective Date means the effective date of the Plan, as provided in Section 2.
(s)
Employee means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(t)	Exchange Act means the Securities Exchange Act of 1934, as amended.
(u)	Exercise Price means the price at which an Option or SAR may be exercised, as provided in Section 7(b) and Section 8(a), respectively.
(v)
Fair Market Value per share of the Common Stock shall, unless otherwise determined by the Administrator or provided in the Plan, be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on the New York Stock Exchange, Inc. (the “NYSE”) or another national or regional stock exchange, the Fair Market Value shall be the closing sales price per share of the shares on the NYSE or other principal stock exchange on which such securities are listed on the date an Award is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on the NYSE or another stock exchange but are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the quotations published by the OTC Markets Group) or by a recognized securities dealer, the Fair Market Value shall be the

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Annex B: 2025 Omnibus Long-Term Incentive Plan

closing sales price for such shares as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the valuation date (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.
(w)	Freestanding SAR means a SAR that is granted without relation to an Option, as provided in Section 8.
(x)	Full Value Award means an Award, other than in the form of an Option or SAR, which is settled by the issuance of Common Stock.
(y)
Good Reason means, unless the Administrator determines otherwise, in the context of a Change of Control, (i) a Participant’s termination due to any of the following without the Participant’s consent: (A) with respect to Employees or Consultants, the assignment to the Participant of duties or responsibilities materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control, or a material reduction in the Participant’s annual base salary as in effect immediately prior to the Change of Control (excluding any reduction in the Participant’s salary that is part of a plan to reduce salaries of comparably situated employees or consultants of the Company generally); and (B) with respect to Directors in connection with a Change of Control, the Participant’s ceasing to serve as a Director, or, if the Company is not the surviving Company in a Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board of Directors of the Company or the board of directors of the surviving entity, as the case may be, or (ii) if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate that defines “Good Reason,” then “Good Reason” shall have the meaning given in such agreement, plan or policy; provided that, in any case, notwithstanding anything to the contrary in the foregoing subparts (i) or (ii), the Participant shall only have “Good Reason” to terminate employment or service following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within thirty (30) days following such entity’s receipt of written notice from the Participant specifying such act, so long as such notice is provided within sixty (60) days after such event has first occurred (or after the Participant reasonably should have been aware of the first occurrence of such event). In the context other than a Change of Control, “Good Reason” shall be as determined by the Administrator (taking into account any Code Section 409A considerations). The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.

(z)
Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.

(aa)	Nonqualified Option means an Option (or portion thereof) granted under Section 7 that is not intended to qualify or does not qualify as an incentive stock option under Code Section 422.
(bb)
Option means a stock option granted under Section 7 that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the Exercise Price, and subject to such terms and conditions, as may be set forth in the Plan or an Award Agreement or established by the Administrator.

(cc)	Option Period means the term of an Option, as provided in Section 7(d), not to exceed ten (10) years.
(dd)
Other Stock-Based Award means a right, granted to a Participant under Section 12, that relates to or is valued by reference to shares of Common Stock or other Awards relating to shares of Common Stock.

(ee)	Parent means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
(ff)
Participant means an individual who is an Employee employed by, or a Director or Consultant providing services to, the Company or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.

(gg)	Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.
(hh)
Performance Measures mean one or more performance factors or criteria which may be established by the Administrator with respect to an Award. Performance Measures may be based on such corporate, business unit, division, individual and/or other performance factors or criteria, whether objective or subjective, as the Administrator in its discretion may deem appropriate.

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Annex B: 2025 Omnibus Long-Term Incentive Plan

Without in any way limiting the foregoing, such Performance Measures may include, but are not limited to, the following factors or criteria (as determined by the Administrator in its discretion): economic profit; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; cash earnings per share, diluted or basic; cash earnings from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization (EBITDA); EBITDA economic profit; growth rate of aggregates cash gross profits per ton; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; cash earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return. The performance factors or criteria may relate to the Company, one or more of its Subsidiaries or other Affiliates or one or more of its segments, operating units or groups, divisions, departments, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such factors or criteria also may be established at such levels and on such terms as the Administrator may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, relative to one or more peer group companies or indices, on a per share and/or share per capita basis, on a pre-tax or after-tax basis and/or any combination thereof.
(ii)
Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(jj)
Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(kk)
Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock (unless the Administrator determines otherwise).

(ll)	Plan means the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan, as it may be amended and/or restated.
(mm)	Prior Plan means the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan, as it may be amended and/or restated.
(nn)
Related SAR means a SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

(oo)	Restricted Award means a Restricted Stock Award, a Restricted Stock Unit Award and/or a Deferred Stock Unit, as provided in Section 9.
(pp)
Restricted Stock Award means an Award of shares of Common Stock granted to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.

(qq)
Restricted Stock Unit means an Award granted to a Participant pursuant to Section 9 which is settled, if at all, (i) by the delivery of one (1) share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one (1) share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one (1) share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit represents the unfunded promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, at the end of the applicable restriction period if and only to the extent the Award vests and ceases to be subject to forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator.

(rr)
Retirement shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), mean retirement in accordance with the applicable retirement policies and procedures of the Company; provided that, if the Participant has entered into or is a participant in any employment, change of control, severance, consulting or other similar agreement, plan or policy with or established by the Company or an Affiliate that defines

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Annex B: 2025 Omnibus Long-Term Incentive Plan

“Retirement” (or a similar term), “Retirement” shall have the meaning given such term in such agreement, plan or policy. The Administrator shall have authority to determine if a Retirement has occurred. For clarity, the Administrator shall have discretion to specify the meaning of “Retirement” and “Early Retirement” in an individual Award Agreement.
(ss)
SAR or Stock Appreciation Right means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value on the date of exercise over the Exercise Price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

(tt)	Securities Act means the Securities Act of 1933, as amended.
(uu)	Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
(vv)
Termination Date means the date of termination of a Participant’s employment or service with the Company or an Affiliate for any reason, as determined by the Administrator (taking into account any Code Section 409A considerations).

4.	Administration of the Plan
(a)
The Plan shall be administered by the Board or, upon its delegation, by the Committee (or a subcommittee thereof). To the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. In addition, Committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required.

(b)
Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) establish, amend and rescind rules and regulations for the administration of the Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement; and (v) construe and interpret the Plan, Awards and Award Agreements, interpret rules and regulations for administering the Plan and make all other determinations deemed necessary or advisable for administering the Plan. In addition, (x) the Administrator shall have the authority to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (y) the Administrator may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations). The Administrator’s authority to grant Awards and authorize payments under the Plan shall not in any way restrict the authority of the Company to grant compensation to Employees, Directors or Consultants under any other compensation plan, program or arrangement of the Company or an Affiliate. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) or other arrangements as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with Applicable Law, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. All determinations of the Administrator with respect to the Plan and any Award or Award Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted under the Plan.

(c)
Notwithstanding the provisions of Section 4(b), Awards granted to a Participant under the Plan shall be subject to a minimum vesting (or earning) (collectively, “vesting”) period of one year (with no installment vesting during such first year); provided, however, that (i) the Administrator may provide for the acceleration of vesting and/or exercisability of any Award in its discretion, including but not limited to in cases of death, Disability, Retirement or other termination of employment or service or (to the extent provided in Section 14 herein) a Change of Control; (ii) the Administrator may provide for the grant of an Award to any Participant without a minimum vesting period or with a shorter minimum vesting period, but only with respect to Awards for no more than an aggregate of five percent (5%) of the total number of shares of Common Stock authorized for issuance under the Plan pursuant to Section 5(a) herein, upon such terms and conditions as the Administrator shall determine; (iii) the Administrator also may provide for the grant of Awards to Participants that have different vesting terms in the case of Awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions or Awards that are granted in exchange for foregone cash compensation; and (iv) with respect to Awards granted to non-employee Directors, the minimum vesting period shall be the first to occur of (X) the one year anniversary of the grant

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Annex B: 2025 Omnibus Long-Term Incentive Plan

date of such Award or (Y) the date of the next annual meeting following the shareholders meeting at which non-employee Directors were elected or appointed to the Board, so long as the period between the date of the annual meeting of the Company’s shareholders related to the grant date and the date of the next annual meeting of the Company’s shareholders is not less than 50 weeks.
(d)
The Administrator may adjust or modify Performance Measures or other performance factors or criteria or terms or conditions of Awards due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or infrequent events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Administrator. By way of example but not limitation, the Administrator may provide with respect to any Award that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including circumstances or events such as the following: (i) asset write-downs or impairment charges; (ii) significant litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting standards or principles, or other laws or regulations; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in then-current accounting principles; (vi) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q; (vii) acquisitions or divestitures; (viii) a change in the Company’s fiscal year; (ix) any other specific unusual or infrequent events; and/or (x) foreign exchange gains and losses.

(e)
Notwithstanding the other provisions of this Section 4, the Board may delegate to one or more officers of the Company the authority, within specified parameters, to grant Awards to eligible Participants, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 4(b) with respect to such Awards (subject to any restrictions imposed by Applicable Law and such terms and conditions as may be established by the Administrator); provided, however, that, if and to the extent required by Section 16 of the Exchange Act, the Participant, at the time of said grant or other determination, is not deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 4(e) to an officer(s), references to the “Administrator” shall include references to such officer(s) subject, however, to the requirements of the Plan, Rule 16b-3 and other Applicable Law.

5.	Shares of Stock Subject to the Plan; Award Limitations
(a)
Shares of Stock Subject to the Plan: Subject to adjustments as provided in this Section 5, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 8,200,000 shares. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. If the Plan is approved by the shareholders, no further awards shall be granted under the Prior Plan on or after the Effective Date, although Prior Plan awards that are outstanding as of such date shall continue in accordance with their terms.

(b)
Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i)	The maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 8,200,000 shares of Common Stock;
(ii)
With respect to non-employee Directors, in any 12-month period, the maximum number of shares of Common Stock subject to Awards granted during any 12-month period to any non-employee Director, taken together with any cash fees paid during such 12-month period to such non-employee Director in respect of service as a member of the Board, shall not exceed $1,500,000 in total value (calculating the value of any such Awards based on the Fair Market Value per share of Common Stock on the date of grant of such an Award). (For purposes of this Section 5(b)(ii), an Option and Related SAR shall be treated as a single Award.)

(c)	Additional Share Counting Provisions: The following provisions shall apply with respect to the share limitations of Section 5(a):
(i)
For purposes of determining the number of shares of Common Stock to be counted against the maximum share limit set forth in Section 5(a), each share of Common Stock subject to an Option or SAR shall be counted against the limit as one (1) share, and each share subject to a Full Value Award shall be counted against such limit as one and eight-tenths (1.8) shares. Shares subject to Awards that become available for reissuance pursuant to the share counting provisions of Section 5(c) herein shall be counted at the multiples provided in this Section 5(c)(i) unless the Administrator adopts different share counting rules that it deems to be appropriate for the administration of the Plan.

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Annex B: 2025 Omnibus Long-Term Incentive Plan

(ii)
To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any such unissued or forfeited shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(iii)	Awards settled in cash shall not be counted against the share limitations stated in Section 5(a) herein.
(iv)	Dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards, will not be counted towards the share limitations in Section 5(a).
(v)
To the extent that the full number of shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance factors or criteria, only the number of shares issued and delivered shall be considered for purposes of determining the number of shares remaining available for issuance pursuant to Awards granted under the Plan.

(vi)
The following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (A) shares withheld or delivered by a Participant to satisfy tax withholding requirements for an Award; (B) shares not issued or delivered as a result of the net settlement of an outstanding Award; (C) shares withheld or delivered to pay the Exercise Price related to an Option or SAR; and (D) shares repurchased on the open market with the proceeds of the Exercise Price of an Option.

(vii)
Further, (A) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan, and (B) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of shares available under the Plan, subject, in the case of both (A) and (B) herein, to applicable stock exchange listing requirements.

(d)
Adjustments; Right to Issue Additional Securities: If there is any change in the outstanding shares of Common Stock because of a merger, change of control, consolidation, recapitalization, reorganization or similar transaction or event involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, other distribution (other than ordinary or regular cash dividends) or combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number and type of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards (such as the number and type of shares subject to an Award and the Exercise Price of an Award) and to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities of any type or class.

6.	Eligibility
An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:
(a)	The individual is either (i) an Employee, (ii) a Director or (iii) a Consultant.
(b)
With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Section 6, is an Employee of the Company or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary may be granted an Incentive Option if the Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock, and the Option Period does not exceed five (5) years. For this purpose, an individual will be deemed to own stock which is attributable to him or her under Code Section 424(d).

(c)
With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Law (including, to the extent applicable, the registration provisions of the federal securities laws, Code Section 409A and Code Section 424(a)).

(d)	The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).
Vulcan Materials Company	B-10	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

7.	Options
(a)
Grant of Options: Subject to the terms of the Plan, the Administrator may in its discretion grant Options to such eligible Participants in such numbers, subject to such terms and conditions and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Company or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

(b)
Exercise Price: The Exercise Price per share at which an Option may be exercised shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that (i) the Exercise Price of an Option shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or one hundred ten percent (110%) of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)); and (ii) in no event shall the Exercise Price per share of any Option be less than the par value per share of the Common Stock. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Exercise Price not equal to one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(c)
Date of Grant: An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such later date as may be established by the Administrator in accordance with Applicable Law.

(d)	Option Period and Limitations on the Right to Exercise Options:
(i)
The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement. The Option Period shall not extend more than ten (10) years from the date on which the Option is granted (or five (5) years with respect to Incentive Options granted to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and the terms and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan (including but not limited to the provisions of Section 4(c) herein). Notwithstanding the foregoing, unless the Administrator determines otherwise, in the event that any portion of an exercisable Option is scheduled to expire on the last day of the Option Period or otherwise scheduled to expire pursuant to the applicable Award Agreement and both (A) the date on which such portion of the Option is scheduled to expire falls during a Company blackout trading period applicable to the Participant (whether such period is imposed at the election of the Company or is required by Applicable Law to be imposed) and (B) the Exercise Price per share of such portion of the Option is less than the Fair Market Value, then on the date that such portion of the Option is scheduled to expire, such portion of the Option (to the extent not previously exercised by the Participant) shall be automatically exercised on behalf of the Participant through a net settlement of both the Exercise Price and the applicable withholding taxes due (if any) upon such automatic exercise (as described in Section 7(d)(ii)(B), below), and the net number of shares of Common Stock resulting from such automatic exercise (or the cash equivalent thereof) shall be delivered to the Participant as soon as practicable thereafter.

(ii)
An Option may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator or Applicable Law (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:

(A)	By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator;
(B)	By shares of Common Stock withheld upon exercise;
(C)
By delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price;

(D)	By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Law; and/or
Vulcan Materials Company	B-11	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

(E)	By any combination of the foregoing methods.
Shares delivered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator or its designee.
(iii)
The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment or service.

(e)
Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two (2) years following the date of grant or one (1) year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

(f)
Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Nonqualified Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limitation on the Fair Market Value of shares permitted to be subject to Incentive Options, then such different limit shall be automatically incorporated herein. To the extent that any Incentive Options are first exercisable by a Participant in excess of the limitation described herein, the excess shall be considered a Nonqualified Option.

8.	Stock Appreciation Rights
(a)
Grant of SARs: Subject to the terms of the Plan, the Administrator may in its discretion grant SARs to such eligible Participants, in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The Exercise Price per share of a SAR shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with an Exercise Price per share not equal to at least one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a). A SAR shall be considered to be granted on the date that the Administrator acts to grant the SAR, or on such other date as may be established by the Administrator in accordance with Applicable Law.

(b)
Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The Exercise Price of a Related SAR shall be equal to the Exercise Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in an Award Agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Exercise Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

(c)
Freestanding SARs: A SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(d)	Exercise of SARs:
(i)
Subject to the terms of the Plan (including but not limited to Section 4(c) herein), SARs shall be vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator. The period during which a SAR may be exercisable shall not exceed ten (10) years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option (the “SAR Period”). Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

Vulcan Materials Company	B-12	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

(ii)
Notwithstanding the foregoing, unless the Administrator determines otherwise, in the event that any portion of an exercisable SAR is scheduled to expire on the last day of the SAR Period or otherwise scheduled to expire pursuant to the applicable Award Agreement and both (A) the date on which such portion of the SAR is scheduled to expire falls during a Company blackout trading period applicable to the Participant (whether such period is imposed at the election of the Company or is required by Applicable Law to be imposed) and (B) the Exercise Price per share of such portion of the SAR is less than the Fair Market Value, then on the date that such portion of the SAR is scheduled to expire, such portion of the SAR (to the extent not previously exercised by the Participant) shall be automatically exercised on behalf of the Participant through a net settlement of both the Exercise Price and the applicable withholding taxes due (if any) upon such automatic exercise (as described in Section 8(e), below), and the consideration payable upon such automatic exercise shall be delivered to the Participant as soon as practicable thereafter.

(iii)
SARs may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of a SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR.

(iv)
The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise a SAR following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be determined in the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment or service.

(e)
Payment Upon Exercise: Subject to the terms of the Plan, upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the Exercise Price of the SAR (with Fair Market Value on the exercise date determined, for this purpose (unless the Administrator determines otherwise), based on the closing price of a share of the Common Stock on the last trading day immediately preceding the date of exercise), by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. The consideration payable upon exercise of a SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator.

9.	Restricted Awards
(a)
Grant of Restricted Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Restricted Awards to such Participants, for such numbers of shares of Common Stock, upon such terms and conditions and at such times as the Administrator shall determine. Restricted Awards may be in the form of Restricted Stock Awards, Restricted Stock Units and/or Deferred Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units and Deferred Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. Subject to the provisions of Section 4(c) herein, the Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may vest and be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted, vested, earned and/or distributable (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Retirement, Disability, death or other termination of employment or service or any combination of any such or other conditions. In the case of Restricted Awards based in whole or in part upon performance factors or criteria, the Administrator shall determine the Performance Measures applicable to such Restricted Awards.

(b)
Vesting of Restricted Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards.

(c)
Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

Vulcan Materials Company	B-13	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

(d)
Share Certificates; Escrow: Unless the Administrator determines otherwise, a certificate or certificates representing the shares of Common Stock subject to a Restricted Stock Award shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award has been granted. Notwithstanding the foregoing, the Administrator may require that (i) a Participant deliver the certificate(s) (or other instruments) for such shares to the Administrator or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) a Participant deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Administrator determines otherwise, a certificate or certificate representing shares of Common Stock issuable pursuant to a Restricted Stock Unit or a Deferred Stock Unit shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and been earned and is distributable.

(e)
Deferred Stock Units: A Deferred Stock Unit represents the unfunded promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, if and to the extent that the Award has vested and is eligible for distribution (including, by way of example only, distribution upon termination of employment or service or upon a specified date or dates), subject to compliance with the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator (taking into account any Code Section 409A considerations). A Deferred Stock Unit shall be settled, if at all, (i) by the delivery of one (1) share of Common Stock for each Deferred Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one (1) share of Common Stock for each Deferred Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one (1) share of Common Stock for each Deferred Stock Unit, as determined by the Administrator.

10.	Performance Awards
(a)
Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible Participants upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. The Administrator shall have discretion to determine the number of Performance Units and/or Performance Shares granted to any Participant. Subject to the provisions of Section 4(c) herein, the Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Retirement, Disability, death or other termination of employment or service or a combination of any such or other conditions. The Administrator shall determine the Performance Measures applicable to Performance Awards.

(b)
Earning of Performance Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10.

(c)
Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(d)
Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

Vulcan Materials Company	B-14	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

11.	Phantom Stock Awards
(a)
Grant of Phantom Stock Awards: Subject to the terms of the Plan (including but not limited to Section 4(c) herein), the Administrator may in its discretion grant Phantom Stock Awards to such eligible Participants, in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock (unless the Administrator determines otherwise).

(b)
Vesting of Phantom Stock Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

(c)
Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (and taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested and earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d)
Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one (1) share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable (unless the Administrator determines otherwise). Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

12.	Other Stock-Based Awards
The Administrator shall have the authority to grant Other Stock-Based Awards to one or more eligible Participants. Such Other Stock-Based Awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or Awards for shares of Common Stock, including but not limited to Other Stock-Based Awards granted in lieu of bonus, salary or other compensation, Other Stock-Based Awards granted with vesting or performance conditions and/or Other Stock-Based Awards granted without being subject to vesting or performance conditions (subject to the terms of Section 4(c) herein). Subject to the provisions of the Plan, the Administrator shall determine the number of shares of Common Stock to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares of Common Stock, other securities or any other form of property as the Administrator may determine, or a combination of such forms of consideration; and the other terms and conditions of such Awards.
13.	Dividends and Dividend Equivalents
The Administrator may, in its sole discretion, provide that Awards other than Options and SARs earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents (whether paid in cash or shares of Common Stock), if any, on unearned or unvested Awards shall not be paid (even if accrued) unless and until the underlying Award (or relevant portion thereof) has vested and/or been earned. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalents related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalents to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.
14.	Change of Control
Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply in the event of a Change of Control (except to the extent, if any, as may be otherwise provided under Code Section 409A or provided in an Award Agreement):
(a)
To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator prior to the Change of Control) as Awards outstanding under the Plan immediately prior to the Change of Control event, (i) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance factors or criteria applicable to any outstanding Awards other than Options or SARs shall be deemed to have been met, and such Awards shall become fully

Vulcan Materials Company	B-15	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

vested, earned and payable to the fullest extent of the original grant of the applicable Award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned (A) at the greater of actual performance or target performance if actual performance is determinable, or (B) at target performance if actual performance is not determinable. For the purposes of Section 14(a) and Section 14(b), an Award shall not be considered to have been assumed, substituted or continued if the class of equity security underlying the Award after the Change of Control is not listed on the NYSE or The Nasdaq Stock Market.
(b)
Further, in the event that an Award is substituted, assumed or continued as provided in Section 14(a) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) in full and any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance factors or criteria applicable to any outstanding Award, shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned (A) at the greater of actual performance or target performance if actual performance is determinable or (B) at target performance if actual performance is not determinable) if the employment or service of the Participant is terminated within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or two years (or such other period after a Change of Control as may be stated in a Participant’s employment, change of control, severance, consulting or other similar agreement, plan or policy, if applicable) after the effective date of a Change of Control if such termination of employment or service (i) is by the Company not for Cause or (ii) is by the Participant for Good Reason. Notwithstanding the preceding sentence, however, the following provisions shall apply: (X) in the event that a performance-based Award is substituted, assumed or continued as provided in Section 14(a) herein, the Administrator (as constituted prior to the Change of Control) shall have the discretion to determine that such performance-based Award shall be deemed earned as of the time of the Change of Control at the greater of actual performance or target performance if actual performance is determinable, or at target performance if actual performance is not determinable, and, following the Change of Control, the Award shall convert to a service-based Award for the remainder of the Award’s performance period, subject to accelerated vesting in the event of the Participant’s termination by the Company not for Cause or for Good Reason as provided in the preceding sentence; and (Y) in the event that an Award is substituted, assumed or continued as provided in Section 14(a) herein, the Administrator (as constituted prior to the Change of Control) may determine that Participants shall be entitled to a value restoration payment (the “Value Restoration Payment”) equal to an amount no greater than the difference between the Fair Market Value of the surviving entity’s common stock (or equivalent equity security) on the date of the Change of Control and, if less, the Fair Market Value of the surviving entity’s common stock (or equivalent security) on the date of vesting (in each case, less, if applicable, any Exercise Price, as such Exercise Price may be adjusted pursuant to Section 14(a) herein). For clarification, for the purposes of this Section 14, the “Company” shall include any successor to the Company.

(c)
Effect of Change of Control or Other Agreement: Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into or is a participant in a change of control, employment, severance, consulting or similar plan or agreement with or established by the Company or an Affiliate, the Participant shall be entitled to the greater of the benefits provided upon a Change of Control under the Plan or the benefits provided upon a change of control of the Company under the other respective plan or agreement, and such other respective plan or agreement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change of Control as defined in the Plan.

15.	Nontransferability of Awards
Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers for no consideration by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers for no consideration as may otherwise be permitted in accordance with Treasury Regulation Section 1.421-1(b)(2) or Treasury Regulation Section 1.421-2(c) or any successor provisions thereto. Awards other than Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers for no consideration by will or the laws of intestate succession, except for transfers for no consideration if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option or SAR shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.
Vulcan Materials Company	B-16	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

16.	Withholding
The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may in its discretion establish procedures to require (or permit) a recipient to satisfy such obligations in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to deliver to the Company shares of Common Stock held by the Participant (which are fully vested and not subject to any pledge or other security interest) or to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled. The number of shares to be withheld or delivered shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with Applicable Law and applicable accounting principles), the amount of such obligations being satisfied. Such withholding obligations shall be subject to such terms and procedures as may be established by the Administrator. The Participant shall remain responsible at all times for paying any federal, state, foreign and/or local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax or otherwise.
17.	Amendment and Termination of the Plan and Awards
(a)
Amendment and Termination of Plan; Prohibition on Repricing: The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Law; and (ii) except for adjustments made pursuant to Section 5(d) or in connection with a Change of Control, the Company may not, without obtaining shareholder approval, (A) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Exercise Price above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Common Stock are listed.

(b)
Amendment and Termination of Awards: The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but (except as otherwise provided in Section 17(c)) such amendment, alteration, suspension or termination of an Award shall not, without the written consent of a Participant with respect to an outstanding Award, materially adversely affect the rights of the Participant with respect to the Award.

(c)	Amendments to Comply with Applicable Law: Notwithstanding Section 17(a) and Section 17(b) herein, the following provisions shall apply:
(i)
The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii)
The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

18.	Restrictions on Awards and Shares; Compliance with Applicable Law
(a)
General: As a condition to the issuance and delivery of Common Stock hereunder, or the grant of any benefit pursuant to the Plan, the Company may require a Participant or other person at any time and from time to time to become a party to an Award Agreement, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of shares of Common Stock of the Company, and any employment, consulting, non-competition, confidentiality, non-solicitation, non-disparagement or other agreements or provisions imposing such restrictions as may be required by the Company. In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of shares of Common Stock issued under the Plan shall be permitted to transfer such shares only if such transfer is in accordance with the Plan, the Award Agreement, any other applicable agreements and Applicable Law. The Administrator reserves the right to impose other requirements on an Award and the shares of Common Stock issuable pursuant to an Award to the extent that the Administrator determines it is necessary

Vulcan Materials Company	B-17	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

or advisable for legal or administrative reasons, and to require a Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The receipt of shares of Common Stock or any other benefit under the Plan by a Participant or any other holder shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such shares to the restrictions described in the Plan, the Award Agreement and any other applicable agreements and Applicable Law.
(b)
Compliance with Applicable Laws, Rules and Regulations: The Company may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

19.	No Right or Obligation of Continued Employment or Service or to Awards; Compliance with the Plan
Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Director or Consultant, or interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no person shall have any right to be granted an Award, and the Company shall have no obligation to treat Participants or Awards uniformly. By participating in the Plan, each Participant shall be deemed to have accepted all of the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Administrator and shall be fully bound thereby. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.
20.	General Provisions
(a)
Shareholder Rights: Except as otherwise determined by the Administrator or provided in the Plan, a Participant and his or her legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him, her or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Exercise Price (except as may otherwise be determined by the Company in the event of payment of the Exercise Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Stock Awards or otherwise determined by the Administrator, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, Phantom Stock Award or Other Stock-Based Award shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) after the Award (or portion thereof) has vested and been earned and is distributable.

(b)
Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

Vulcan Materials Company	B-18	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

(c)	Unfunded Plan; No Effect on Other Plans:
(i)
The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to shares of Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(ii)
The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(iii)
Except as otherwise provided in the Plan, the adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.

(d)
Governing Law: The Plan and Awards shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States. Any and all disputes between a Participant or person claiming through him or her and the Company or any Affiliate relating to the Plan or an Award shall be brought only in the state courts located in Birmingham, Alabama, or the United States District Court for the Northern District of Alabama, as appropriate.

(e)
Beneficiary Designation: The Administrator may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(f)
Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(g)
Severability: If any provision of the Plan or an Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan or Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h)
Rules of Construction: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

(i)	Successors and Assigns: The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.
(j)
Award Agreement: The grant of any Award under the Plan shall be evidenced by an Award Agreement between the Company and the Participant. Such Award Agreement may state terms, conditions and restrictions applicable to the Award and may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or other benefits subject to an Award, as may be established by the Administrator.

(k)
Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Company may at any time (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

Vulcan Materials Company	B-19	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

(l)
Uncertificated Shares: Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).

(m)
Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any income or excise taxes and penalties arising under Code Section 409A), and the Company shall not have any obligation to indemnify, gross up or otherwise hold any Participant or any other person harmless from any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

(n)
Effect of Certain Changes in Status: Notwithstanding the other terms of the Plan or an Award Agreement, the Administrator has sole discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee, Director or Consultant changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.

(o)
Shareholder Approval: The Plan is subject to approval by the shareholders of the Company, which approval must occur, if at all, within twelve (12) months of the Effective Date. Amendments to the Plan shall be subject to shareholder approval if and to the extent required under Applicable Law.

(p)
Deferrals: Subject to the provisions of this Section 20(p) and Section 21, the Administrator may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Administrator and to any applicable Code Section 409A requirements.

(q)
Fractional Shares: Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Administrator may, in its discretion, determine that a fractional share shall be settled in cash.

(r)
Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Administrator may, at any time, in its discretion provide that an Award, shares of Common Stock, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to participation in the Plan, each Participant shall be deemed to have agreed to comply with the Company’s Clawback Policy(ies), Stock Ownership and Equity Retention Policy(ies) and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under an Award Agreement, other agreement or arrangement and/or Applicable Law. By participating in the Plan, a Participant shall be deemed to have consented to the provisions of the Plan, including but not limited to this Section 19(r).

(s)
Attestation: Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Award or taxes relating to the exercise, vesting or earning of an Award by delivering shares of Common Stock, the Participant may, unless the Administrator determines otherwise and subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Award as exercised, vested or earned without further payment and/or shall withhold such number of shares from the shares acquired by the exercise, vesting or earning of the Award, as appropriate.

(t)
Plan Controls: Unless the Administrator determines otherwise, (i) in the event of a conflict between any term or provision contained in the Plan and an express term contained in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail, and (ii) the terms of an Award Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if the Award Agreement provides that such Award Agreement terms apply notwithstanding the provisions to the contrary in the Plan.

(u)
Indemnification: No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. In addition to such

Vulcan Materials Company	B-20	2025 PROXY STATEMENT

Annex B: 2025 Omnibus Long-Term Incentive Plan

other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or the Committee is delegated may have under the Company’s certificate of incorporation, bylaws and/or other instrument and/or pursuant to Applicable Law, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be formally determined that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit or proceeding.
(v)
Electronic Delivery and Participation: The Company may, in its sole discretion, decide to deliver to and obtain a Participant’s acceptance of any documents related to an Award that may be granted under the Plan by electronic means or request such Participant’s consent to participate in the Plan by electronic means.

21.	Compliance with Code Section 409A
Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefit issuable pursuant to an Award that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six (6)-month period after the date of separation from service (with such distributions that were delayed to be made during the seventh (7th) month following separation of service, and any remaining payments due to be made in accordance with the Plan or Award Agreement), or, if earlier than the end of the six (6)-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A; and, provided further, if such a distribution is settled in cash in an amount based on the Fair Market Value of the Common Stock, then the Fair Market Value of the Common Stock shall be determined as of the date of settlement following the expiration of the six (6)-month period unless an Award Agreement provides otherwise. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. For purposes of Code Section 409A, each installment payment provided under the Plan or an Award Agreement shall be treated as a separate payment. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Neither the Company, its Affiliates, the Board, the Committee nor its or their designees or agents makes any representations that the payments or benefits provided under the Plan or an Award Agreement comply with Code Section 409A, and in no event will the Company, its Affiliates, the Board, the Committee nor its or their designees or agents be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant (or any person claiming through him or her) on account of non-compliance with Code Section 409A.
Vulcan Materials Company	B-21	2025 PROXY STATEMENT

Vulcan Materials Company

VULCAN MATERIALS COMPANY
1200 URBAN CENTER DRIVE
BIRMINGHAM, AL 35242

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 8, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 6, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/vmc2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 8, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 6, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V65522-P25334 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VULCAN MATERIALS COMPANY

The Board of Directors recommends you vote FOR the director nominees listed in proposal 1.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Lydia H. Kennard	☐	☐	☐
1b. Kathleen L. Quirk	☐	☐	☐
1c. David P. Steiner	☐	☐	☐
1d. Lee J. Styslinger, III	☐	☐	☐

	For	**Against**	**Abstain**
The Board of Directors recommends you vote FOR proposal 2.			
2. Approval of the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3.			
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4.			
4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

V65523-P25334

VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders
May 9, 2025
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Melissa H. Anderson, O.B. Grayson Hall, Jr., James T. Prokopanko, and George A. Willis with power to act without the others and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Vulcan Materials Company common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2025 Annual Meeting of Shareholders of the Company to be held on Friday, May 9, 2025, at 9:00 AM CDT, via live webcast at www.virtualshareholdermeeting.com/vmc2025 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Shares represented by this proxy will be voted as directed by the undersigned. If this proxy is signed and no such directions are indicated, the proxies have authority to vote "FOR" election of all director nominees, "FOR" approval of the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan, "FOR" approval, on an advisory basis, of the compensation of our named executive officers, and "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.

Continued and to be signed on reverse side